Exhibit 99.27

ANY TERM USED IN CAPITALIZED FORM THAT IS NOT DEFINED HEREIN BUT THAT IS DEFINED IN THE FOURTH AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE OF THE DEBTORS, THE OFFICIAL ASBESTOS CLAIMANTS’ COMMITTEE, THE OFFICIAL COMMITTEE OF BONDHOLDERS FOR CONGOLEUM CORPORATION (“CONGOLEUM”), CONGOLEUM SALES, INC. (“CSI”) AND CONGOLEUM FISCAL, INC. (“CFI,” AND TOGETHER WITH CONGOLEUM AND CSI, THE “COMPANY”) AND THE FUTURES REPRESENTATIVE DATED AS OF MARCH 11, 2010 ATTACHED HERETO AS EXHIBIT A, SHALL HAVE THE MEANING ASCRIBED TO SUCH TERM THEREIN AND SUCH DEFINITIONS ARE INCORPORATED HEREIN BY REFERENCE.

PILLSBURY WINTHROP SHAW PITTMAN LLP 1540 Broadway New York, NY 10033-4039 Richard L. Epling Robin L. Spear Kerry A. Brennan	OKIN, HOLLANDER & DELUCA, LLP PARKER PLAZA 400 Kelby Street Fort Lee, NJ 07024 Paul S. Hollander James J. DeLuca
Attorneys for the Debtors

CAPLIN & DRYSDALE, CHTD. One Thomas Circle, N.W. Washington, D.C. 20005 Peter Van N. Lockwood Ronald E. Reinsel	GREENBAUM, ROWE, SMITH & DAVIS LLP 75 Livingston Avenue Roseland, NJ 07068 Nancy Isaacson
Attorneys for the Asbestos Claimants’ Committee
AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, NY 10036
Michael S. Stamer

AKIN GUMP STRAUSS HAUER & FELD LLP
1333 New Hampshire Avenue, N.W.
Washington D.C. 20036
James R. Savin
David M. Dunn
Joanna F. Newdeck
TEICH GROH 691 State Highway 33 Trenton, NJ 08619 Michael A. Zindler
Attorneys for the Official Committee of Bondholders
ORRICK, HERRINGTON & SUTCLIFFE LLP 1152 15th Street, N.W. Washington, D.C. 20005 Roger Frankel Richard H. Wyron Jonathan Guy Debra L. Felder	FORMAN HOLT ELIADES & RAVIN LLC 80 Route 4 East, Suite 290 Paramus, NJ 07652 Stephen Ravin
Attorneys for R. Scott Williams, as Futures Representative
UNITED STATES DISTRICT COURT
DISTRICT OF NEW JERSEY

In re: CONGOLEUM CORPORATION, et al., Debtors.	Case No. 09-04371 (JAP) Chapter 11 Case No. 03-51524 Jointly Administered

DISCLOSURE STATEMENT WITH RESPECT TO THE FOURTH AMENDED JOINT PLAN OF
REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE OF THE DEBTORS, THE OFFICIAL ASBESTOS CLAIMANTS’ COMMITTEE, THE OFFICIAL COMMITTEE OF BONDHOLDERS FOR CONGOLEUM CORPORATION, ET AL. AND THE FUTURES REPRESENTATIVE DATED AS OF MARCH 11, 2010

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M. PREVAILING EASTERN TIME ON MAY 5, 2010, UNLESS OTHERWISE ORDERED BY THE DISTRICT COURT (THE “VOTING DEADLINE”).  IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY LOGAN & COMPANY, INC. (THE “VOTING AGENT”) AT: LOGAN & COMPANY, INC., RE:  CONGOLEUM CORPORATION, 546 VALLEY ROAD, UPPER MONTCLAIR, NEW JERSEY 07043, ON OR BEFORE THE VOTING DEADLINE.

Congoleum Corporation, Congoleum Sales, Inc. and Congoleum Fiscal, Inc. (collectively, the “Debtors”), the Official Asbestos Claimants’ Committee, the Official Committee of Bondholders and Futures Representative are the proponents of the Plan (the “Plan Proponents”) and are providing this Disclosure Statement and the Exhibits hereto, the accompanying ballots, and the related materials delivered herewith pursuant to section 1126(b) of the Bankruptcy Code, in connection with the Voting Procedures Order dated March 12, 2010 (“Voting Procedures Order”) for the Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of the Debtors, the Official Asbestos Claimants’ Committee, the Official Committee of Bondholders for Congoleum Corporation, et al. and the Futures Representative dated as of March 11, 2010 (the “Fourth Amended Joint Plan” or “Plan”), a copy of which is annexed to this Disclosure Statement as Exhibit A.  This Fourth Amended Joint Plan amends the prior Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of the Debtors, the Official Asbestos Claimants’ Committee, the Official Committee of Bondholders for Congoleum Corporation, et al. and the Futures Representative dated as of February 12, 2010 (the “Third Amended Joint Plan”).

This Disclosure Statement is to be used solely in connection with an evaluation of the Fourth Amended Joint Plan; use of this Disclosure Statement for any other purpose is not authorized.  This Disclosure Statement may not be reproduced or provided to others (other than to those advisors of any recipient of this Disclosure Statement who may review the information contained herein to assist such recipient in his, her or its evaluation of the Fourth Amended Joint Plan) without the prior written consent of the Plan Proponents.

THE FOURTH AMENDED JOINT PLAN PROVIDES, AMONG OTHER THINGS, FOR THE ISSUANCE OF INJUNCTIONS UNDER SECTION 524(g) OF THE BANKRUPTCY CODE THAT RESULT IN THE CHANNELING OF ALL ASBESTOS RELATED LIABILITIES OF THE COMPANY INTO A TRUST AS MORE FULLY DESCRIBED HEREIN.  SEE SECTION 6.11(e) – “DISCHARGE INJUNCTION” AND SECTION 6.11(g) – “ASBESTOS CHANNELING INJUNCTION” FOR A DESCRIPTION OF SUCH INJUNCTIONS.

THE FOURTH AMENDED JOINT PLAN ALSO PROVIDES FOR THE ISSUANCE OF 50.1% OF THE SHARES OF NEWLY CREATED CONGOLEUM COMMON STOCK TO THE TRUST, AND 49.9% OF THE SHARES OF NEWLY CREATED CONGOLEUM COMMON STOCK TO THE HOLDERS OF ALLOWED SENIOR NOTE CLAIMS.

Asbestos Personal Injury Claims, Asbestos Property Damage Claims, Senior Note Claims, ABI Claims, General Unsecured Claims and Congoleum Interests are Impaired under the Fourth Amended Joint Plan; the Claims of the Company’s other creditors and Interest holders are not Impaired under the Fourth Amended Joint Plan.  Acceptance of the Fourth Amended Joint Plan will constitute acceptance of all the provisions thereof.  Holders of Asbestos Property Damage Claims cast votes with respect to the Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of the Futures Representative, the Debtors, the Official Asbestos Claimants’ committee and the Official Committee of Bondholders for Congoleum Corporation, et al., dated as of February 5, 2008 (the “February 2008 Joint Plan” or “Joint Plan”), and pursuant to the Voting Procedures Order, because the treatment of such holders is the same under this Plan as the prior Joint Plan, the votes of such holders of Claims will be deemed cast with respect to the Fourth Amended Joint Plan.  All the holders of Asbestos Personal Injury Claims will be entitled to vote on the Plan.  Holders of Asbestos Personal Injury Claims will be sent solicitation packages.  They will be given the option of allowing their prior vote to accept or reject the Joint  Plan to be cast for the Plan, or they can change their vote.  Holders of Asbestos Personal Injury claims who do not submit a new vote on this Plan but who did vote on the prior Joint Plan shall have their prior vote, whether accept or reject, deemed cast for this Plan. submit a The holders of Senior Notes Claims will be provided with Solicitation Packages and cast votes anew on the Fourth Amended Joint Plan pursuant to the Voting Procedures Order.  The holders of General Unsecured Claims also will be provided with Solicitation Packages and Allowed General Unsecured Claims will be permitted to cast votes on the Fourth Amended Joint Plan pursuant to the Voting Procedures Order.

The effectiveness of the Plan is subject to several material conditions precedent.  There can be no assurance that those conditions will be satisfied.  The Plan Proponents presently intend to seek to consummate the Plan as promptly as practicable after the Confirmation Date.  There can be no assurance, however, as to when or whether the Confirmation Date and the Effective Date actually will occur.

-i-

Distributions under the Plan to creditors of the Company (other than distributions to holders of Plan Trust Asbestos Claims) will be the responsibility of Reorganized Congoleum.  Pursuant to section 524(g) of the Bankruptcy Code, Distributions under the Plan to holders of Plan Trust Asbestos Claims will be the responsibility of the Plan Trust and the Reorganized Debtors will have no liability therefor.

The Plan Proponents strongly recommend that holders of Claims entitled to vote on the Plan for purposes of sections 1126 and 524(g) of the Bankruptcy Code vote to accept it.

Without approval of the arrangements set forth in the Plan, there can be no assurance that the Company will be able to emerge from Chapter 11 or that the Company will not be forced into liquidation under Chapter 7 of the Bankruptcy Code.  The Plan Proponents believe that if the Company is liquidated under Chapter 7, distributions to creditors would be delayed and would be significantly lower than the distributions contemplated by and under the Plan.  See Section 7.3(a)(1) – “Best Interests Test” below.

THE PLAN PROPONENTS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF THE COMPANY’S CREDITORS (INCLUDING THE HOLDERS OF ASBESTOS PERSONAL INJURY CLAIMS AND ASBESTOS PROPERTY DAMAGE CLAIMS).  ACCORDINGLY, CREDITORS ENTITLED TO VOTE IN FAVOR OF THE PLAN FOR PURPOSES OF SECTIONS 1126 OR 524(g) OF THE BANKRUPTCY CODE ARE URGED TO VOTE IN FAVOR OF THE PLAN.  TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED, AND ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 5, 2010 UNLESS OTHERWISE ORDERED BY THE DISTRICT COURT.  CREDITORS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ANNEXED HERETO AS EXHIBIT A, AND THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT UNDER ARTICLE 10, “RISKS OF THE PLAN” AND ARTICLE 11, “ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN,” PRIOR TO CASTING THEIR VOTES.

In making a decision, creditors must rely on their own examination of the Company and the terms of the Plan, including the merits and risks involved.  Creditors and Interest holders should not construe the contents of this Disclosure Statement as providing any legal, business, financial or tax advice.  Each creditor or Interest holder should consult with his, her or its own legal, business, financial and tax advisors with respect to any such matters concerning this Disclosure Statement, the Plan, the Voting Procedures Order and the transactions contemplated thereby.

This Disclosure Statement has not been filed with or reviewed by the Securities and Exchange Commission or any securities regulatory authority of any state under the Securities Act of 1933, as amended, or under any state securities or “blue sky” laws.  The Plan has not been approved or disapproved by the Securities and Exchange Commission, and neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of the information contained herein.  Any representation to the contrary is a criminal offense.  This Disclosure Statement does not constitute an offer of securities.

No Person has been authorized by the Plan Proponents in connection with the Plan or this Voting Procedures Order to give any information or to make any representation other than as contained in this Disclosure Statement and the exhibits annexed hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized or made by the Plan Proponents.

The statements contained in this Disclosure Statement are made as of the date hereof, and the delivery of this Disclosure Statement will not, under any circumstance, create any implication that the information contained herein is correct at any time subsequent to the date hereof.  Estimates, if any, in respect of a Claim set forth in this Disclosure Statement or any exhibit hereto may vary from the amount ultimately Allowed in respect of such Claim by the District Court.

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THE SUMMARIES OF THE PLAN AND OTHER DOCUMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN ITSELF, THE EXHIBITS THERETO AND ALL DOCUMENTS DESCRIBED HEREIN AND THEREIN.  Copies of any agreement described herein but not provided herewith may be obtained by contacting the Voting Agent in writing at:  Logan & Company, Inc., Re:  Congoleum Corporation, 546 Valley Road, Upper Montclair, New Jersey 07043.

The information contained in this Disclosure Statement, including, but not limited to, the information regarding the history, businesses, and operations of the Company, the historical financial information of the Company and the liquidation analysis relating to the Company set forth herein is included herein solely for purposes of soliciting the acceptances required to confirm the Plan under section 1126(c) of the Bankruptcy Code and to obtain the Injunctions set forth in the Plan under section 524(g) of the Bankruptcy Code.  As to any contested matters that may arise, however, such information is not to be construed as admissions or stipulations but rather as statements made in settlement negotiations.

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TABLE OF CONTENTS

Article 1 INTRODUCTION		1
1.1.	The Purpose of this Disclosure Statement	1
1.2.	Voting Procedures	1
1.3.	Voting Deadline	1
1.4.	Overview of the Reorganization	2
1.5.	Overview of the Plan	2
1.6.	Summary Description of Classes and Distributions	6
Article 2 GENERAL INFORMATION		9
2.1.	Business of the Company Generally	9
2.2.	Factors Leading to the Need for Bankruptcy Relief; Insurance	11
2.3.	Additional Insurance Issues Relevant to the Chapter 11 Filing	15
Article 3 THE PRE-PETITION PROCESS		19
3.1.	The Prepackaged Plan	19
3.2.	Selection of the Futures Representative	19
3.3.	Formation of the Pre-Petition Asbestos Claimants’ Committee	20
3.4.	Pre-Petition Due Diligence Review	20
Article 4 THE COMPANY: CORPORATE STRUCTURE AND MANAGEMENT		20
4.1.	Boards of Directors of the Company	20
4.2.	Management of the Company	21
4.3.	Directors and Officers of Reorganized Congoleum	23
4.4.	Employees and Union Contracts	23
4.5.	Debt and Equity Structure	23
4.6.	Other Matters	26
4.7.	Debt Financing After Giving Effect to the Plan	27
Article 5 EVENTS DURING THE REORGANIZATION CASES		28
5.1.	Commencement of the Reorganization Cases	28
5.2.	Administration of the Reorganization Cases	28
5.3.	Asbestos Claimants’ Committee and Bondholders’ Committee	30
5.4.	Bankruptcy Court Appointment of Futures Representative	31
5.5.	Retention of Professionals	31
5.6.	Developments with Regard to Certain Pre-Petition Claims	33

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5.7.	Developments With Regard to Certain Proofs of Claim	34
5.8.	Vendor Tolling Agreements	34
5.9.	Asbestos Personal Injury Claims - Related Avoidance Actions	35
5.10.	Settlements with Insurers and Brokers	40
5.11.	Fourth Modified Plan and Subsequent Changes	45
5.12.	Expiration of Debtors’ Exclusivity to File a Plan and Solicit Acceptances Thereof and the Filing of Competing Plans	46
5.13.	Mediation and the Consensual Ninth, Tenth and Eleventh Modified Plans	46
5.14.	Futures Representative’s Plan	47
5.15.	The Joint Plan (February 2008 Plan)	48
5.16.	The Amended Joint Plan (November 2008 Plan)	49
5.17.	The Current Fourth Amended Joint Plan	50
5.18.	Standing of Insurers to be Heard	50
5.19.	Confirmation Hearing	50
Article 6 SUMMARY OF THE PLAN		50
6.1.	General	50
6.2.	Classification	51
6.3.	Treatment of Classified Claims and Interests	52
6.4.	Means for Execution of the Plan	56
6.5.	Executory Contracts and Unexpired Leases	63
6.6.	Insurance Agreements.	63
6.7.	Compensation and Benefits Programs	64
6.8.	Retiree Benefits	64
6.9.	Indemnification of Directors, Officers and Employees	64
6.10.	Plan Supplement	64
6.11.	Injunctions, Releases and Discharge	65
6.12.	Matters Incident to Plan Confirmation	69
6.13.	Retention of Jurisdiction	70
6.14.	Miscellaneous Provisions	72
Article 7 CONFIRMATION OF THE PLAN		77
7.1.	Acceptance or Rejection of the Plan	77
7.2.	Confirmation Hearing	81
7.3.	Requirements for Confirmation	82
7.4.	Effect of Confirmation	89

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Article 8 IMPLEMENTATION OF THE PLAN		89
8.1.	Establishment and Purpose of the Plan Trust	89
8.2.	Funding and Receipt of Plan Trust Assets	89
8.3.	Insurance Assignment Agreement	89
8.4.	Creation of Asbestos Property Damage Claim Sub-Account	90
8.5.	Assumption of Liabilities by Plan Trust	90
8.6.	Discharge of Liabilities to Holders of Asbestos Claims	90
8.7.	TDP	90
8.8.	Payment of Allowed Asbestos Property Damage Claims	90
8.9.	Excess Plan Trust Assets	90
8.10.	Plan Trust Expenses	91
8.11.	Appointment of the Initial Plan Trustee	91
8.12.	The Futures Representative	91
8.13.	Appointment of Members of the Trust Advisory Committee	91
8.14.	Institution and Maintenance of Legal and Other Proceedings	91
8.15.	Preservation of Insurance Claims	91
8.16.	Indemnification by the Plan Trust	92
8.17.	Establishment of the TDP	92
8.18.	[reserved]	92
8.19.	Certain Mergers	92
8.20.	The Amended and Restated Certificate and the Amended and Restated Bylaws.	92
8.21.	Directors and Officers of Reorganized Congoleum	93
8.22.	Cancellation of Existing Securities and Agreements of the Debtors/Discharge of the Indenture Trustee.	93
8.23.	Exit Facility.	94
8.24.	Issuance of New Securities and Debt Instruments.	94
8.25.	Registration Rights Agreement.	94
8.26.	Stockholders Agreement.	94
8.27.	Effectuating Documents/Further Transactions.	94
8.28.	Exemption from Certain Transfer Taxes and Recording Fees.	95
8.29.	Section 346 Injunction.	95

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8.30.	Corporate Action.	95
8.31.	Litigation Settlement Agreement.	95
8.32.	Review of Claimants’ Counsel Expenses	97
8.33.	Non-Asbestos Reserve Fund	97
8.34.	Intercompany Settlement.	97
8.35.	Deemed Consolidation of Debtors For Plan Purposes Only.	99
Article 9 ESTIMATED CLAIMS BY CLASS		99
9.1.	Claims other than Asbestos Claims	99
9.2.	Asbestos Claims	100
Article 10 RISKS OF THE PLAN		100
10.1.	General	100
10.2.	Confirmation Risks	101
10.3.	Insurance Coverage for Plan Trust Asbestos Claims	101
10.4.	Distributions under the TDP	102
10.5.	Risk of Post-Confirmation Default	102
10.6.	Exit Facility	102
10.7.	Litigation Settlement Agreement	102
Article 11 ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		102
11.1.	Liquidation under Chapter 7	103
11.2.	Alternative Plan of Reorganization	103
11.3.	Dismissal of Cases	103
Article 12 CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		103
12.1.	Tax Consequences to Reorganized Congoleum	104
12.2.	Tax Consequences to the Plan Trust	107
12.3.	Tax Consequences to Certain Impaired Holders of Claims	107
Article 13 FINANCIAL INFORMATION		112
13.1.	Historical Financial Statements	112
Article 14 SOURCES OF INFORMATION PROVIDED AND THE ACCOUNTING METHOD USED		112
14.1.	Sources of Information	112
14.2.	Accounting Method	112

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EXHIBITS

Exhibit A
Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of the Debtors, the Official Asbestos Claimants’ Committee, the Official Committee of Bondholders for Congoleum Corporation, et al. and the Futures Representative dated as of March 11, 2010

Exhibit B	Liquidation Valuation as of January 31, 2010

Exhibit C	Audited Financial Statements of Congoleum Corporation for the Year Ended December 31, 2008

Exhibit D	Unaudited Financial Statements of Congoleum Corporation for the Quarter Ended September 30, 2009

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ARTICLE 1
INTRODUCTION

1.1.	The Purpose of this Disclosure Statement

The Plan Proponents transmit this Disclosure Statement, pursuant to section 1126(b) of the Bankruptcy Code, for use in the solicitation of votes pursuant to the Voting Procedures Order in connection with the Plan.

This solicitation is being conducted in order to obtain sufficient acceptances to enable the Plan to be confirmed by the District Court pursuant to the provisions of the Bankruptcy Code. This Disclosure Statement is being transmitted in order to provide adequate information to enable holders of Asbestos Personal Injury Claims, holders of Senior Note Claims, holders of ABI Claims, and holders of General Unsecured Claims, who are Impaired under the Plan, to make an informed judgment in exercising their right to vote to accept or reject the Plan under section 1126 of the Bankruptcy Code. In addition, because all Plan Trust Asbestos Claims will be channeled into and addressed by the Plan Trust following the Effective Date of the Plan, this Disclosure Statement is being transmitted in order to provide adequate information to enable holders of Asbestos Personal Injury Claims to make an informed judgment in exercising their right to vote to accept or reject the Plan under section 524(g) of the Bankruptcy Code.

The Plan Proponents strongly recommend the Plan as being a fair and equitable method to address the Company’s ongoing asbestos liability issues, and as being fair and equitable to the other creditors of the Company in light of such asbestos liability issues, and encourages the acceptance of the Plan by creditors entitled to vote.

1.2.	Voting Procedures

The Plan Proponents are soliciting acceptances of the Plan from (a) all known Asbestos Personal Injury Claimants, (b) all known holders of Senior Note Claims, (c) all known holders of ABI Claims and (d) all known holders of General Unsecured Claims.

The Voting Agent will send solicitation packages, in such format as has been approved by the District Court, containing notice of the time for voting on the Plan, filing objections and the hearing on confirmation, the order approving the Disclosure Statement and Plan, appropriate ballots, and voting instructions in accordance with the Voting Procedures Order. Holders of Asbestos Personal Injury Claims, Senior Note Claims, ABI Claims and General Unsecured Claims or their counsel should read the solicitation package materials carefully and follow the voting instructions listed on the ballot. Such holders should only use the appropriate ballot(s) corresponding to the class for which a vote is being cast. Holders of Asbestos Personal Injury Claims will be given the option of allowing their prior vote to accept or reject the February 2008 Joint Plan to be cast for the Plan or they can change their vote. Holders of Asbestos Personal Injury Claims who do not submit a new vote on this Plan but who did vote on the prior Joint Plan shall have their prior vote, whether accept or reject, deemed cast for this Plan.

If at least seventy-five percent (75%) of holders of Asbestos Personal Injury Claims and Asbestos Property Damage Claims, respectively, to be channeled into and addressed by the Plan Trust that have voted on the Plan, vote to accept the Plan and such votes are received by the Voting Deadline (the “Requisite Acceptances”), the Plan Proponents expect to seek confirmation of the Plan promptly.

1.3.	Voting Deadline

IN ORDER TO BE COUNTED FOR VOTING PURPOSES, BALLOTS MUST ACTUALLY BE RECEIVED BY THE VOTING AGENT BY 5:00 P.M. PREVAILING EASTERN TIME ON MAY 5, 2010 UNLESS OTHERWISE ORDERED BY THE DISTRICT COURT, AT THE FOLLOWING ADDRESS:

Logan & Company, Inc.
Re: Congoleum Corporation
546 Valley Road
Upper Montclair, New Jersey 07043

1.4.	Overview of the Reorganization

(a)	Brief Explanation of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. In addition to permitting rehabilitation of the debtor, Chapter 11 promotes equality of treatment of creditors and equity security holders who hold substantially similar claims against or interests in the debtor and its assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

THE CONSUMMATION OF A PLAN OF REORGANIZATION IS THE PRINCIPAL OBJECTIVE OF A CHAPTER 11 CASE. A PLAN OF REORGANIZATION SETS FORTH THE MEANS FOR TREATING CLAIMS AGAINST AND EQUITY INTERESTS IN A DEBTOR. CONFIRMATION OF A PLAN OF REORGANIZATION BY THE DISTRICT COURT MAKES THE PLAN BINDING UPON THE DEBTOR, ANY PERSON OR ENTITY ACQUIRING PROPERTY UNDER THE PLAN, AND ANY CREDITOR OF, OR INTEREST HOLDER IN, THE DEBTOR, WHETHER OR NOT SUCH CREDITOR OR INTEREST HOLDER (I) IS IMPAIRED UNDER OR HAS ACCEPTED THE PLAN OR (II) RECEIVES OR RETAINS ANY PROPERTY UNDER THE PLAN. SUBJECT TO CERTAIN LIMITED EXCEPTIONS AND OTHER THAN AS PROVIDED IN THE PLAN ITSELF OR IN THE CONFIRMATION ORDER, THE CONFIRMATION ORDER DISCHARGES THE DEBTOR FROM ANY DEBT THAT AROSE PRIOR TO THE DATE OF CONFIRMATION OF THE PLAN AND SUBSTITUTES THEREFOR THE OBLIGATIONS SPECIFIED UNDER THE CONFIRMED PLAN.

1.5.	Overview of the Plan

The following is a brief summary of certain information contained elsewhere in this Disclosure Statement and in the Plan. The summary is necessarily incomplete and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Disclosure Statement, the exhibits hereto and the other Plan Documents.

The Plan is a product of extensive efforts by the Debtors, the Bondholders’ Committee, the Asbestos Claimants’ Committee and the Futures Representative to propose a plan of reorganization for the Company that is fair and equitable to all parties in interest, that provides for the issuance of an injunction under section 524(g) of the Bankruptcy Code that results in the channeling of asbestos related liabilities of Congoleum to the Plan Trust and that is confirmable taking into account applicable law, including all rulings of the Bankruptcy Court and District Court in the Reorganization Cases. This Plan is based on earlier efforts of the Futures Representative, the Debtors, the Bondholders’ Committee and the Asbestos Claimants’ Committee with respect to the Joint Plan, Amended Joint Plan, the Second Amended Joint Plan and the Third Amended Joint Plan.

The Plan provides for, among other things, payment in full of Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Priority Claims, and the establishment of the Plan Trust to satisfy Plan Trust Asbestos Claims. Lender Secured Claims and Other Secured Claims are not Impaired or affected by the Plan. The Plan shall be binding on all parties holding Claims, whether asserted or not, against the Company.

The essential elements of the reorganization contemplated by the Plan include, among other things:

(a)
the creation of the Plan Trust which is intended to be a “qualified settlement fund” within the meaning of Section 1.468B – 1(a) of the Treasury Regulations promulgated under Section 468B of the IRC, that will assume the liabilities of the Debtors with respect to all Plan Trust Asbestos Claims and will use Plan Trust Assets and income to pay Plan Trust Asbestos Claims as provided in the Plan and the Plan Trust Documents;

(b)	the funding of the Plan Trust with the Plan Trust Assets;

(c)	the classification of Claims and Interests and the treatment of such Claims and Interests under the Plan;

(d)	the payment of Claims in accordance with the requirements of the Bankruptcy Code;

(e)	the establishment and implementation of the TDP as provided in the Plan Trust Agreement for the resolution of Asbestos Personal Injury Claims;

(f)	the issuance of certain injunctions, including but not limited to, the Discharge Injunction, the Anti-Suit Injunction and the Asbestos Channeling Injunction;

(g)	the issuance by Reorganized Congoleum of the New Senior Notes and the New Common Stock pursuant to the Plan;

(h)	the procedures for addressing and resolving Disputed Claims;

(i)	entry into the Exit Facility;

(j)	the merger of the Subsidiary Debtors with and into Congoleum, with Reorganized Congoleum as the sole surviving entity;

(k)	the governance and management of Reorganized Congoleum;

(l)	the Litigation Settlement Agreement as amended;

(m)	the payment of Allowed General Unsecured Claims; and

(n)	the retention of jurisdiction by the District Court.

Plan Trust. On the Effective Date of the Plan, all Plan Trust Asbestos Claims will be assumed by and transferred to the Plan Trust. The Plan Trust will be funded with the Plan Trust Assets which will include, without limitation, the following assets and any income, profits and proceeds derived therefrom:

•	the Plan Trust Common Stock;

•	the Asbestos Insurance Rights;

•	the proceeds of the Asbestos Insurance Settlement Agreements (except as otherwise provided in the Plan);

•	the proceeds of the Asbestos In-Place Insurance Coverage;

•	the proceeds of the Asbestos Insurance Actions;

•	the proceeds of the Asbestos Insurance Action Recoveries;

•	the Asbestos Property Damage Insurance Rights; and

•	the rights granted to the Plan Trust pursuant to the Insurance Assignment Agreement.

Treatment of Asbestos Personal Injury Claims: As of the Effective Date, all liability for all Asbestos Personal Injury Claims as well as liability for all future Demands shall be assumed, automatically and without further act or deed, by the Plan Trust and the Reorganized Debtors shall have no liability therefor. Each Asbestos Personal Injury Claim and future Demand shall be resolved pursuant to the Plan Trust Agreement and the TDP. The TDP shall apply to all holders of Asbestos Personal Injury Claims and future Demands, including any such holder who elects to resort to the legal system and obtains a judgment for money damages.

As of the Effective Date, pursuant to this Plan, all Pre-Petition Settled Claimants, including the Litigation Settlement Claimants, will, in full satisfaction of his, her or its Asbestos Personal Injury Claim and any and all rights pursuant to any Pre-Petition Settlement Agreement, Claimant Agreement, Security Agreement, Collateral Trust Agreement or any and all other agreements and amendments thereto with respect to the pre-packaged plan of reorganization filed by the Debtors on December 31, 2003, including with respect to any statutes of limitation related to such Asbestos Personal Injury Claim, have been restored to status quo ante as it existed as of the time each such Claimant initially filed or submitted its Asbestos Claim against the Debtors that resulted in the Claimant’s Pre-Petition Settlement Agreement or the Claimant Agreement, respectively, and shall be treated by the Plan Trust as holding unliquidated Asbestos Personal Injury Claims under applicable federal or state law which shall be resolved pursuant to the Plan Trust Agreement and the TDP in the same manner as all other Asbestos Personal Injury Claims in Class 7. Pre-Petition Settled Claimants in Class 7 shall receive pari passu treatment under the Plan without regard to any lien, security interest or other claim to priority treatment whatsoever (i.e. it is understood that any such Pre-Petition Settled Claimants will need to reapply to the Plan Trust to satisfy the TDP including medical, exposure and other requirements). The Avoidance Actions shall be dismissed with prejudice as of the Effective Date.

TDP: The TDP to be adopted by the Plan Trust pursuant to the Plan Trust Agreement will establish procedures to assign a value to all Asbestos Personal Injury Claims and determine the timing and amount of payments to be made in respect of all Asbestos Personal Injury Claims. It is anticipated that the TDP will reduce expenses significantly, which expenses would otherwise reduce Plan Trust Assets available for distribution. All holders of Plan Trust Asbestos Claims will benefit from such cost savings by maximizing the assets which are to be used for the payment of such Claims. The TDP filed with the Plan is consistent with the trust distribution procedures approved in other asbestos-related bankruptcy cases.

It is anticipated that the Plan Trust may not be able to pay in full all Asbestos Personal Injury Claims as they are liquidated and may not be able to pay all Asbestos Personal Injury Claims in full over time. The mechanisms of the Plan Trust, however, have been designed to provide reasonable assurance that the Plan Trust will value, and will be in a financial position to pay, similar present and future Asbestos Personal Injury Claims against the Debtors in substantially the same manner. The Plan Trust will be administered by the Plan Trustee pursuant to the Plan Trust Agreement and the procedures contained therein.

Treatment of Asbestos Property Damage Claims: Allowed Asbestos Property Damage Claims will be paid from the Asbestos Property Damage Claim Sub-Account in accordance with procedures established pursuant to the Plan Trust Agreement.

Treatment of Senior Note Claims: Allowed Senior Notes Claims will be issued their pro rata share of New Senior Notes in their entirety and 49.9% of New Common Stock issued by Reorganized Congoleum. The New Senior Notes shall have an initial aggregate principal amount of $33 million on the Effective Date and shall be due and payable December 31, 2017. There shall be no interest accruing or due and payable on the principal amount of the New Senior Notes for six months after the Effective Date. Thereafter, interest shall accrue at the rate of 9% per annum and payable semi-annually in cash. Congoleum has the option, however, to pay interest by the issuance of additional New Senior Notes for a period beginning with the payment due 12 months after the Effective Date to and including the payment due 30 months after the Effective Date to be set forth in the New Indenture. The New Senior Notes will be secured by liens or security interests in all assets of Reorganized Congoleum, which liens and security interests will be subordinate in priority to those liens and security interests granted by Reorganized Congoleum pursuant to the Exit Facility.

Treatment of ABI Claims: Pursuant to and in consideration of the Intercompany Settlement and Section 5.17 of the Plan and other terms of the Plan, on the Effective Date all Intercompany Agreements shall be rejected and all ABI Claims, including without limitation any ABI Rejection Damages Claims (other than claims for payment of Unpaid Intercompany Amounts that may be asserted to the extent consistent with Section 5.17(b)(4)(B) of the Plan), shall be deemed Disallowed and expunged.

Injunctions: The Plan will permit the businesses of the Reorganized Debtors to operate free of asbestos-related claims and litigation, through the operation of the following injunctions pursuant to sections 105, 524(g) and 1141 of the Bankruptcy Code (the “Injunctions”):

Discharge Injunction: The Reorganized Debtors will be protected from Claims and litigation by the Debtors’ discharge and the Discharge Injunction, which will prohibit and enjoin the taking of any legal action against Congoleum, Reorganized Congoleum or the Plan Trust based upon any Claim, Asbestos Claim or Demand. For a complete description of the Discharge Injunction, see Section 11.4 of the Plan.

Asbestos Channeling Injunction: The Plan provides for an injunction pursuant to section 524(g) of the Bankruptcy Code with respect to Plan Trust Asbestos Claims against the Debtors, the Reorganized Debtors and any Protected Party. For a complete description of the Asbestos Channeling Injunction, see Section 11.6 of the Plan.

Anti-Suit Injunction: The Plan provides for an injunction pursuant to section 105(a) of the Bankruptcy Code to protect Settling Asbestos Insurance Companies from non-asbestos liability released under any Asbestos Insurance Settlement Agreement. For a complete description of the Anti-Suit Injunction, see Section 11.11 of the Plan.

Directors and Officers of Reorganized Congoleum: The initial board of directors of Reorganized Congoleum shall consist of five (5) directors. One of such directors shall be selected by the Bondholders’ Committee, three of such directors shall be selected jointly by the Futures Representative and the Asbestos Claimants’ Committee, and one of such directors shall be Reorganized Congoleum’s chief executive officer. The identity of such directors shall be disclosed by the Plan Proponents in the Plan Supplement. To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed prior to the Confirmation Hearing. Each of the Persons on the initial board of directors of Reorganized Congoleum shall serve in accordance with the Amended and Restated Certificate and the Amended and Restated Bylaws of Reorganized Congoleum, as the same may be amended from time to time. Subsequently, Reorganized Congoleum’s board of directors shall be elected in accordance with Reorganized Congoleum’s governing documents, which governing documents shall be acceptable to the Bondholders’ Committee and the Asbestos Claimants’ Committee.

The initial officers of Reorganized Congoleum shall be set forth in the Plan Supplement. To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed at such time. The initial officers shall serve in accordance with the Amended and Restated Certificate and the Amended and Restated Bylaws of Reorganized Congoleum, as the same may be amended from time to time.

Notwithstanding the foregoing, as part of the Intercompany Settlement described in Section 8.34 below, ABI shall make the services of Roger Marcus, Richard Marcus and Howard Feist, III available to Reorganized Congoleum for two years after the Effective Date in consideration of a base annual fee of $800,000 and an annual incentive fee. Roger Marcus shall serve as Chief Executive Officer and Director of Reorganized Congoleum. Howard Feist III shall serve as Chief Financial Officer of Reorganized Congoleum. Substantially all of Roger Marcus's time, approximately 25% of Richard Marcus's time, and approximately 50% of Howard Feist III's time, in each case, during normal working hours on an annual basis shall be made available by ABI to Reorganized Congoleum for the two years following the Effective Date.

Further, five percent of Reorganized Congoleum’s total authorized number of shares of common stock shall be reserved for issuance by Reorganized Congoleum for equity based compensation and awards to the management team of Reorganized Congoleum with terms to be determined by the Board of Directors of Reorganized Congoleum.

Plan Classes: The Plan divides all Claims and Interests into 11 different Classes. Each Claim will receive the same treatment as all other Claims in the same Class under the Plan, so that the applicable terms of the Plan for each Claim depend upon its classification. Section 1.6 – “Summary Description of Classes and Distributions” below, contains a summary description of the treatment of each Class under the Plan, including whether the Class is Impaired or Unimpaired by the Plan and whether the Claims in the Class are channeled into and addressed by the Plan Trust. If a Class is Impaired by the Plan, the holders of claims in that Class are entitled to vote to accept or reject the Plan under section 1126 of the Bankruptcy Code to the extent such holder’s claim is Allowed or temporarily allowed for voting purposes as provided pursuant to the Voting Procedures Order. If the Claims in a Class are channeled to, addressed, processed and paid by the Plan Trust in accordance with the Plan Trust and the TDP, the holders of claims in that Class are entitled to vote in favor of or against the Plan under section 524(g) of the Bankruptcy Code as provided in the Voting Procedures Order. Holders of Congoleum Interests in Class 10 are deemed to have rejected the Plan in accordance with the provisions of section 1126(g) of the Bankruptcy Code and, accordingly, their vote will not be solicited.

1.6.	Summary Description of Classes and Distributions

The Distributions to each Class are summarized in the table set forth below. The table is qualified in its entirety by reference to the more detailed and complete descriptions set forth in the Plan and elsewhere in this Disclosure Statement.

(a)	Treatment of Administrative Claims, Priority Tax Claims and DIP Financing Claim

Description of Claims	Description of Distribution or Treatment Under the Plan

Administrative Claims
Unless the Debtors and the holder of an Allowed Administrative Claim agree to a different treatment, each holder of an Allowed Administrative Claim will receive Cash equal to the unpaid portion of such Allowed Administrative Claim on the Distribution Date. However, Administrative Claims incurred by the Debtors during the Reorganization Cases in the ordinary course of business or under a loan or advance, which are not paid on or before the Effective Date, will be paid by Reorganized Congoleum in accordance with the terms and conditions of the particular transactions relating to such liabilities and any agreements relating thereto.

Priority Tax Claims
Unless the holder of a Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim will either (a) be paid in Cash in full on the Distribution Date or (b) at Reorganized Congoleum’s sole discretion, receive deferred Cash payments over a period not to exceed six years after the date of assessment of a value equal to such Allowed Priority Tax Claim as of the Effective Date.

DIP Financing Claim
Each holder of an Allowed DIP Financing Claim shall be paid indefeasibly in full on the Effective Date or as soon thereafter as practicable and shall receive in full satisfaction, settlement, release, extinguishment, and discharge of such Allowed DIP Financing Claim, (a)(i) Cash equal to the unpaid portion of such Allowed DIP Financing Claim, together with a release and termination agreement and any accompanying cash collateral, each in form, substance and amounts acceptable to DIP Financing Lender, or (ii) such different treatment as to which DIP Financing Lender shall have agreed to in writing, and (b) shall be released and discharged from any obligation, liability and/ or responsibility to fund or otherwise pay the Professional Fee Carve-Out (as defined in the DIP Financing Order) and /or any other claim or liability of any kind, nature or description that can be brought at any time for any reason against DIP Financing Lender relating to the Professional Fee Carve-Out or any other fees or expenses incurred by any Bankruptcy Professional. Notwithstanding anything to the contrary contained in the Plan, the Confirmation Order, or otherwise, the Allowed DIP Financing Claim, and the liens and security

Description of Claims	Description of Distribution or Treatment Under the Plan

interests securing such Allowed DIP Financing Claim shall continue in full force and effect in accordance with the terms, conditions and covenants of the DIP Financing Agreements and the DIP Financing Order, shall survive the Confirmation Date and continue in full force and effect in accordance with the terms and conditions of the DIP Financing Agreements and the DIP Financing Order until such time as the Allowed DIP Financing Claim has been indefeasibly paid in full and in Cash. Each Allowed DIP Financing Claim shall include all interest, fees, costs and charges accrued up to the Effective Date, accrued at the rates provided for in the DIP Financing Agreements. Pursuant to the DIP Financing Order, upon the indefeasible payment in full of an Allowed DIP Financing Claim, the Debtors shall forever release, discharge and acquit the DIP Financing Lender and its officers, directors, agents, attorneys and predecessors-in-interest of and from any and all claims, demands, liabilities, causes of action, and obligations of every kind with respect to the DIP Financing Agreement and DIP Financing Order.

(b)	Treatment of Classified Claims and Interests

Description of Claims or Interests	Description of Distribution or Treatment Under the Plan

Class 1 – Priority Claims
Unless Reorganized Congoleum and the holder of an Allowed Priority Claim agree to a different treatment, each Allowed Priority Claim will be paid in full on the Distribution Date. Class 1 is Unimpaired.

Class 2 – Lender Secured Claims
The Lender Secured Claim shall be paid in full indefeasibly on the Effective Date or as soon thereafter as practicable and Wachovia shall be released from any and all liabilities and causes of action in accordance with the Financing Order. Class 2 is Unimpaired.

Class 3 – Other Secured Claims
Each holder of an Allowed Other Secured Claim shall receive one of the following three treatments at Reorganized Congoleum’s sole option: (i) retain unaltered the legal, equitable and contractual rights (including, but not limited to, any Liens that secure such Claim) to which such Claim entitles such holder and such Allowed Other Secured Claim shall be Reinstated on the Effective Date, (ii) the Debtors shall surrender all collateral securing such Claim to the holder thereof, in full satisfaction of such holder’s Allowed Class 3 Claim, without representation or warranty by, or recourse against, the Debtors or Reorganized Congoleum or (iii) such holder shall be otherwise treated in a manner so that such Claim shall be rendered Unimpaired. Class 3 is Unimpaired.

Class 4 – Senior Note Claims
Senior Note Claims shall be Allowed in an aggregate amount equal to at least $103,593,750.00, which shall not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination, counterclaims, defenses, disallowance, impairment or any other challenges under applicable law or regulation by any person or entity. On the Effective Date, each holder of an Allowed Senior Note Claim shall receive, in full satisfaction of its Senior Note Claim, its Pro Rata share of each of the securities included in the Senior Note Distribution. Class 4 is Impaired and holders of Class 4 Claims are entitled to vote to accept or reject the Plan as set forth in the Voting Procedures Order.

Description of Claims	Description of Distribution or Treatment Under the Plan

Class 5 – Workers’ Compensation Claims
Each holder of an Allowed Workers’ Compensation Claim will be paid in the ordinary course pursuant to such rights that exist under any state workers’ compensation system or laws applicable to such Claims. Class 5 is Unimpaired.

Class 6 – ABI Claims
Pursuant to and in consideration of the Intercompany Settlement and Section 5.17 of the Plan and other terms of the Plan, on the Effective Date all Intercompany Agreements shall be rejected and all ABI Claims, including without limitation any ABI Rejection Damages Claims (other than claims for payment of Unpaid Intercompany Amounts that may be asserted to the extent consistent with Section 5.17(b)(4)(B) of the Plan), shall be deemed Disallowed and expunged. Class 6 is Impaired.

Class 7 – Asbestos Personal Injury Claims
As of the Effective Date, all liability for all Asbestos Personal Injury Claims (which includes all Claims in Class 7) as well as liability for all future Demands shall be assumed, automatically and without further act or deed, by the Plan Trust and the Reorganized Debtors shall have no liability thereof. Each Asbestos Personal Injury Claim and future Demand shall be resolved pursuant to the Plan Trust Agreement and the TDP. The TDP shall apply to all holders of Asbestos Personal Injury Claims and future Demands, including any such holder who elects to resort to the legal system and obtains a judgment for money damages.

As of the Effective Date, pursuant to the Plan, all Pre-Petition Settled Claimants, including Litigation Settlement Claimants, will, in full satisfaction of his, her or its Asbestos Personal Injury Claim and any and all rights pursuant to any Pre-Petition Settlement Agreement, Claimant Agreement, Security Agreement, Collateral Trust Agreement or any and all other agreements and amendments thereto with respect to the pre-packaged plan of reorganization filed by the Debtors on December 31, 2003, be, including with respect to any statutes of limitation related to such Asbestos Personal Injury Claim, restored to status quo ante as it existed as of the time each such Claimant initially filed or submitted its Asbestos Claim against the Debtors that resulted in the Claimant’s Pre-Petition Asbestos Settlement Agreement or the Claimant Agreement, respectively, and shall be treated by the Plan Trust as holding unliquidated Asbestos Personal Injury Claims under applicable federal or state law which shall be resolved pursuant to the Plan Trust Agreement and the TDP in the same manner as all other Asbestos Personal Injury Claims in Class 7. Pre-Petition Settled Claimants in Class 7 shall receive pari passu treatment under the Plan without regard to any lien, security interest or other claim to priority treatment whatsoever (i.e. it is understood that any such Pre-Petition Settled Claimants will need to reapply to the Plan Trust to satisfy the TDP including medical, exposure and other requirements). The Avoidance Actions shall be dismissed with prejudice as of the Effective Date.

Class 7 is Impaired and holders of Asbestos Personal Injury Claims are entitled to vote to accept or reject the Plan as set forth in the Voting Procedures Order.

Description of Claims	Description of Distribution or Treatment Under the Plan

Class 8 – Asbestos Property Damage Claims
As of the Effective Date, all liability for all Allowed Asbestos Property Damage Claims will be assumed, automatically and without further act or deed, by the Plan Trust and the Reorganized Debtors will have no liability therefor. Each Allowed Asbestos Property Damage Claim will be paid solely from the Asbestos Property Damage Claim Sub-Account on account of the unpaid Allowed Amount of such Claim pursuant to the Plan Trust Agreement. After the assets in the Asbestos Property Damage Claim Sub-Account have been exhausted or transferred therefrom in accordance with the Plan Trust Agreement, the Plan Trust shall have no further liability or obligation for or in respect of any Asbestos Property Damage Claims. All Asbestos Property Damage Claims as to which a Proof of Claim was not filed prior to the expiration of the Asbestos Property Damage Claim Bar Date will be deemed Disallowed. Class 8 is Impaired.

Class 9 – General Unsecured Claims
Except to the extent that a holder of an Allowed General Unsecured Claim in Class 9 has been paid by the Debtors prior to the Effective Date or agrees to alternate, less favorable, treatment, each holder of an Allowed Class 9 Claim shall receive, on the Distribution Date, in full and final satisfaction of such Allowed Class 9 Claim, Cash in the amount of $.35 for each $1.00 of such holder’s Allowed Class 9 Claim. Class 9 is Impaired and the holders of Class 9 Claims are entitled to vote to accept or reject the Plan. General Unsecured Claims do not include Claims against the Debtors under the Environmental Laws as set forth in Section 11.9 of the Plan, which Claims (other than Claims held by ABI) survive the Reorganization Cases.
Class 9 is Impaired and holders of Class 9 Claims are entitled to vote to accept or reject the Plan as set forth in the Voting Procedures Order.

Class 10 – Congoleum Interests
On the Effective Date, the Congoleum Interests will be cancelled and the holders of the Congoleum Interests will retain and receive nothing on account of such Congoleum Interests. Class 10 is Impaired.

Class 11 – Subsidiary Interests	On the Effective Date, the holders of the Subsidiary Interests will retain such Interests. Class 11 is Unimpaired.

ARTICLE 2
GENERAL INFORMATION

2.1.	Business of the Company Generally

(a)	Congoleum

Congoleum was incorporated in Delaware in 1986, but traces its history in the flooring business back to Nairn Linoleum Co. which began in 1886. Congoleum is the result of a 1986 merger between Resilco, Inc., a then subsidiary of a company previously known as Congoleum Industries, Inc., which subsidiary owned the resilient flooring operations that were later owned by Congoleum, and Resilient Acquisition Inc., a company formed for the purposes of merging with Resilco, Inc. The surviving corporation to that merger changed its name to Congoleum Corporation.

In 1993, the business and assets of Congoleum and those of the Amtico Tile Division of ABI, which consisted of ABI’s then existing U.S. flooring division (the “Tile Division”), were combined (the “Acquisition”). The Acquisition was effected through the organization of a new corporation, Congoleum Holdings Incorporated (“Congoleum Holdings”), to which Hillside Industries Incorporated (“Hillside Industries”) contributed all of the outstanding capital stock of Resilient Holdings Incorporated (“Resilient”), the owner of all of the outstanding capital stock of Congoleum, and to which ABI contributed the assets and certain liabilities of the Tile Division. Upon consummation of the Acquisition, Congoleum Holdings owned all of the outstanding capital stock of Resilient, which, in turn, owned all of the outstanding capital stock of Congoleum, and Congoleum owned the Tile Division. The assets and liabilities comprising the Tile Division which were acquired by Congoleum in the Acquisition are held directly by Congoleum.

Pursuant to the Acquisition, subject to certain exceptions, Congoleum is obligated to indemnify ABI for, among other things, all liabilities relating to ABI’s former Tile Division, including, among others, liabilities related to product liability asbestos claims, to the extent that insurance proceeds related thereto are not actually recovered by ABI or ABI is not reimbursed or indemnified for those liabilities by any other source or entity (the “ABI Indemnification”). As of December 31, 2003, pursuant to the ABI Indemnification, Congoleum had paid ABI an aggregate amount of approximately $2.3 million for indemnified costs, expenses and liabilities incurred by ABI for asbestos-related claims pertaining to ABI’s former Tile Division.

In 1995, Congoleum completed a public offering (the “Offering”) of 4,650,000 shares of its Class A common stock, par value $0.01 per share (the “Class A Common Stock”). The Class A Common Stock is entitled to one vote per share. Upon completion of the Offering, Congoleum implemented a Plan of Repurchase pursuant to which its two-tiered holding company ownership structure was eliminated through the merger of Congoleum Holdings, Resilient and Congoleum, pursuant to which Congoleum was the surviving corporation. Congoleum used most of the proceeds from the Offering to repurchase most of the shares of its Class B common stock, par value $0.01 per share (the “Class B Common Stock”), owned by Hillside (the “Repurchase”), which was, indirectly, the majority stockholder of Congoleum prior to the Repurchase. Congoleum’s Class B Common Stock is generally entitled to two votes per share. As a result of the Repurchase, ABI acquired voting control of Congoleum.

Since the Repurchase, ABI’s equity ownership interest in Congoleum further increased as a result of Congoleum’s repurchases of its common stock combined with open market purchases by ABI of Congoleum’s common stock. As of September 30, 2009, ABI’s ownership of 151,100 shares of Class A Common Stock and 4,395,605 shares of Class B common stock represented 69.4% of the voting control of Congoleum.

Congoleum produces both sheet and tile floor covering products with a wide variety of product features, designs and colors. Congoleum also produces through-chip inlaid products for both residential and commercial markets. In addition, Congoleum purchases sundries and accessory products for resale. Congoleum’s products serve both the residential and commercial hard-surface flooring markets, and are used in remodeling, manufactured housing, new construction and commercial applications.

Congoleum owns four manufacturing facilities located in Maryland, Pennsylvania and New Jersey and leases corporate and marketing offices in Mercerville, New Jersey, which are described as follows:

Location	Owned/Leased	Usage	Square Feet
Finksburg, MD	Owned	Felt	107,000
Marcus Hook, PA	Owned	Sheet Flooring	1,000,000
Trenton, NJ	Owned	Sheet Flooring	1,050,000
Trenton, NJ	Owned	Tile Flooring	282,000
Mercerville, NJ	Leased	Corporate Offices	46,921

The Finksburg facility consists primarily of a 16-foot wide felt production line.

The Marcus Hook facility is capable of manufacturing rotogravure printed sheet flooring in widths of up to 16 feet. Major production lines at this facility include a 12-foot wide oven, two 16-foot wide ovens, a 12-foot wide printing press and a 16-foot wide printing press.

The Trenton sheet facility is capable of manufacturing rotogravure printed and through-chip inlaid sheet products in widths up to 6 feet. Major production lines, all six-foot wide, include an oven, a rotary laminating line and a press. The examination, packing and warehousing of all sheet products (except products for the manufactured housing segment) occur at the Trenton plant distribution center.

The Trenton tile facility consists of three major production lines, a four-foot wide commercial tile line, a two-foot wide residential tile line and a one-foot wide residential tile line.

Productive capacity and extent of utilization of Congoleum’s facilities are dependent on a number of factors, including the size, construction, and quantity of product being manufactured, some of which also dictate which production line(s) must be utilized to make a given product. Congoleum’s major production lines were operated an average of 52% of the hours available on a five-day, three-shift basis in 2008, with the corresponding figure for individual production lines ranging from 33% to 66%.

Although many of Congoleum’s manufacturing facilities have been substantially depreciated, Congoleum has generally maintained and improved the productive capacity of these facilities over time through a program of regular capital expenditures. Congoleum considers its manufacturing facilities to be adequate for its present and anticipated near-term production needs.

Congoleum is one of many defendants in a large number of actions filed by individuals alleging injuries resulting from exposure to asbestos and asbestos-containing products, including resilient sheet vinyl and tile manufactured by Congoleum and tile manufactured by the Tile Division or, in the worker’s compensation cases, from exposure to asbestos in the course of employment with Congoleum. Congoleum discontinued the manufacture of asbestos-containing sheet products in 1983 and asbestos-containing tile products in 1974.

Congoleum purchased liability insurance policies that it believes obligates the insurers to provide coverage for Asbestos Claims. A description of Congoleum’s historical asbestos liabilities is set forth in Section 2.2(a) – “Factors Leading to the Need for Bankruptcy Relief; Insurance - Asbestos Claims Against Congoleum” below. A description of certain Congoleum insurance assets relating to Asbestos Claims is located in Section 2.2(b) – “Congoleum’s Insurance Coverage for Asbestos-Related Personal Injury Claims” below. A more detailed description of Congoleum’s business and other material assets is located in Article 4 – “The Company: Corporate Structure and Management” below.

(b)	CFI

CFI was incorporated on January 24, 2003 under the laws of the State of New York as a wholly owned subsidiary of Congoleum Financial Corporation, which was a wholly owned subsidiary of Congoleum. On January 27, 2003, Congoleum Financial Corporation was merged with and into CFI, with CFI surviving the merger, and the separate legal existence of Congoleum Financial Corporation ceased. CFI is a wholly owned subsidiary of Congoleum and a limited guarantor of Congoleum’s obligations under the Existing Credit Agreement.

Congoleum Financial Corporation was incorporated on November 12, 1998 under the laws of the State of Delaware. Congoleum Financial Corporation’s business included providing debt financing to Congoleum. As of the date of this Disclosure Statement, Congoleum did not have any debt outstanding with CFI.

(c)	CSI

CSI was incorporated on January 24, 2003 under the laws of the State of New York as a wholly owned subsidiary of Congoleum. CSI’s business includes providing sales and promotion services for the purpose of promoting Congoleum’s business. CSI is a limited guarantor of Congoleum’s obligations under the Existing Credit Agreement.

2.2.	Factors Leading to the Need for Bankruptcy Relief; Insurance

(a)	Asbestos Claims Against Congoleum

Congoleum, along with many other manufacturers, including several of its competitor sheet vinyl and tile manufacturers, became the subject of numerous claims by individuals asserting bodily injury as a result of alleged exposure to asbestos-containing products. As a result of the explosion of asbestos claims and litigation in recent years, and the increasing costs of settlement and defense, certain sheet vinyl and tile manufacturers and many others in related industries, including flooring manufacturers similar to Congoleum, have filed Chapter 11 proceedings.

As of December 31, 2000, there were approximately 12,000 known claimants with Asbestos Personal Injury Claims pending against Congoleum. As of December 31, 2001, there were approximately 25,000 known claimants with Asbestos Personal Injury Claims pending against Congoleum. As of December 31, 2002, there were approximately 56,000 known claimants with Asbestos Personal Injury Claims pending against Congoleum. As of June 30, 2003, there were approximately 91,000 known claimants with Asbestos Personal Injury Claims pending against Congoleum. Thus, the number of known claimants with Asbestos Personal Injury Claims pending against Congoleum doubled from 2001 to 2002, and nearly doubled in the first six months of 2003.

In the spring of 2001, two damages verdicts in the amount of approximately $18.2 million and $15.8 million, respectively, were rendered in favor of plaintiffs in asbestos personal injury claims brought by Kenneth Cook and Richard Arsenault in New York State Supreme Court, New York County. Under the reverse bifurcation procedure then in effect in New York, liability would still have to be established. The liability trial against Congoleum was scheduled for September 2002. Congoleum retained a leading jury consulting firm to conduct a mock trial to assess its likelihood of prevailing at trial. The mock jury trial was conducted in August 2002. Congoleum’s defense attorney advised Congoleum that it was likely to lose at trial and that there was a risk for a joint and several finding against Congoleum. During the period following August 2002, Congoleum faced a situation in which its primary insurers claimed that their policies were exhausted (as supported by applicable New Jersey law at the time) while at the same time its excess carriers claimed that the primary layers were not exhausted and that therefore excess coverage was not available. This left Congoleum with no carriers ready and willing to pay claims or defense costs. Thus, Congoleum was placed in an untenable position as a result of the foregoing confluence of events. During the fourth quarter of 2002, Congoleum continued its efforts to attempt to secure insurance coverage from its excess insurance carriers and also began the process of seeking a global resolution in the form of a prepackaged bankruptcy.

During the fourth quarter of 2002, Congoleum engaged an outside actuary to conduct an updated analysis of Congoleum’s asbestos-related liabilities. Developments during the latter part of 2002 included a significant increase in claims filed against Congoleum and higher settlement requirements, and the exhaustion of primary insurance coverage combined with a dispute of coverage by certain of its excess insurance carriers. These developments, together with an inability to reach agreement with excess carriers to provide coverage for the pending asbestos claims, led to Congoleum’s plan to file a plan of reorganization under Chapter 11 of the Bankruptcy Code.

The study concluded that the minimum gross liability for the 56,567 known claimants at December 31, 2002, using average settlement payments by disease for claims settled in 2001 and 2002, was $310 million. This amount did not include defense costs, liability for the 30,000 additional claimants purportedly existing at December 31, 2002, for which Congoleum did not then have any record, or for future claims, which the study concluded could not be reasonably determined in light of the available data and uncertainty arising from an announcement on January 13, 2003 that Congoleum had decided to pursue a possible resolution of its asbestos crisis through a prepackaged bankruptcy filing. Congoleum’s estimated minimum gross liability at the time was substantially in excess of both the total assets of Congoleum (without giving effect to rights under insurance policies) as well as Congoleum’s previous estimates made in prior periods of the maximum liability for both known and unasserted claims. Congoleum has stated that it believes that (without giving effect to rights under insurance policies) it does not have the necessary financial resources to litigate and/or fund judgments and/or settlements of the asbestos claims in the ordinary course of business. In addition, Congoleum has stated that it believes that its going concern or liquidation value is substantially less than the minimum gross liability for the known asbestos claims against it.

(b)	Congoleum’s Insurance Coverage for Asbestos-Related Personal Injury Claims

To date, Congoleum has discovered excess insurance policies (in whole or in part), or evidence of excess policies, that were issued to Congoleum beginning in December 1953, and which Congoleum believes cover claims by third parties injured by its activities, including but not limited to claims alleging injury from asbestos. Such policies obligate the insurers to pay amounts that Congoleum becomes liable to pay in connection with, among other things, claims alleging bodily injury. Generally, such policies also obligate the insurers to pay defense costs in connection with claims against Congoleum, either in addition to the applicable limits of liability of the policies, as in the case of primary and some excess policies, or subject to such limits of liability. The discussion in this Section 2.2(b) applies only to policy periods through 1985.

The liability policies purchased by Congoleum generally provide two types of limits of liability. The first type, the “per occurrence” limit, generally limits the amount the insurer will pay in connection with a single “occurrence” to which the limit applies, as the term “occurrence” is defined in the policy. The second type, the “aggregate” limit, generally limits the total amount the insurer will pay in connection with all occurrences covered by the policy for bodily injury to which the aggregate limit applies.

In the context of asbestos personal injury, the policies purchased by Congoleum generally provide coverage for two fundamental types of claims. The first type consists of claims in which the alleged exposure to asbestos is within the “products hazard” or the “completed operation’s hazard” as those terms are defined in the policies. Such claims, referred to herein as “products” claims, include claims alleging exposure to asbestos-containing products manufactured or sold by Congoleum. In many states, asbestos claims within the “products hazard” may be considered a single occurrence subject to annual limits in each insurance policy. In addition, coverage for products claims may be subject to a specified annual aggregate limit of liability under some of the policies purchased by Congoleum.

The second type of claim involves exposure not within the scope of the policies’ products hazard or completed operations hazard. Such claims, referred to herein as “non-products” claims, include claims involving alleged exposure to asbestos-containing materials, whether or not manufactured by Congoleum while such materials were present at premises or facilities owned or operated by Congoleum or at locations where asbestos material may have been disposed of by Congoleum. Although non-products claims have been asserted against Congoleum, the vast majority of asbestos-related claims that have been brought to date are products claims.

During the period in which Congoleum produced asbestos-containing products, Congoleum purchased primary and excess insurance policies providing in excess of $1 billion of limits of liability for general and product liability claims. Through August 2002, substantially all asbestos-related claims and defense costs were paid through primary insurance coverage. In February 2001 and then in August 2002, Congoleum received notice from its two lead primary insurance carriers that its primary insurance coverage was exhausted.

The exhaustion of limits by one of the primary insurance companies was based on its contention that limits in successive policies were not cumulative for asbestos claims within the “products hazard” and that Congoleum was limited to only one per occurrence limit for multiple years of coverage for such claims. Certain excess insurance carriers claimed that the non-cumulation provisions of the primary policies were not binding on them and that there remained an additional $13 million in indemnity coverage plus related defense costs before their policies were implicated. On April 10, 2003, the New Jersey Supreme Court ruled in another case involving the same non-cumulation provisions as in the Congoleum primary policies (the “Spaulding Case”) that the non-cumulation provisions are invalid under New Jersey law and that the primary policies provide coverage for the full amount of their annual limits for all successive policies. Although Congoleum was not a party to this case, the decision in the Spaulding Case was likely binding on Congoleum and its primary insurance company. Thus, based on the Spaulding Case decision, the primary insurance company became obligated to provide the additional $13 million of coverage previously disputed by the excess carriers. After the Spaulding decision was decided, Congoleum entered into settlement negotiations and reached a settlement with the primary insurance company that had previously contended that limits in successive policies were not cumulative for asbestos claims within the “products hazard.”

Prior to the decision in the Spaulding Case, Congoleum had entered into settlement agreements with asbestos claimants exceeding the $13 million amount of previously disputed coverage. The excess carriers objected to the reasonableness of these settlements. Congoleum believes that the excess carriers will continue to dispute the reasonableness of the settlements, contend that their policies still are not implicated and dispute their coverage for that and other various reasons in ongoing coverage litigation. The excess carriers have also raised various objections to Congoleum’s reorganization strategy and negotiations.

In addition, several of Congoleum’s insurers contend that multiple year policies do not provide annual limits, but that stated limits are for the entire policy period, ranging from two years to up to five years. Several of Congoleum’s insurers also contend that Congoleum is unable to establish that they issued policies to Congoleum and that policies Congoleum contends they issued were not issued and never existed. If the insurers are correct in their positions, which Congoleum disputes, then the amount of insurance available to pay asbestos liabilities would be substantially less than $1 billion.

(c)	Coverage Litigation Pre-Petition

Litigation between Congoleum and its excess insurance carriers, and the guaranty funds and associations for the State of New Jersey was initiated on September 15, 2001, by one of Congoleum’s excess insurers. Congoleum has reached settlements with its insurance brokers in this litigation. Congoleum has also reached settlements with certain of its insurance carriers, which are described in Section 5.10 – “Settlements with Insurers and Brokers” below.

On February 26, 2003, one of Congoleum’s excess insurers filed a motion for preliminary and permanent injunctive relief seeking, among other things, an order enjoining Congoleum from settling any asbestos claims against Congoleum, individually or as part of a global resolution, without insurer consent and compelling Congoleum to allow insurers to participate in the settlement discussions. On March 26, 2003, the court denied, in part, the insurers’ request for injunctive relief and granted that portion of the relief sought requiring Congoleum to provide the insurers with certain information fixed by the terms of the court’s order in response to the insurers’ requests.

The parties conducted extensive discovery. Congoleum produced numerous employees and other representatives for multiple days of depositions and produced hundreds of thousands of pages of documents relating to the Claimant Agreement, the prepackaged bankruptcy proceeding, and other matters. Congoleum also served discovery requests and received discovery responses, and conducted depositions of numerous insurance company employees and representatives.

On or about July 11, 2003, certain upper layer excess insurers (i.e., those in the second excess layer and above) filed a motion for summary judgment seeking to dismiss Congoleum’s breach of contract claims as to such upper layer excess carriers. On August 26, 2003, the court granted the defendants’ motion. This ruling did not impact the declaratory judgment count of the coverage litigation. The court also held that the ruling is not a determination as to whether Congoleum had a right to enter into the Claimant Agreement and may not be used by the insurers to determine Congoleum’s ability to enforce insurance coverage for the Claims addressed in the Claimant Agreement. The court also held that the question of whether there was a sound and reasonable basis for entering into the Claimant Agreement was not and could not be decided by this motion.

On September 10, 2003, one of Congoleum’s excess insurers filed a motion for summary judgment seeking a ruling that the Claimant Agreement is unreasonable and was not entered into in good faith as a matter of law. Most of the excess insurers joined in the application. On November 7, 2003, the court denied the insurers’ motion for summary judgment in its entirety.

In December 2003, several of Congoleum’s excess insurers filed motions for summary judgment seeking a ruling that Congoleum had violated the duty to cooperate, consent to settle and anti-assignment provisions of their insurance policies and, as a result, the Claimant Agreement was not enforceable against them. Most of the excess insurers joined in the application.

2.3.	Additional Insurance Issues Relevant to the Chapter 11 Filing

(a)	Continuation of Coverage Litigation Post-Petition

On January 6, 2004, certain of Congoleum’s insurers filed the Motion of Certain Insurers for Declaration that Section 362(a) of the Bankruptcy Code is not Applicable, or, in the Alternative, for Relief from the Automatic Stay (the “Stay Motion”). The Stay Motion sought a declaration from the Bankruptcy Court that the Coverage Litigation between Congoleum and certain of its insurers, described in Section 2.2(c) above, was not subject to the automatic stay provisions of section 362 of the Bankruptcy Code or, in the alternative, requesting that the Bankruptcy Court grant relief from the automatic stay so that the Coverage Litigation could proceed during the pendency of the Reorganization Cases. On March 22, 2004, the Bankruptcy Court entered an order that permitted the claims asserted in the Coverage Litigation (except for certain claims for rescission of insurance policies issued to Congoleum) to proceed. The Bankruptcy Court did not make a finding as to whether or not the automatic stay provisions of section 362 of the Bankruptcy Code applied to the Coverage Litigation.

With respect to the motions for summary judgment filed by insurers pre-petition and described in Section 2.2(c) above, on April 19, 2004, the court denied the insurers' motions for summary judgment in their entirety.

On February 25, 2004, Congoleum filed an application for leave to file a Third Amended Complaint against the excess insurers to allege claims for breach of the implied covenant of good faith and fair dealing and for bad faith. On March 5, 2004, the court granted Congoleum’s application for leave to file a Third Amended Complaint in its entirety. On or about March 12, 2004, Congoleum filed the Third Amended Complaint and served each excess insurer with a copy.

On March 22, 2004, Congoleum filed an application for a jury trial during the Phase I trial. On April 19, 2004, the court denied Congoleum’s application. Congoleum filed an application for leave to appeal, but the Appellate Division refused to consider the appeal of the jury trial ruling on an interlocutory basis.

On August 12, 2004, the court entered a new case management order with respect to the pending insurance coverage litigation, Case Management Order No. IV (“CMO IV”), that divides the trial into three phases. CMO IV sets forth the deadlines for completing fact and expert discovery. CMO IV also established deadlines for dispositive and pre-trial motion practice. A new judge was assigned to the case effective February 23, 2005 and the schedule was modified as a result.

On February 22, 2005, the court ruled on a series of summary judgment motions filed by various insurers. The court denied a motion for summary judgment filed by certain insurers, holding that there were disputed issues of fact regarding the intent of the settling parties and whether the claimants had released Congoleum from any liability for the asbestos bodily injury claims of the claimants who signed the Claimant Agreement and the other settlement agreements.

The court also denied another motion for summary judgment filed by various insurers who argued that they did not have to cover the liability arising from the Claimant Agreement because they had not consented to it.

The court granted summary judgment regarding Congoleum’s bad faith claims against excess insurers (other than first-layer excess insurers), holding the refusal of these excess insurers to cover the Claimant Agreement was at least fairly debatable and therefore not in bad faith. Subsequently, bad faith claims against first-layer insurers were dismissed by stipulation. However, Congoleum contends that the court must still determine whether the insurers fairly and honestly considered the Claimant Agreement before refusing to consent to it.

On March 18, 2005, the Debtors filed a motion in the Bankruptcy Court asking the Bankruptcy Court to vacate its prior order lifting the automatic stay in bankruptcy to permit the Coverage Litigation to proceed. The Debtors requested that the Coverage Litigation proceedings be stayed until the Debtors had completed their plan confirmation process in the Bankruptcy Court. A hearing on the Debtors’ motion was held on April 12, 2005 and the motion was denied.

The Phase 1 trial in the insurance coverage litigation began on August 2, 2005. The court defined the scope of the Phase 1 trial as follows:

All issues and claims relating to whether the insurers are obligated to provide coverage under the policies at issue in the litigation for the global claimant’s agreement entered into by Congoleum, including but not limited to all issues and claims relating to both Congoleum’s decision and conduct in entering into the Claimant Agreement and filing a pre-packaged bankruptcy and the insurance company defendants’ decisions and conduct in opposing the Claimant Agreement and Congoleum’s pre-packaged bankruptcy, the reasonableness and good faith of the Claimant Agreement, whether the Claimant Agreement breached any insurance policies and, if so, whether the insurance companies suffered any prejudice, and whether the insurance companies’ opposition to the Claimant Agreement and bankruptcy and various other conduct by the insurers has breached their duties of good faith and fair dealing such that they are precluded from asserting that Congoleum’s decision to enter into the Claimant Agreement constitutes any breach(es) on the part of Congoleum.

In or about mid-November, 2005, and in early December 2005, certain insurers filed motions for summary judgment on the ground, inter alia, that the decision of the United States Court of Appeals for the Third Circuit reversing the Bankruptcy Court’s order approving the retention of Gilbert Heintz & Randolph LLP firm in In re Congoleum, 426 F.3d 675 (3d Cir. 2005), and/or Congoleum’s filing of avoidance actions in the Bankruptcy Court, entitled them to judgment as a matter of law on the Phase I issues. On March 16, 2006, the court denied the summary judgment motions filed by insurers, ruling that the motions, which were filed and argued before the close of plaintiff’s case, were procedurally not ripe for decision and that there were questions of fact that prevented granting a summary judgment motion.

Congoleum completed the presentation of its case-in-chief on April 28, 2006. Certain insurers thereafter moved for involuntary dismissal or judgment in their favor (the “directed verdict motions”), arguing that the evidence in the case, even when accepted as true and even after giving Congoleum the benefit of all legitimate inferences that may be drawn from such evidence, as New Jersey law requires at the close of the plaintiff’s case, was not sufficient to sustain a decision in Congoleum’s favor on Phase I. A variety of theories were advanced by the insurers similar to those previously made in their earlier motions for summary judgment, including but not limited to that (a) the settlements are unreasonable and were not negotiated or made in good faith; (b) the insurers were not in breach of their policies and, therefore, had the right to withhold their consent to the settlements if their objections were reasonable; (c) because the settlements were structured so as to be paid only from insurance proceeds, not by Congoleum, the insurers may avoid coverage entirely under the “legally obligated to pay” language of certain policies; (d) the alleged admissions made in the pleadings filed in support of the Avoidance Actions mandated dismissal; (e) Congoleum cannot establish exhaustion of underlying limits of insurance; and (f) the evidence in the case does not allow for reasonable people to disagree on these points.

Hearings on the directed verdict motions were held on June 2 and June 7, 2006. On July 13, 2006, the court denied the motions in their entirety as to all defendants. The court determined that, under the applicable legal standard, which forbids the court from making credibility determinations and requires the evidence and all inferences to be drawn from the evidence to be construed in Congoleum’s favor at this stage of the case, there remained fact questions that could only be resolved at the conclusion of the trial.

In addition to the directed verdict motions discussed above, which advanced arguments of general applicability to Congoleum’s claims against all of the insurers, two motions were filed by various Century entities at the close of the plaintiff’s case and sought relief specific to these Century entities. In the first motion, Century sought a dismissal as to Insurance Company of North America (“INA”) Policy XCPGO790870-2, a 1985 INA policy, on the ground that the policy contains an asbestos exclusion set forth in an endorsement issued on May 1, 1985. The court granted the motion on June 20, 2006, based on the asbestos exclusion, and ordered the dismissal with prejudice and without costs of Congoleum’s claims for coverage for all asbestos bodily injury claims with respect to that particular INA policy, as more particularly set forth in the order. In the second motion, ACE American Insurance Company (formerly CIGNA Insurance Company) and ACE Property and Casualty Insurance Company (formerly CIGNA Property and Casualty Insurance Company) (collectively, the “Former CIGNA Entities”) sought dismissal of Congoleum’s claims against those entities for the reasons stated in the moving parties' papers, which Congoleum contested. On June 20, 2006, the court granted this motion, dismissing the Former CIGNA Entities, as more particularly set forth in the order. In addition, by stipulation dated June 19, 2006, and filed with the Court on June 20, 2006, the parties stipulated that Century was the successor-in-interest to INA with regard to certain INA insurance policies issued to Congoleum, as more particularly set forth in the stipulation.

At the time it denied the directed verdict motions, the court strongly encouraged the parties to cooperate in completing the remainder of the Phase I trial to avoid unnecessary delays.

On May 18, 2007, the Superior Court of New Jersey issued its decision on the Phase I trial, ruling that the Claimant Agreement is an unreasonable agreement, not made in good faith, and therefore Congoleum's insurers have no coverage obligations for the Claimant Agreement.

A conference was held in the Coverage Action on February 7, 2008 to address Phase II of the trial. At the conference, the insurer defendants sought to expand Phase II of the Coverage Action to include claims and discovery relating to the Joint Plan and Omnibus Claimant Settlement. The Superior Court of New Jersey entered a case management order allowing the insurers to pursue claims and discovery on the Joint Plan and Omnibus Claimant Settlement in addition to the Pre-Petition Settlement Agreements. Congoleum sought to stay Phase II of the Coverage Action trial because of the pendency of the solicitation and balloting and scheduled confirmation hearing on the Joint Plan, but the Bankruptcy Court denied the stay motion. On March 28, 2008, the State Court entered Case Management Order VII setting a discovery schedule with respect to claims relating to insurance coverage under the Omnibus Claimant Settlement and the other pre-petition settlement agreements. Since that time, discovery in the Coverage Action has focused on the negotiations of pending bankruptcy plans during the course of the bankruptcy case.

At a March 11, 2009 status conference, Judge Stroumtsos requested that both Congoleum and the insurers file simultaneous submissions outlining the parties’ positions with respect to the scope of Phase II. Congoleum requested that the State Court stay the Coverage Action. Congoleum reiterated its belief that it would be premature to litigate coverage issues with respect to claims settled under the Pre-Petition Settlement Agreements and Claimant Agreement since the settling claimants thereunder have agreed to relinquish their rights under the Amended Joint Plan. In addition, Congoleum informed the State Court that the insurers’ attempts to terminate coverage violated the automatic stay in the bankruptcy case. After several rounds of submissions, the State Court denied the stay motion on June 22, 2009. Congoleum moved for leave to appeal, which application was denied on August 4, 2009.

On June 30, 2009, the insurers proposed a new case management order for Phase II. The State Court has not yet entered a new case management order for Phase II but discovery was not completed. The insurers demanded a summary judgment briefing schedule with respect to certain affirmative claims for relief against Congoleum. On July 30, 2009, First State filed a motion for summary judgment which motion was joined by numerous other insurers. CNA filed a separate motion for summary judgment. The insurers seek a declaration that they owe no coverage for (i) asbestos claims that were settled under the Claimant Agreement or (ii) asbestos claims that were the subject of any other agreements Congoleum entered in the past, or may enter in the future (including those that may be resolved pursuant any bankruptcy plan), unless Congoleum first obtains the insurers’ consent. CNA seeks a declaration that, by entering into the pre-petition Claimant Agreement, Congoleum materially breached all of its policies, thereby relieving CNA from coverage obligations for all of Congoleum’s present and future asbestos claims. First State’s and CNA’s summary judgment motions were denied. The Phase II trial was scheduled to commence in February 2010. The third and final phase of the trial will address bad faith punitive damages, if appropriate.

A stand down of proceedings in the Coverage Action has been in place since November 2009 while settlement negotiations were being pursued. On January 28 and 29, 2010, Congoleum filed motions to approve the Multi-Insurer Settlement and Seaton Settlement. A hearing on the approval of the Multi-Insurer Settlement and Seaton Settlement was held on February 19, 2010, and the District Court approved the settlement agreements. A stand down in the Coverage Action will continue until certain conditions in the Multi-Insurer Settlement are satisfied. Congoleum’s and Seaton’s claims against one another have been dismissed without prejudice from the Coverage Action. Pursuant to the Multi-Insurer Settlement, Congoleum’s and the settling insurers’ claims will be dismissed with prejudice upon satisfaction of conditions in the settlement agreements and upon payment of the respective settlement amounts.

(b)	Congoleum’s Insurance Coverage for Asbestos Property Damage Claims

The insurance policies purchased by Congoleum also provide coverage for claims asserting property damage. In the context of asbestos property damage, some, but not all, of Congoleum’s primary policies provided separate property damage limits, and some policies included property damage limits within a combined single, overall policy aggregate or within the policy’s products aggregate limit. Thus, Congoleum contends the property damage limits have been exhausted for some years and not other years under Congoleum’s primary policies. Congoleum has identified certain primary insurance policies, set forth on Exhibit B to the Plan, that provide separate property damage coverage limits. Up to approximately $1.25 million is earmarked for the payment of Asbestos Property Damage Claims from the proceeds of the Liberty Settlement.

(c)	Congoleum’s Insolvent and Certain Run-Off Insurers

The following U.S. based insurers of Congoleum that issued policies without asbestos exclusions are the subject of insolvency, liquidation, or rehabilitation proceedings: Midland Insurance Co., Transit Casualty Co., Highlands Insurance Co., Integrity Insurance Co., Mission Insurance Co., Holland-America Insurance Co., Western Employers Insurance Co., Home Insurance Co., and Protective National Insurance Co. of Omaha. A combined total of up to approximately $518 million of policy limits was issued by these insurers to or for the benefit of Congoleum; of these limits, up to approximately $272 million, $72 million, and $68 million were issued by Midland, Transit, and Highlands, respectively. The potentially available limits are in some cases subject to dispute, particularly in respect of policies of other than twelve-month policy periods.

In March 2006, Congoleum received a Notice of Determination (“NOD”) denying its claims in the Midland insolvency proceeding. Congoleum thereupon filed a timely objection to the NOD. The liquidator’s adverse determination is now subject to judicial review. Congoleum’s claims in the Transit proceedings were denied in 2000. According to the Transit liquidator, Congoleum did not challenge that denial, which therefore appears to have become final in 2000.

The liquidator of Integrity reports that Congoleum’s claims in that liquidation were disallowed, although Congoleum continues to pursue a claim against Integrity. However, the running of all appeal periods has been tolled until the resolution of a pending appeal by Integrity’s reinsurers. In certain insolvency proceedings, Congoleum may not have filed a timely claim. Although inquiry is ongoing, there do not appear to be claims pending in the liquidations of Mission, Holland-America, and Western Employers, which estates all established bar dates falling more than a decade prior to the Petition Date. Of the remaining insurers mentioned above, inquiry to date shows that Congoleum filed timely claims with the estates of Home and Protective National.

A number of the London Market insurers of Congoleum that issued policies without asbestos exclusions are the subject of insolvency proceedings. The combined total of aggregate policy limits issued to or for the benefit of Congoleum by such insolvent London Market insurers that were not the subject of pre-petition settlements is approximately $5 million based upon information provided by these insurers. Also, certain of the solvent London Market insurers have proposed so-called solvent schemes of arrangement for the purpose of paying claims under their previously issued policies. Congoleum has received approximately $256,000 pursuant to certain of these solvent schemes of arrangement, which funds are being held in escrow in an account for transfer to the Plan Trust after confirmation.

Congoleum is continuing to attempt to pursue its claims against insurers in insolvency and rehabilitation proceedings. However, there can be no assurance that Congoleum’s claims will be allowed in any such proceedings or, if allowed, that Congoleum or the Plan Trust will receive any distribution on asbestos-related or other claims.

ARTICLE 3
THE PRE-PETITION PROCESS

3.1.	The Prepackaged Plan

As both the volume of Asbestos Personal Injury Claims and the associated costs of defense and settlements increased, and as its principal insurers refused to make further payments or became insolvent, Congoleum became concerned about its ability to continue in business and to pay fair compensation to claimants allegedly injured by its historical operations. Beginning in October 2002, Congoleum consulted with its counsel regarding ways to compensate legitimate Asbestos Claimants while preserving Congoleum’s business, including utilization of the special provisions of the Bankruptcy Code, including section 524(g), to accomplish this purpose.

In an effort to further reduce the cost and disruption of a bankruptcy filing, and to optimize the potential for preserving value, Congoleum simultaneously negotiated the Claimant Agreement, the Security Agreement and the Collateral Trust Agreement. Congoleum also structured the plan of reorganization as a prepackaged plan, in which acceptances were solicited prior to filing the Reorganization Cases, in an effort to reduce the duration and expense of the contemplated bankruptcy proceedings and the risk that the contemplated bankruptcy proceedings would have a material adverse impact upon Congoleum’s business.

Votes were solicited for the prepackaged plan and the votes received were overwhelmingly in favor of the prepackaged plan. While the Debtors could have proceeded to seek confirmation of the prepackaged plan, after filing these Chapter 11 cases, the Debtors engaged in negotiations with various constituents in an effort to develop consensual modifications. However, as described in Sections 5.09, 5.13 and 5.15 below, litigation over the Pre-Petition Settlement Agreements and Claimant Agreement that formed the basis for the prepackaged plan ultimately ensued and, as a result of Court decisions in that litigation, the Debtors were unable to propose a consensual plan of reorganization (either the prepackaged plan or any plan of reorganization since then) which preserved any portion of the Pre-Petition Settlement Agreements or Claimant Agreement that was confirmable as a matter of law. The Litigation Settlement Agreement and treatment provided to holders of Class 7 Claims under the Plan is intended to resolve the issues in that litigation.

3.2.	Selection of the Futures Representative

Congoleum considered candidates to serve as the Futures Representative in the Reorganization Cases to represent the interests of Asbestos Personal Injury Claimants who are presently unknown. After reviewing the qualifications and potential conflicts of certain candidates, and following careful deliberation, Congoleum asked R. Scott Williams (one of the Plan Proponents) to serve as the Futures Representative.

Mr. Williams is a member of the Litigation Practice Group of Haskell Slaughter Young & Rediker, L.L.C. Mr. Williams holds degrees from the University of Illinois at Urbana-Champaign (B.A. 1985) and the University of Alabama School of Law (J.D. 1988). Prior to joining Haskell Slaughter Young & Rediker, L.L.C., Mr. Williams served United States Senator Howell Heflin as counsel to the United States Senate Judiciary Committee and as judicial clerk to the Honorable Sharon Lovelace Blackburn of the United States District Court for the Northern District of Alabama. Mr. Williams was admitted to the Alabama Bar in 1988 and his practice specializes in bankruptcy and commercial litigation. Mr. Williams is a frequent lecturer and author on bankruptcy and commercial litigation related topics and he currently serves as a contributing editor to Collier on Bankruptcy (15th Ed. Revised). Mr. Williams is a past president of the Birmingham Bar Bankruptcy and Commercial Law Section and is a former member of the Birmingham Bar Executive Committee. In addition, Mr. Williams is an active member of the American Bankruptcy Institute and has served in a variety of leadership roles for that organization.

Mr. Williams served as the futures representative in the prepackaged Chapter 11 case of In re Shook & Fletcher Insulation Co., U.S.B.C. N.D. Al., Case No.: 02-02771-BGC-11. Mr. Williams has never represented a current plaintiff, defendant, or insurer in connection with asbestos litigation against Congoleum, and, other than being selected as the Futures Representative, has never had a relationship with, or connection to, Congoleum or any of its Affiliates.

Mr. Williams’ appointment has been approved by the Bankruptcy Court. See Section 5.4 – “Bankruptcy Court Appointment of Futures Representative.”

3.3.	Formation of the Pre-Petition Asbestos Claimants’ Committee

During the course of the negotiations of the prepackaged plan documents, various representatives of the holders of Asbestos Personal Injury Claims engaged in discussions with the Claimants’ Representative concerning the possible pre-packaged bankruptcy filing by the Company. Such discussions culminated in the formation of the Pre-Petition Asbestos Claimants’ Committee which consisted of the following members: Perry Weitz, Esquire, Joseph Rice, Esquire, Steve Kazan, Esquire, Russell Budd, Esquire, Bryan Blevins, Esquire, John Cooney, Esquire and Matthew Bergmann, Esquire. The members of the Pre-Petition Asbestos Claimants’ Committee represented a majority of the holders of Asbestos Personal Injury Claims and a diverse mix of the types of such Asbestos Claimants.

3.4.	Pre-Petition Due Diligence Review

The Claimants’ Representative engaged L. Tersigni Consulting, P.C. (“LTC”) to conduct a due diligence investigation of (a) the business affairs of Congoleum, (b) the equity value of Congoleum, and (c) the feasibility of a plan of reorganization. The Pre-Petition Asbestos Claimants’ Committee was also apprised of the results of the due diligence investigation undertaken by LTC and considered such results in connection with its review and approval of the prepackaged plan of reorganization. LTC’s due diligence review consisted of an investigation of the past and present business activities of Congoleum and the relationship between Congoleum and its Affiliates. Congoleum cooperated with LTC in its investigation and produced numerous documents in response to the requests of LTC. The Futures Representative and his professionals conducted their own due diligence review, including consulting with advisors to the Company and the Claimants’ Representative.

ARTICLE 4
THE COMPANY: CORPORATE STRUCTURE AND MANAGEMENT

4.1.	Boards of Directors of the Company

(a)	Congoleum

The following table sets forth the name and principal occupation of each of the directors of Congoleum.

Name	Business Experience and Other Directorships

Mark N. Kaplan	Of Counsel, Skadden, Arps, Slate, Meagher & Flom LLP, attorneys, since 1999. Director of American Biltrite Inc., Volt Information Sciences, Inc. and Autobytel Inc. Director of Congoleum since 1995.

Richard G. Marcus
Vice Chairman of Congoleum (since 1994) and a Director (since 1993). Director (since 1982), President (since 1983) and Chief Operating Officer (since 1992) of American Biltrite Inc. American Biltrite is the control shareholder of Congoleum and owns and operates other businesses selling tape and film, flooring and rubber products, and costume jewelry.

Mark S. Newman
Chairman of the Board since 1995, President and Chief Executive Officer since 1994 of DRS Technologies, Inc., a high technology defense electronics systems company and wholly owned subsidiary of Finmeccanica S.P.A. Director of Opticare Health Systems, Inc., SSG Precision Optronics, Governor Aerospace Industries Association, New Jersey Technology Council and REFAC Technology Development Corporation. Past Chairman AEA. Director of Congoleum since 2000.

Roger S. Marcus
Director, President and Chief Executive Officer of Congoleum (since 1993) and Chairman (since 1994). Mr. Marcus is also a Director (since 1981), Chairman of the Board (since 1992) and Chief Executive Officer (since 1983) of American Biltrite Inc. From 1983 to 1992, Mr. Marcus served as Vice Chairman of the Board of American Biltrite Inc.

Name	Business Experience and Other Directorships

Jeffrey H. Coats
President, CEO and Director of Autobytel Inc., an internet automotive marketing services company (since December 2008). Executive Chairman and Director of Mikronite Technologies Group Inc., an industrial technology company. Mr. Coats is also a Managing Director of Maverick Associates LLC, a financial consulting and investment company. Director of Congoleum since 2005.

Adam H. Slutsky	Chief Executive Officer of Mimeo.com, an online document production company. Director of Congoleum since 2005.

William M. Marcus	Director, Executive Vice President and Treasurer of American Biltrite Inc. since 1966. Director of Congoleum since 1993.

C. Barnwell Straut	Managing Director of Hillside Capital Incorporated, an investment firm, since 1976. Director of Congoleum since 1986.

Roger S. Marcus and Richard G. Marcus are brothers, and William M. Marcus is their cousin. Roger S. Marcus and Richard G. Marcus were executive officers of Congoleum on December 31, 2003, when it filed its voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

(b)	CFI

The directors of CFI are Roger S. Marcus, Richard G. Marcus and Howard N. Feist III. See Section 4.1(a) – “Congoleum” above for information regarding Messrs. Roger and Richard Marcus and Section 4.2(a) – “Management of the Company - Congoleum” below for information regarding Mr. Feist.

(c)	CSI

The directors of CSI are Roger S. Marcus, Richard G. Marcus and Howard N. Feist III. See Section 4.1(a) – “Congoleum” above for information regarding Messrs. Roger and Richard Marcus and Section 4.2(a) – “Management of the Company - Congoleum” below for information regarding Mr. Feist.

4.2.	Management of the Company

(a)	Congoleum

The following is a list of the executive officers of Congoleum and a brief description of their positions and certain biographical data.

Name	Position with Congoleum

Roger S. Marcus	Chairman of the Board, Chief Executive Officer and President

Richard G. Marcus	Vice Chairman

Howard N. Feist III	Chief Financial Officer and Secretary

Dennis P. Jarosz	Senior Vice President – Sales & Marketing

Sidharth Nayar	Senior Vice President – Finance

John L. Russ III	Senior Vice President – Operations

Thomas A. Sciortino	Senior Vice President – Administration

Roger S. Marcus

Roger S. Marcus has been a Director and President and Chief Executive Officer of Congoleum since 1993, and Chairman since 1994. Mr. Marcus is also a Director (since 1981), Chairman of the Board (since 1992) and Chief Executive Officer (since 1983) of ABI. From 1983 to 1992, Mr. Marcus served as Vice Chairman of ABI.

Richard G. Marcus

Richard G. Marcus has been Vice Chairman of Congoleum since 1994 and a Director since 1993. Mr. Marcus is also a Director (since 1982) and President (since 1983) and Chief Operating Officer (since 1992) of ABI.

Howard N. Feist III

Howard N. Feist III has been Chief Financial Officer and Secretary of Congoleum since 1988. Mr. Feist is also Vice President – Finance and Chief Financial Officer of ABI (since 2000).

Dennis P. Jarosz

Dennis P. Jarosz has been Senior Vice President – Sales & Marketing since 2002. Previously, he was Senior Vice President – Marketing since 1995. Prior thereto, he had served as Vice President – Marketing since 1993 and Vice President – Sales & Marketing of the Tile Division of ABI (since 1986).

Sidharth Nayar

Sidharth Nayar has been Senior Vice President – Finance of Congoleum since 1999. Prior thereto, he had served as Vice President – Controller since 1994 and prior to that he was Controller since 1990.

John L. Russ III

John L. Russ III has been Senior Vice President – Operations since 2002. Prior thereto, he served as Executive Vice President for Borden Chemicals, Inc. (Forest Products Division), a supplier of resins and adhesives, since 1997. Prior to that he was Executive Vice President of Borden Chemicals and Plastics, a specialty resins manufacturer, since 1987.

Thomas A. Sciortino

Thomas A. Sciortino has been Senior Vice President – Administration of Congoleum since 1993. Prior thereto, he was Vice President – Finance of the Tile Division of ABI (since 1982).

(b)	CFI

Roger S. Marcus is the President and Howard N. Feist III is the Vice-President, Treasurer and Secretary of CFI.

(c)	CSI

Roger S. Marcus is the President and Howard N. Feist III is the Vice-President, Treasurer and Secretary of CSI.

4.3.	Directors and Officers of Reorganized Congoleum

On and after the Effective Date, the business and affairs of Reorganized Congoleum will be managed by the board of directors of Reorganized Congoleum.

On the Effective Date, the term of each director of the current board of directors for each Debtor shall expire. The initial board of directors of Reorganized Congoleum shall consist of five (5) directors. One of such directors shall be selected by the Bondholders’ Committee, three of such directors shall be selected jointly by the Futures Representative and the Asbestos Claimants’ Committee, and one of such directors shall be Reorganized Congoleum’s chief executive officer. The identity of such directors shall be disclosed by the Plan Proponents in the Plan Supplement. To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed prior to the Confirmation Hearing.

The initial officers of Reorganized Congoleum shall be set forth in the Plan Supplement. To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed at such time.

Notwithstanding the foregoing, as part of the Intercompany Settlement described in Section 8.34 below, ABI shall make the services of Roger Marcus, Richard Marcus and Howard Feist, III available to Reorganized Congoleum for two years after the Effective Date in consideration of a base annual fee of $800,000 and an annual incentive fee. Roger Marcus shall serve as Chief Executive Officer and Director of Reorganized Congoleum. Howard Feist III shall serve as Chief Financial Officer of Reorganized Congoleum. Substantially all of Roger Marcus's time, approximately 25% of Richard Marcus's time, and approximately 50% of Howard Feist III's time, in each case, during normal working hours on an annual basis shall be made available by ABI to Reorganized Congoleum for the two years following the Effective Date.

Further, five percent of Reorganized Congoleum's total authorized number of shares of common stock shall be reserved for issuance by Reorganized Congoleum for equity based compensation and awards to the management team of Reorganized Congoleum with terms to be determined by the Board of Directors of Reorganized Congoleum.

4.4.	Employees and Union Contracts

As of December 31, 2009, Congoleum employed a total of approximately 500 personnel. Congoleum has entered into collective bargaining agreements with hourly employees at three of its plants and with the drivers of the trucks that provide interplant transportation. These agreements cover approximately 360 of Congoleum’s employees. The Marcus Hook plant has a five-year collective bargaining agreement which expires in November 2013 and a separate five-year collective bargaining agreement which expires in January 2014. The Trenton sheet plant has a five-year collective bargaining agreement which was renewed in February 2006 and expires in January 2011. The Trenton tile plant has a five-year collective bargaining agreement which expires in May 2013. The Finksburg plant has a five-year collective bargaining agreement that expires in January 2015. In the past five years, there have been no significant strikes by employees at Congoleum and Congoleum believes that its employee relations are satisfactory.

4.5.	Debt and Equity Structure

(a)	Summary of Pre-Petition Date Indebtedness

(1)	The Credit Facility

On December 10, 2001, Congoleum entered into a revolving credit agreement (the “Credit Facility”) with Wachovia which provides for revolving loans and a letter of credit facility in an aggregate principal amount of up to $30,000,000. Interest payable on revolving loans is equal to .25% above a designated prime rate or 2.75% over an adjusted Eurodollar rate, as applicable, depending on meeting the required covenants under the Credit Facility. The Credit Facility contains certain covenants which include a covenant requiring the maintenance of minimum EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) if borrowing availability falls below a certain level. It also includes restrictions on the incurrence of additional debt and limitations on capital expenditures. The covenants and conditions under the Credit Facility must be met in order for Congoleum to borrow under the Credit Facility. The repayment obligations of Congoleum are secured under the Credit Facility by a grant of a perfected security interest in certain of Congoleum’s inventory and accounts receivable. In addition, Congoleum Financial Corporation and Congoleum Intellectual Properties, Inc., wholly owned subsidiaries of Congoleum as of the date of the Credit Facility, each granted a limited guarantee in favor of Wachovia with regard to the obligations of Congoleum under the Credit Facility.

Pursuant to the terms of the Credit Facility, amounts received by Congoleum with regard to its accounts receivable and inventory which are subject to the security interest granted by Congoleum to Wachovia are to be deposited by Congoleum, and Congoleum is obligated to direct its customers to remit payments, into a lockbox or blocked account, which funds are controlled and used by Wachovia to offset outstanding amounts borrowed by Congoleum under the Credit Facility.

In September 2002, Congoleum and Wachovia amended the Credit Facility to revise certain financial and other covenants. In February 2003, Congoleum and Wachovia further amended the Credit Facility to revise certain financial and other covenants on terms negotiated to reflect the transactions contemplated by Congoleum’s intended global settlement of its asbestos claims liability. Pursuant to this amendment, CSI and CFI granted a limited guarantee in favor of Wachovia with regard to the obligations of Congoleum under the Credit Facility, which limited guarantee is substantially similar to the limited guarantee that was previously granted by Congoleum Financial Corporation and Congoleum Intellectual Properties, Inc., which entities are no longer in existence. As of the Petition Date, the principal amount of all pre-petition obligations owed by the Debtors to Wachovia, both absolute and contingent, pursuant to the Credit Facility existing as of December 31, 2003 consisted of the principal amount of not less than $14,325,937, plus all interest accrued and accruing thereon and fees, costs, expenses and other charges accrued, accruing or chargeable with respect thereto.

Wachovia has provided debtor-in-possession financing during the pendency of the Reorganization Cases. See Section 5.2(b) – “Administration of the Reorganization Cases - DIP Financing”.

(2)	The Senior Notes

On August 3, 1998, Congoleum issued $100 million in aggregate principal amount of 8⅝% Senior Notes Due 2008 (the “Senior Notes”) priced at 99.505 to yield 8.70%. Interest was payable on the Senior Notes semi-annually on February 1 and August 1. The Senior Notes matured on August 1, 2008. The Senior Notes were redeemable at the option of Congoleum, in whole or in part, at any time on or after August 1, 2003 at predetermined redemption prices (ranging from 104% to 100%), plus accrued and unpaid interest to the date of redemption. The Indenture under which the notes were issued includes certain restrictions on additional indebtedness and uses of cash, including dividend payments.

In March 2003, Congoleum and the trustee under the Indenture governing the Senior Notes (the “Indenture Trustee”) amended the Indenture to expressly provide Congoleum, under the terms of that Indenture, with greater flexibility to pursue possible resolutions of its current and future asbestos claims liability, including negotiating a global settlement with current asbestos plaintiffs and the Futures Representative, and soliciting acceptances of and filing a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code. Prior to the amendment, holders of a majority in aggregate principal amount of the Senior Notes outstanding as of the record date for determining the holders entitled to vote on the proposed amendment had consented to the amendment.

In August 2003, Congoleum and the Indenture Trustee amended the Indenture to expressly provide Congoleum, under the terms of the Indenture, with greater flexibility to pursue approval of its pre-packaged plan of reorganization under Chapter 11 of the Bankruptcy Code. Prior to the amendment, holders of a majority in aggregate principal amount of the Senior Notes as of the record date for determining the holders entitled to vote on the proposed amendment had consented to the amendment. See Section 6.3(d) – “Treatment of Classified Claims and Interests” for a description of the treatment of the Senior Notes under the Plan.

(b)	Description of Capital Stock

(1)	Congoleum

Congoleum currently has 31,000,000 shares of capital stock authorized, of which 20,000,000 shares are designated as Class A Common Stock, 10,000,000 shares are designated as Class B Common Stock and 1,000,000 shares are designated as preferred stock (the “Preferred Stock”).

As of March 13, 2009, 3,663,390 shares of Class A Common Stock, 4,608,945 shares of Class B Common Stock and no shares of Preferred Stock were issued and outstanding. As of that date, ABI held 151,100 shares of Class A Common Stock and 4,395,605 shares of Class B Common Stock.

Upon the filing of amended certificates of incorporation in connection with the Effective Date, the Class A Common Stock, the Class B Common Stock and the Preferred Stock will be eliminated. Congoleum will have authority to issue only common stock and the Debtors will be prohibited from issuing non-voting capital stock in accordance with section 1123(a)(5) of the Bankruptcy Code.

(A)           Class A Common Stock

The Class A Common Stock is entitled to one vote per share and, generally, votes together with the Class B Common Stock as a single class. The Class A Common Stock and Class B Common Stock are on parity on a per share basis with respect to dividend and liquidation rights. The Class A Common Stock will be cancelled under the Plan.

The Company’s Class A Stock was delisted by Amex on February 19, 2008 because it did not meet the Amex listing standards for share value, share price, and aggregate market capitalization. The Congoleum shares are currently traded on the OTC Pink Sheets.

Following the Effective Date, unless otherwise determined by the Plan Proponents in accordance with applicable law, Congoleum’s common stock will not be publicly traded.

(B)           Class B Common Stock

Generally, the Class B Common Stock is entitled to two votes per share and votes together with the Class A Common Stock as a single class. The Class B Common Stock is only entitled to one vote per share with regard to certain extraordinary transactions. The Class B Common Stock and Class A Common Stock are on parity on a per share basis with respect to dividend and liquidation rights.

A holder of Class B Common Stock may convert any shares of such stock into an equal number of shares of Class A Common Stock at any time at the holder’s option. The Class B Common Stock is subject to automatic conversion into Class A Common Stock on a one-for-one basis upon the adoption of a resolution authorizing such conversion approved by the holders of a majority of the outstanding shares of Class B Common Stock voting as a separate class. In addition, any shares of Class B Common Stock sold or otherwise transferred to a person or entity other than an affiliate of the transferor will be automatically converted into an equal number of shares of Class A Common Stock upon such sale or transfer. A pledge of shares of Class B Common Stock is not considered a transfer for this purpose unless and until the pledge is enforced. Also, with respect to shares of Class B Common Stock held by ABI, those shares will automatically be converted into an equal number of shares of Class A Common Stock upon the occurrence of a “change of control” of ABI (as defined under Congoleum’s Certificate of Incorporation).

(2)	CFI

CFI has 1,000 shares of common stock, each share having a par value of $0.01, authorized, of which 100 shares are issued and outstanding and owned by Congoleum.

(3)	CSI

CSI has 1,000 shares of common stock, each share having a par value of $0.01, authorized, of which 100 shares are issued and outstanding and owned by Congoleum.

4.6.	Other Matters

(a)	Environmental Proceedings

Congoleum is named, together with a large number (in most cases, hundreds) of other companies, as a potentially responsible party (“PRP”) in pending proceedings under the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), and similar state laws. In addition, in four other instances, although not named as a PRP, Congoleum has received a request for information. The pending proceedings relate to eight disposal sites in New Jersey, Pennsylvania and Maryland in which recovery from generators of hazardous substances is sought for the cost of cleaning up the contaminated waste sites. Congoleum’s ultimate liability in connection with those sites depends on many factors, including the volume of material contributed to the site, the number of other PRPs and their financial viability, the remediation methods and technology to be used and the extent to which costs may be recoverable from insurance. However, under CERCLA, and certain other laws, Congoleum, as a PRP, can be held jointly and severally liable for all environmental costs associated with a site.

The most significant exposure to which Congoleum has been named a PRP relates to a recycling facility site in Elkton, Maryland (the “Galaxy/Spectron Superfund Site”). The PRP group at this site is made up of 81 companies, substantially all of which are large financially solvent entities. Two removal actions were substantially complete as of December 31, 1998 and a groundwater treatment system was installed thereafter. The Environmental Protection Agency (“EPA”) has selected a remedy for the soil and shallow groundwater (“Operational Unit 1” or “OU-1”); however, the remedial investigation/feasibility study related to the deep groundwater (“OU-2”) has not been completed. The PRP group, of which Congoleum is a part, has entered into a Consent Decree to perform the remedy for OU-1 and resolve natural resource damage claims (the “Consent Decree”). The Consent Decree also requires the PRPs to perform the OU-2 remedy, assuming that the estimated cost of the remedy is not more than $10 million. If the estimated cost of the OU-2 remedy is more than $10 million, the PRPs may decline to perform it or they may elect to perform anyway. Cost estimates for the OU-1 and OU-2 work combined (including natural resource damages) range between $22 million and $34 million, with Congoleum’s share ranging between approximately $1.0 million and $1.6 million. This assumes that all parties participate and that none cash-out and pay a premium; those two factors may account for some fluctuation in Congoleum’s share. Fifty percent (50%) of Congoleum's share of the costs is presently being paid by one of its insurance carriers, Liberty Mutual Insurance Company, whose remaining policy limits for this claim will cover approximately $0.3 million in additional costs. Congoleum expects to fund the balance to the extent further insurance coverage is not available. The Debtors filed a motion before the Bankruptcy Court seeking authorization and approval of the Consent Decree and related settlement agreements for the Galaxy/Spectron Superfund Site, as well as authorization for Liberty Mutual Insurance Company and Congoleum to make certain payments that have been invoiced to Congoleum with respect to the Consent Decree and related settlement agreements. The Bankruptcy Court approved the motion by Order dated August 22, 2006.

Congoleum also accrues remediation costs for certain of Congoleum’s owned facilities on an undiscounted basis. Congoleum has entered into an administrative consent order with the New Jersey Department of Environmental Protection and has established a remediation trust fund of $100,000 as financial assurance for certain remediation funding obligations. Estimated total cleanup costs of $1.6 million, including capital outlays and future maintenance costs for soil and groundwater remediation, are primarily based on engineering studies.

Congoleum anticipates that these matters will be resolved over a period of years and that after application of expected insurance recoveries, funding the costs will not have a material adverse impact on Congoleum’s liquidity or financial position. However, unfavorable developments in these matters could result in significant expenses or judgments that could have a material adverse effect on the financial position of Congoleum.

(b)	Other Matters Material to the Success of Reorganized Congoleum

The success of Reorganized Congoleum is dependent upon several factors. One factor is the ongoing contributions of senior management employees to be provided by ABI pursuant to the Intercompany Settlement and New ABI Agreement, as well as certain other employees, both management and in the field. In addition, Reorganized Congoleum’s continuing commercial relationships with ABI under the New ABI Agreement, and with Congoleum’s existing customer base and suppliers will be important to Reorganized Congoleum’s success.

4.7.	Debt Financing After Giving Effect to the Plan

(a)           Exit Facility. On the Effective Date, the Existing Credit Agreement and debtor-in-possession financing with Wachovia will be repaid and replaced by an Exit Facility, which is expected to have an original principal amount of $30 million and to be secured by substantially all of the assets of the Reorganized Debtors. The performance of Reorganized Congoleum depends in part on Reorganized Congoleum’s ability to obtain financing, including the Exit Facility, either from its relationship with Wachovia or from alternative sources during the Reorganization Cases and thereafter. Based on discussions with the Company concerning its previous contacts with lenders and the collateral package the Company is offering, the Plan Proponents would expect the Company to be able to obtain financing for the Exit Facility on reasonable terms, which terms will be set forth in the Exit Facility Commitment Letter or Term Sheet to be filed in the Plan Supplement.

(b)           New Senior Notes. The New Senior Notes means the Senior Secured Notes to be issued to holders of Allowed Senior Note Claims by Reorganized Congoleum in the initial aggregate principal amount of $33 million on the Effective Date and which shall be due and payable December 31, 2017. There shall be no interest accruing or due and payable on the principal amount of the New Senior Notes for the first six months after the Effective Date. Thereafter, interest shall accrue on the principal amount of the New Senior Notes at the rate of 9% per annum and be payable semi-annually in cash. At the sole option of Reorganized Congoleum, however, beginning with the interest payment due 12 months after the Effective Date to and including the interest payment due 30 months after the Effective Date (the “PIK Period”), interest may be paid in kind by the issuance of additional New Senior Notes in the aggregate amount of the interest then due and payable on each such payment date within the PIK Period. The option shall be separately exercisable with respect to each of the four semi-annual periods within the PIK Period. If Reorganized Congoleum elects to pay interest in kind during any semi-annual period within the PIK Period, interest shall accrue on all the New Senior Notes during such semi-annual period, including any New Senior Notes issued previously in connection with an interest payment in kind, at the rate of 11% per annum; if the Company does not elect the PIK payment option on any interest payment date within the PIK period, interest for such semi-annual period shall be calculated at the rate of 9% per annum on all the New Senior Notes during such semi-annual period, including any New Senior Notes issued previously in connection with an interest payment in kind. After the expiration of the PIK Period, the option to pay interest in kind shall expire, and be of no further force and effect, and all interest shall accrue at 9% per annum, payable semi-annually in cash.

                      The New Indenture shall contain a provision for the annual issue of additional notes (“Additional Notes”) as follows: Commencing with the end of the Company’s Fiscal Year ending December 31, 2011, the Company shall calculate the average annual Consolidated Cash Flow for each of the prior two Fiscal Years for each of the Company’s Fiscal Years ending 2011 through 2016 (each such date, a “Determination Date”). The Company shall then calculate an assumed net debt capacity (the “Net Debt Capacity”) as of each such Determination Date by multiplying the applicable two-year average annual Consolidated Cash Flow by four. The Company shall issue Additional Notes to Holders of Notes on the relevant Regular Record Date to the extent that the Net Debt Capacity as of such Determination Date, plus any Cash Equivalents on the Company’s balance sheet (plus any undrawn commitment amount under the Company’s then outstanding revolving credit facility to the extent available to be drawn on the Determination Date) as of such Determination Date, exceeds the sum of (i) the amount of the outstanding balance of the Company’s then outstanding revolving credit facility (determined as the daily average of such loan for the Fiscal Year ending on such Determination Date, and assuming it was fully drawn to the extent available to be drawn on each day of calculation of such daily average); (ii) the $33.0 million of Initial Notes; (iii) the amount of Additional Notes (excluding interest accretion as provided in the penultimate sentence of this paragraph) issued with respect to all prior Determination Dates; and (iv) the amount of other interest-bearing Indebtedness outstanding as of such Determination Date. The calculation of the amount of Additional Notes to be issued shall take place within three months after each Determination Date, and the issuance of such Additional Notes shall take place on the first Interest Payment Date after such calculation. The Company shall pay interest with such Additional Notes in cash upon issuance of such Additional Notes at a rate of 9% per annum on the principal amount of such Additional Notes accrued from the first date of the Fiscal Year following the applicable Determination Date if the Company pays interest in cash on the then existing Notes on such issuance date; and if interest on existing Notes on such issuance date is paid in PIK Notes, the principal amount of Additional Notes shall be increased to include the interest accreted from the first date of the Fiscal Year following the applicable Determination Date to the applicable issue date at a rate per annum of 11% on the principal amount of Additional Notes otherwise to be issued not taking into account such accretion. In no event shall the cumulative amount of Additional Notes issued under the procedures set forth in this paragraph exceed $37.0 million (excluding interest accretion as provided in the penultimate sentence of this paragraph).

Upon a Change of Control (as defined in the New Indenture as are other terms used in this definition of New Senior Notes), the holders of the New Senior Notes may require Reorganized Congoleum to repurchase the New Senior Notes at an offer price in cash equal to 115% of the aggregate principal amount thereof plus accrued and unpaid interest thereon. Moreover, the New Senior Notes are not optionally redeemable at any time prior to maturity.

The New Senior Notes will be secured by liens or security interests in all the assets of Reorganized Congoleum, which liens or security interests shall be subordinate in priority only to the liens or security interests granted by Reorganized Congoleum under the Exit Facility but shall not otherwise be subordinated to the Exit Facility, and which New Senior Notes liens or security interests shall be pari passu with no other security interests or liens. The New Senior Notes shall be in the form set forth in the New Indenture, which will be filed as part of the Plan Supplement.

ARTICLE 5
EVENTS DURING THE REORGANIZATION CASES

5.1.	Commencement of the Reorganization Cases

On December 31, 2003 (the “Petition Date”), Congoleum, CSI and CFI each filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Each Debtor was authorized to operate its business and manage its properties as a debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. On or about January 7, 2004, the Bankruptcy Court entered an order providing for the joint administration of the Reorganization Cases.

5.2.	Administration of the Reorganization Cases

(a)	Payment of Pre-Petition Debt Incurred in the Ordinary Course of Business

On January 7, 2004, the Bankruptcy Court entered orders that authorized the Company to pay, in its discretion, all undisputed, unsecured pre-petition indebtedness and obligations (other than the Asbestos Claims, Senior Note Claims and any other indebtedness or liabilities that are impaired and to be restructured under the Plan) which were incurred in the ordinary course of business as such indebtedness and obligations mature in accordance with their terms, and to pay salaries, wages, benefits and other amounts owed to employees and consultants as such obligations become due, including obligations that were, or may have been, incurred prior to the Petition Date.

(b)	DIP Financing

In order to fund ongoing business operations and to preserve the value of the Debtors’ estates, the Debtors entered into a Ratification and Amendment Agreement (the “Ratification Agreement”) with Wachovia to ratify and amend the Credit Facility in order to provide the Debtors with debtor-in-possession financing. The Debtors filed a Motion for Interim and Final Orders Pursuant to Sections 363(c) And 364(c) of the Bankruptcy Code and Bankruptcy Rule 4001 (1) Authorizing the Use of Cash Collateral, (2) Authorizing Debtors to Obtain Interim Post-Petition Financing, (3) Granting Senior Liens and Priority Administrative Expense Status, (4) Modifying the Automatic Stay, (5) Authorizing Debtors to Enter into Agreements with Congress Financial Corporation, and (6) Prescribing Form and Manner of Notice and Time for Final Hearing under Bankruptcy Rule 4001(C) (the “DIP Motion”). On March 8, 2004, the Bankruptcy Court entered the DIP Financing Order, a Final Order authorizing the Debtors to obtain debtor-in-possession financing on a final basis, effective as of February 2, 2004.

In summary, Wachovia agreed, subject to the terms of the Ratification Agreement, to make post-petition loans to Congoleum in an aggregate principal amount not to exceed $30 million, including a sublimit of $5 million for letters of credit, subject to certain borrowing base and minimum excess availability restrictions. To secure this indebtedness, Wachovia was granted security interests in all of the collateral subject to security interests in the Credit Facility, all present and future accounts, all present and future acquired Inventory and all documents of title. In addition, the DIP Financing Order provides, inter alia, that the obligations of the Debtors under the Ratification Agreement will constitute, in accordance with section 364(c)(1) of the Bankruptcy Code, allowed administrative expense claims against the Debtors in the Reorganization Cases, with such claims having priority over all other administrative expense claims and all unsecured claims of the Debtors then existing or thereafter arising, of any kind or nature whatsoever including, without limitation, all administrative expenses of the kinds specified in sections 503(b) and 507(b) of the Bankruptcy Code. Reference should be made to the DIP Motion (including all exhibits thereto) and the Ratification Agreement, copies of which are on file with the Bankruptcy Court, for more details regarding the terms of the financing.

On November 22, 2004, with the consent of Wachovia, the Debtors filed a motion pursuant to Section 364 of the Bankruptcy Code for an Order Approving Amendment to Post-Petition Financing Agreement, which was granted by the Bankruptcy Court by order dated December 14, 2004. This amendment (i) amended the budget; (ii) extended the term of the existing Credit Facility from December 31, 2004 to June 30, 2005; (iii) placed new limitations on capital expenditures; (iv) provided a new minimum EBITDA covenant and (v) eliminated the minimum tangible net worth requirement. A fee of $150,000 was paid to Wachovia upon approval of this amendment by the Bankruptcy Court.

Numerous non-material amendments to the Ratification Agreement have been agreed to, and notice of such amendments were filed with the Bankruptcy Court. Most recently, on November 3, 2009, the Debtors filed a notice of non-material modification and amendment to the Ratification Agreement. This amendment extended the maturity date to the earlier of (a) June 30, 2010 and (b) the date a plan of reorganization in the Debtors’ bankruptcy cases, as confirmed by the District Court, becomes effective. In addition, the amendment provided for a modification of the borrowing base and granted Wachovia first priority liens in certain eligible property. The amendment provided for payment of an amendment fee of $60,000 and a $15,000 monthly fee commencing upon entry of order until termination. Congoleum also sought and obtained an approval order with respect to the amendment.

(c)	Asbestos Property Damage Claim Bar Date

At the time the Debtors commenced the Reorganization Cases, no Asbestos Property Damage Claims were being asserted against the Debtors. In order to bind holders of Asbestos Property Damage Claims to the Plan, the Debtors needed to ascertain whether any such claims existed, and if so, give such claimants notice and an opportunity to protect their interests. On January 13, 2004, the Debtors filed the Motion re: for Order (i) Establishing Asbestos Property Damage Claim Bar Date; (ii) Approving Property Damage Proof of Claim Form; and (iii) Approving Scope and Form of Notice (the “Asbestos Property Damage Claim Bar Date Motion”). The Bankruptcy Court, on February 2, 2004, entered an Order establishing May 3, 2004 as the deadline by which holders of Asbestos Property Damage Claims were required to assert such claims against the Debtors by the filing of an Asbestos Property Damage Proof of Claim Form or be forever barred from asserting any such claim against the Debtors, the Reorganized Debtors, the Plan Trust and other parties protected by the Bankruptcy Court’s Orders or the Plan (the “Asbestos Property Damage Claim Bar Date Order”).

Because the Debtors were unaware of any holders of Asbestos Property Damage Claims, notice of the Asbestos Property Damage Claim Bar Date was provided by publication in certain national newspapers and newspaper inserts, such as The New York Times and Parade Magazine, as well as trade publications for certain industries. In response, thirty-six (36) Asbestos Property Damage Proofs of Claim were filed which asserted Asbestos Property Damage Claims of approximately $900,000 in the aggregate. After reviewing the Asbestos Property Damage Claims to ensure that such claims were based upon the existence of Congoleum manufactured asbestos-containing products in the buildings for which claims are asserted as well as to ensure that such claims complied in all other respects with the Asbestos Property Damage Claim Bar Date Order, the Debtors filed objections to certain of the claims. By Order dated January 18, 2005, several Asbestos Property Damage Claims were expunged. As a result, 19 Allowed Asbestos Property Damage Claims remain, which total approximately $133,000 in the aggregate.

(d)	Bondholders’ Committee’s Motion For Bar Date

On October 12, 2007, the Bondholders’ Committee filed a motion seeking the entry of an order establishing January 8, 2008 as the general bar date by which proofs of claim in these Chapter 11 cases, including proofs of claim arising out of asbestos-related claims for which the Debtors allegedly have legal liability, must be filed against the Debtors, and approving the form and manner of notice of the general bar date. Objections to the motion were filed by the Futures Representative, the Asbestos Claimants’ Committee, Century Indemnity Company, and counsel to certain asbestos claimants. The Bankruptcy Court held a hearing on November 5, 2007. On February 4, 2008, the Bankruptcy Court entered a Memorandum Opinion and Order denying the motion. The Bondholders’ Committee and various insurers separately filed appeals with respect to the Order denying the motion, which appeals were administratively terminated by orders of the Court. Any party to the case may reopen the case and all appellate rights are preserved.

5.3.	Asbestos Claimants’ Committee and Bondholders’ Committee

Section 1102 of the Bankruptcy Code authorizes the appointment of a committee of holders of unsecured claims and such other committees as the United States Trustee or the Bankruptcy Court may determine to appoint. On March 23, 2004, a motion was filed requesting that the United States Trustee appoint an official committee of unsecured asbestos-related personal injury claimants. On April 19, 2004, the Bankruptcy Court entered an order requiring the appointment of the Asbestos Claimants’ Committee. On April 21, 2004, the United States Trustee appointed the Asbestos Claimants’ Committee, which currently consists of the following members: (i) Frank Cettina, c/o Weitz & Luxenberg, P.C.; (ii) Michael Edwards, c/o Baron & Budd, P.C.; (iii) Gerald and Mae Ferro, c/o Kazan, McClain, Abrams, Fernandez, Lyons & Farrise, a Professional Law Corporation; (iv) Harvey Overman, c/o Motley Rice, LLC; and (v) Lois J. Amati, c/o Robert Taylor, II, PC & Assocs. The Asbestos Claimants’ Committee requested and obtained authority to employ the following professionals: (i) Caplin & Drysdale, Chartered as counsel to the Asbestos Claimants’ Committee; (ii) Goldstein Lem & Isaacson, P.C., which has now been replaced by Greenbaum, Rowe, Smith & Davis LLP, as co-counsel to the Asbestos Claimants’ Committee; (iii) LTC as financial advisors, which has now been replaced by Charter Oak Financial Consultants, LLC; (v) Legal Analysis Systems as an asbestos-related bodily injury consultant; and (vi) Charter Oak Financial Consultants, LLC as financial advisors to replace LTC.

On January 27, 2006, the United States Trustee appointed the Bondholders’ Committee consisting of Deutsche Asset Management, Wells Capital Management and HSBC Bank USA, N.A., as Successor Indenture Trustee, to represent the interests of the holders of Senior Note Claims. Wells Capital Management has since resigned from the Bondholders’ Committee. As described in Section 6.3(d) – “Treatment of Classified Claims and Interests,” the Senior Note Claims are Impaired by the Plan. The Bondholders’ Committee requested and obtained authority to employ the following professionals: (i) Akin Gump Strauss Hauer & Feld as co-counsel; (ii) Teich Groh as co-counsel; and (iii) Bates White, LLC as an asbestos-related bodily injury consultant.

On October 8, 2007, the United States Trustee filed a motion seeking the entry of an order appointing an examiner to investigate the conduct of LTC and to determine whether the Debtors or the estates have any causes of action against LTC as a result of allegations that LTC improperly billed the estate for time that it did not work. It is alleged that LTC improperly raised its fees in its filed fee applications causing the estates to pay fees to LTC that were not earned. The Debtors also filed a motion on October 8, 2007, which sought an order requiring LTC (i) to disgorge all the fees and expenses it received in connection with its role as financial advisor to the ACC in these Chapter 11 cases due to LTC’s improper conduct relating to its billing practices; (ii) prohibit and enjoin LTC from filing further fee applications for unpaid fees and services in these Chapter 11 cases; and (iii) to reimburse the Debtors’ estates for the fees and expenses associated with the investigation of this matter by the Debtors and monitoring of the investigation by other estate professionals. LTC filed for bankruptcy in the United States Bankruptcy Court for the District of Connecticut (the “Tersigni Bankruptcy proceeding”). The Bankruptcy Court entered an Order Directing the Appointment of an Examiner to investigate the billing practices and related conduct, including an investigation of any fraud, dishonesty, incompetence, or gross mismanagement of the affairs of LTC by management. On January 14 and 16, 2008, respectively, the United States Trustee and the Debtors each withdrew their motions pending in the Reorganization cases without prejudice. Congoleum filed a proof of claim in the Tersigni Bankruptcy proceeding for the amount of fees paid to LTC in the Congoleum Chapter 11 case on or about March 10, 2008. On June 9, 2009, the Bankruptcy Court approved a settlement among Congoleum, the Asbestos Claimants’ Committee, Nancy Tersigni, the estate of Loreto Tersigni, Elizabeth Tersigni and LTC with respect to the estate’s and LTC’s claims against one another.

5.4.	Bankruptcy Court Appointment of Futures Representative

On February 18, 2004, the Bankruptcy Court entered an order approving the appointment of R. Scott Williams (also one of the Plan Proponents) as the Futures Representative (the “Futures Representative Appointment Order”). Mr. Williams’ qualifications to serve as Futures Representative, and the process by which he was selected, are set forth in Section 3.2 – “Selection of the Futures Representative.” Mr. Williams requested and obtained the authority to employ the following professionals: (i) Swidler Berlin LLP (formerly Swidler Berlin Shereff Friedman LLP) as co-counsel to Mr. Williams; (ii) Ravin Greenberg PC as co-counsel to Mr. Williams; and (iii) CIBC World Markets Corp. as financial advisor to Mr. Williams. In March 2006, Swidler Berlin LLP withdrew as co-counsel to Mr. Williams and Mr. Williams requested and obtained the authority to retain Orrick, Herrington & Sutcliffe LLP as co-counsel to Mr. Williams. In March 2006, CIBC World Markets Corp. also withdrew as financial advisor to Mr. Williams and Mr. Williams requested and obtained authority to retain Piper Jaffray & Co. as financial advisor to Mr. Williams. On November 5, 2007, the Bankruptcy Court approved the retention of Hamilton, Rabinovitz & Associates, Inc. to serve as an asbestos-related bodily injury consultant to Mr. Williams.

On February 27, 2004, certain insurers of the Debtors appealed the Futures Representative Appointment Order. On August 9, 2004, the District Court entered an order affirming the Futures Representative Appointment Order. On September 8, 2004, the appellants appealed the District Court’s order to the United States Court of Appeals for the Third Circuit (the “Court of Appeals”). By order dated February 23, 2005, with the agreement of the parties, the Court of Appeals dismissed the appeal.

5.5.	Retention of Professionals

The Debtors requested and obtained the authority to employ the following professionals: (i) Saul Ewing LLP (“Saul Ewing”) as counsel to the Debtors; (ii) Gilbert Heintz & Randolph LLP (“GHR”) as special insurance counsel to the Debtors; (iii) Dughi & Hewit PC (formerly, Dughi Hewit & Palatucci PC) as special insurance counsel to the Debtors; (iv) SSG Capital Advisors, L.P. as financial advisors to the Debtors; (v) Ernst & Young LLP as audit and tax advisors to the Debtors; (vi) Guiliani Capital Advisors LLC (formerly Ernst & Young Corporate Finance LLC) as restructuring advisor to the Debtors; (vii) Peterson Risk Consulting as insurance allocation consultant to the Debtors; (viii) Daley-Hodkin, LLC as appraiser; (ix) Logan & Co., Inc. as official claims, balloting and noticing agent; (x) FTI Consulting as trial support service provider; (xi) Ritchie & Associates as consultants; and (xii) Gelber Organization, LLC as tax consultants.

Certain of the Debtors’ insurers appealed the Bankruptcy Court’s Orders authorizing the retention of Saul Ewing and GHR. On August 26, 2004 the District Court vacated the Bankruptcy Court’s order authorizing the retention of Saul Ewing and remanded the matter to the Bankruptcy Court for further fact finding. A stay of this Order was subsequently entered by the District Court pending an appeal by the Debtors. On September 24, 2004, the Debtors appealed the District Court’s order to the Court of Appeals.

While the Debtors and Saul Ewing denied all allegations raised by the insurers challenging Saul Ewing’s retention, they decided that further contesting those allegations could entail enduring a costly and potentially distracting appellate process. Saul Ewing, in consultation with and consent of the Debtors, concluded that it should withdraw as the Debtors’ counsel in order to avoid any potential distraction to the Debtors’ reorganization efforts and potential additional cost to the Debtors’ estates. On October 18, 2004, the Bankruptcy Court approved Saul Ewing’s withdrawal as counsel to the Debtors and established a transition period during which Saul Ewing would complete certain work for the Debtors. The Debtors requested and obtained the authority to employ Pillsbury Winthrop Shaw Pittman LLP (formerly Pillsbury Winthrop LLP) and Okin, Hollander & DeLuca, LLP as substitute co-counsel to the Debtors.

On August 9, 2004, the District Court affirmed the Bankruptcy Court’s Order authorizing the retention of GHR. On September 8, 2004, the appellants appealed the District Court’s order to the Court of Appeals.

On October 13, 2005, the Court of Appeals determined that GHR had not obtained effective waivers of certain conflicts of interest, issued a decision disqualifying GHR as counsel to the Debtors (the “Disqualification Decision”) and remanded the matter to the District Court for further proceedings consistent with its opinion. On December 6, 2005, the Bankruptcy Court entered an Order authorizing the retention of Covington & Burling to represent the Debtors as co-counsel with Dughi & Hewit in the insurance coverage litigation and with respect to insurance settlement matters previously handled by GHR.

As a result of the Disqualification Decision, by motion dated October 28, 2005, GHR sought an order authorizing the withdrawal of GHR as special counsel to the Debtors (the “Withdrawal Motion”). In response, certain insurers filed a Cross-Motion For Disgorgement of Fees (the “Cross-Motion”), which was contained in the certain insurers’ objection to the Withdrawal Motion. The Cross-Motion was joined, in whole or in part, by several other insurers, the Bondholders’ Committee and the Office of the United States Trustee. The Debtors sought mediation with respect to, inter alia, the Cross-Motion.

The Bankruptcy Court held a hearing on the Cross-Motion on February 6, 2006 and issued an oral decision granting the Cross-Motion on February 7, 2006 (the “GHR Disgorgement Decision”). The Bankruptcy Court denied the Withdrawal Motion as moot at a hearing held on March 6, 2006. On February 27, 2006, the Bankruptcy Court stated that it would grant the Motion of United States Trustee for an Order Compelling Disgorgement of Funds Received by Gilbert Heintz & Randolph based on the identical reasoning contained in the GHR Disgorgement Decision. Accordingly, on March 27, 2006, the Bankruptcy Court entered an Order (the “Disgorgement Order”) compelling GHR to disgorge all fees and expenses paid to it in connection with GHR’s First through Sixth Fee Applications, such amounts totaling $9,662,486.71 and denying GHR’s request for $3,312,151.53 in connection with its Seventh and Eighth Fee Applications. GHR appealed the Disgorgement Order to the District Court. GHR’s request for a stay of the Disgorgement Order pending appeal was denied by the Bankruptcy Court by Order, dated April 27, 2006. On April 28, 2006, GHR filed an Emergency Motion for a stay of the Disgorgement Order pending appeal with the District Court, which was denied by the District Court on May 15, 2006. On May 12, 2006, GHR filed an application with the Bankruptcy Court seeking reimbursement of $1,459,150.55 in expenses (the “GHR Expense Application”), which would have been setoff against the $9,662,486.71 ordered to be disgorged pursuant to the Disgorgement Order. On May 26, 2006, the Debtors filed a Cross-Motion to the GHR Expense Application seeking entry of judgment with respect to the Disgorgement Order and authorization to register the judgment in the districts where GHR maintains its assets. On July 27, 2006, the Debtors advised the Bankruptcy Court that the Debtors and the Bondholders’ Committee had reached an agreement in principle with GHR, subject to documentation, settling GHR’s liability under the Disgorgement Order. The Debtors and GHR subsequently entered into and agreed to the certain Stipulation and Consent Order Resolving Dispute Regarding GHR Disgorgement Order (the “Stipulation and Consent Order”) under which GHR was to pay Congoleum over time approximately $9.2 million plus interest. The Stipulation and Consent Order was supported by the Bondholders’ Committee and the Futures Representative. On October 12, 2006, the Debtors filed a motion for an order pursuant to 11 U.S.C. § 105 and Federal Rule of Bankruptcy Procedure 9019 approving the Stipulation and Consent Order. On April 4, 2007, the Bankruptcy Court held a hearing on the motion for approval of the Stipulation and Consent Order, which motion was granted orally, and an order was entered on April 5, 2007. In April 2008, GHR paid Congoleum cash in full satisfaction of the outstanding settlement amount.

On or about February 19, 2004, the Debtors filed an application to retain The Kenesis Group LLC to perform post-petition services. On April 5, 2004, the Bankruptcy Court denied Kenesis’ retention application. On December 8, 2005, certain insurers filed a Motion Seeking Disgorgement of Fees by Kenesis and Authority to Commence an Avoidance Action against Kenesis (the “Kenesis Disgorgement Motion”) with the Bankruptcy Court. On February 6, 2006, the United States Trustee filed a separate Motion For Disgorgement of Fees by Kenesis and on February 8, 2006, the Debtors filed a Cross-Motion with respect to the Kenesis Disgorgement Motion. The Debtors’ Cross-Motion sought disgorgement of fees for services rendered by Kenesis after the Petition Date.

A hearing on the Kenesis Disgorgement Motion and the Debtors’ Cross-Motion was held on February 14, 2006 at which the Bankruptcy Court rendered its decision (the “Kenesis Decision”). By the Kenesis Decision, the Bankruptcy Court granted, in part, the Debtors’ Cross-Motion and the Kenesis Disgorgement Motion by ordering Kenesis to disgorge all fees related to services performed after the Petition Date. Kenesis was specifically ordered to disgorge the sum of $181,000, and the Debtors were directed to investigate whether additional disgorgement or fee recovery is appropriate under various legal theories. The Bankruptcy Court denied the Kenesis Disgorgement Motion to the extent that it sought disgorgement of fees for services rendered pre-Petition Date and denied the certain insurers’ derivative standing to commence an avoidance action against Kenesis. In February 2006, Kenesis paid the Debtors $181,000 on account of the Kenesis Decision.

On March 9, 2006, certain insurers filed a cross-motion to appoint an independent examiner for the GHR matters (the “Examiner Cross-Motion”). On April 3, 2006, the Bondholders’ Committee filed a Motion for Entry of an Order Granting Leave, Standing and Authority to Prosecute Certain Causes of Actions on Behalf of the Estates Against Gilbert Heintz & Randolph, LLP (the “Bondholders’ Standing Motion”). In response to the Bondholders’ Standing Motion, by Order, dated April 20, 2006, the Bankruptcy Court granted the Bondholders’ Committee standing on behalf of the Debtors to investigate and prosecute malpractice claims against GHR and further granted the Bondholders’ Committee standing on behalf of the Debtors to investigate and pursue claims against Kenesis. Accordingly, the Debtors are no longer investigating potential additional claims against Kenesis, but have cooperated with the Bondholders’ Committee in its investigation and prosecution of claims on the Debtors’ behalf. The Bankruptcy Court denied the Examiner Cross-Motion and certain insurers have appealed the order (the “Examiner Appeal”). On July 13, 2006, the Debtors filed a motion to dismiss the Examiner Appeal. On July 17, 2006, the Bondholders’ Committee filed a motion to dismiss the Examiner Appeal. By Stipulation, dated September 27, 2006, the parties agreed to extend the time to respond to the motion to dismiss to no later than October 30, 2006. By Order dated November 17, 2006, with the agreement of the Debtors, certain insurers, and the Bondholders’ Committee, the District Court administratively terminated the Examiner Appeal.

The Debtors, the Bondholders’ Committee (on behalf of the estates) and Gilbert LLP (formerly known as Gilbert Oshinsky, LLP, Gilbert Randolph LLP and Gilbert Heintz & Randolph LLP) have entered into several tolling agreements with respect to such malpractice claims and the present tolling agreement continues until June 30, 2010, unless earlier terminated by act of the parties. The Debtors and the Bondholders’ Committee filed an adversary proceeding against Kenesis in December 2006 to which Michael Rooney was later joined as a defendant. Subsequently, the Debtors and the Bondholders’ Committee (on behalf of the estates) entered into a tolling agreement with Kenesis and Rooney with respect to certain claims, and the present tolling agreement expires on December 31, 2010, unless earlier terminated by act of the parties.

5.6.           Developments with Regard to Certain Pre-Petition Claims

On February 28, 2005, the Debtors filed the Objection to Asbestos Personal Injury Claims of Certain Pre-Petition Settled Claimants (First Set) (the “Claims Objection”) seeking the disallowance and expungement of the Asbestos Personal Injury Claims of certain of the claimants that participated in the Claimant Agreement. The Claims Objection asserted that certain of such claims were potentially invalid because they may have been barred by the statutes of limitations and therefore may not have been filed in good faith. Certain of the claims were withdrawn, and other claimants did not respond. By the Order Concerning Debtors’ Objection to Asbestos Personal Injury Claims of Certain Pre-Petition Settled Claimants (First Set), dated April 5, 2005 and the Consent Order Withdrawing Motion Without Prejudice, dated April 27, 2005, the Bankruptcy Court disallowed approximately 580 claims totaling approximately $4.3 million.

On September 20, 2005, the Bankruptcy Court entered a Consent Order between the Debtors and Campbell Cherry in which Campbell Cherry agreed on behalf of certain of its clients to withdraw certain claims that had previously been approved under the Claimant Agreement and to forbear from exercising all rights under the Claimant Agreement with respect to such claims. The Consent Order related to claims with an approximate dollar value of $6.5 million.

On May 2, 2007, the Debtors filed an objection to certain claims pursuant to section 502 of the Bankruptcy Code seeking to disallow and expunge certain pre-petition settlement claimants represented by Campbell Cherry, which the Debtors assert are invalid settled claims because of a failure of one of the conditions for an eligible, qualified claim under the Claimant Agreement. On November 27, 2007, the Bankruptcy Court held a hearing and denied the Debtors’ objection.

5.7.	Developments With Regard to Certain Proofs of Claim

(a)	Wausau

On or about October 5, 2006, Employers Insurance Company of Wausau f/k/a Employers Insurance of Wausau, a Mutual Company (“Wausau”) submitted a proof of claim against the Debtors for an unspecified amount. In its proof of claim, Wausau contends that it is entitled to (1) reimbursement for alleged overpayment of indemnity limits, (2) reimbursement of defense cost overpayments on its primary policies, (3) reimbursement for 87% of defense costs paid by Liberty Mutual Insurance Company, and (4) reimbursement for interest attributable to premature payments to the Debtors. On March 27, 2007, the Debtors filed an objection to Wausau’s proof of claim. On November 13, 2007, the Bankruptcy Court entered an Amended Joint Scheduling Order regarding Wausau’s proof of claim, which set deadlines for completing discovery and filing dispositive motions. Congoleum and Wausau resolved Wausau’s proof of claim pursuant to a Stipulation Regarding Settlement of Proof of Claim of Wausau dated as of March 19, 2008.

(b)	Kaplan Storage Company

On October 3, 2006, Kaplan Storage Company (“Kaplan”) filed a request for payment of administrative expense in the Debtors’ bankruptcy case in the amount of $107,550.62. On March 19, 2007, Kaplan filed an amended request for payment of administrative expense in the amount of $170,020.03. The Debtors’ contend that the amount requested in that proof of claim was actually $202,486.61 because Kaplan improperly retained a security deposit paid by the Debtors and deducted it from its claim. By its proof of claim, Kaplan sought payment for certain unbilled charged under a certain lease agreement entered into between Kaplan and the Debtors. On June 25, 2007, the Debtors filed an objection to Kaplan’s proof of claim. The Bankruptcy Court held a hearing on the Debtors’ objection on November 19, 2007. On December 3, 2007, the Bankruptcy Court entered an order providing that Kaplan (1) has an allowed administrative claim against the Debtors’ estates in the amount of $45,860.88 which shall be paid by the Debtors within thirty days from the date of the order, (2) has an allowed non-priority general unsecured claim against the Debtors’ estates in the amount of $54,611.70, and (3) is permitted to apply the security deposit held in the amount of $32,466.58 to the general unsecured claim leaving an allowed non-priority general unsecured claim in the amount of $22,145.12.

5.8.	Vendor Tolling Agreements

On August 10, 2005, the Debtors filed a motion for the entry of an order authorizing and approving the form of tolling agreement (“Vendor Tolling Agreement”) to be entered into between the Debtors and (i) certain individual directors and officers of the Debtors; (ii) related companies to the Debtors; (iii) professionals employed by the Debtors; and (iv) certain vendors, creditors and other parties that received transfers during the ninety days preceding the Petition Date with an aggregate value of $100,000.00 or greater, pursuant to Bankruptcy Code sections 105(a) and 546(a). The agreements tolled the expiration of the time established by Bankruptcy Code § 546(a) to bring causes of action under Bankruptcy Code §§ 544, 545, 547, 548, 549 or 553 until December 31, 2006. The Bankruptcy Court entered an order on September 8, 2005 granting the motion.

Among others, the Debtors obtained signed tolling agreements from Congoleum Corporation, Congoleum Sales, Inc. and Congoleum Fiscal, Inc. in their corporate capacities (and not as debtors-in-possession); Richard and Roger Marcus; Howard N. Feist, III, Cyril C. Baldwin, Jr., John N. Irwin III, Mark N. Kaplan, Mark S. Newman, and C. Barnwell Straut; American Biltrite, Inc.; Skadden, Arps, Slate, Meagher & Flom; Gilbert, Heintz & Randolph; Dughi Hewit; and Kenesis Group LLC.

The Debtors did not obtain signed tolling agreements from the following entities: Motley Rice, LLC; Weitz & Luxenberg P.C.; Ernst & Young LLP; Liberty Mutual Insurance Group; Eastman Chemical Company; and Neville Chemical Company. The Debtors have named Motley Rice, LLC and Weitz & Luxenberg P.C. as defendants in the Omnibus Avoidance Action, which is discussed, in detail, in Section 5.9 below. Ernst & Young LLP was previously released from its avoidance action liability, and therefore, the Debtors did not seek a tolling agreement from this entity. The Debtors investigated their potential claims against Liberty Mutual Insurance Group, Eastman Chemical Company, and Neville Chemical Company before the expiration of the § 546(a) deadline and determined that the commencement of avoidance actions against these entities was not appropriate.

On September 19, 2006, the Debtors filed a second motion for the entry of an order authorizing and approving a form of amended tolling agreement (the “Amended Tolling Agreement”) to be entered into between the Debtors and those individuals, related companies, professionals employed by the Debtors, and vendors and creditors who previously executed Vendor Tolling Agreements. This motion was granted by the Bankruptcy Court by order dated October 17, 2006. The Amended Tolling Agreements further toll the expiration of the time established by Bankruptcy Code § 546(a) to bring causes of action under Bankruptcy Code §§ 544, 545, 547, 548, 549 or 553 until December 31, 2007.

On September 10, 2007, the Debtors filed a third motion for the entry of an order authorizing and approving a form of amended tolling agreement (the “Second Amended Tolling Agreement”) to be entered into between the Debtors and those individuals, related companies, professionals employed by the Debtors, and vendors and creditors who previously executed Vendor Tolling Agreements and Amended Tolling Agreements. This motion was granted by the Bankruptcy Court by order dated October 1, 2007. The Second Amended Tolling Agreements further toll the expiration of the time established by Bankruptcy Code § 546(a) to bring causes of action under Bankruptcy Code §§ 544, 545, 547, 548, 549 or 553 until December 31, 2008.

On September 29, 2008, the Debtors filed a third motion for the entry of an order authorizing and approving a form of amended tolling agreement (the “Third Amended Tolling Agreement”) to be entered into between the Debtors and those individuals, related companies, professionals employed by the Debtors, and vendors and creditors who previously executed Vendor Tolling Agreements and Amended Tolling Agreements. This motion was granted by the Bankruptcy Court by order dated October 20, 2008. The Third Amended Tolling Agreement further tolls the expiration of the time established by Bankruptcy Code § 546(a) to bring causes of action under Bankruptcy Code §§ 544, 545, 547, 548, 549 or 553 until December 31, 2009.

On October 2, 2009, the Debtors filed a fourth motion for the entry of an order authorizing and approving a form of amended tolling agreement (the “Fourth Amended Tolling Agreement”) to be entered into between the Debtors and those individuals, related companies, professionals employed by the Debtors, and vendors and creditors who previously executed Vendor Tolling Agreements and Amended Tolling Agreements. On October 27, 2009, the District Court granted the motion. The Fourth Amended Tolling Agreement will further toll the expiration of the time established by Bankruptcy Code § 546(a) to bring causes of action under Bankruptcy Code §§ 544, 545, 547, 548, 549 or 553 until December 31, 2010.

5.9.	Asbestos Personal Injury Claims - Related Avoidance Actions

(a)	Congoleum Corporation v. Arthur J. Pergament, et al., Adv. Proc. No. 05-06245 (KCF)

On December 3, 2005, the Debtors commenced the Omnibus Avoidance Action by filing in the Bankruptcy Court a Complaint to Avoid Pre-Petition Liens, to Avoid and Recover Preferential Transfers of Property and Fraudulent Transfers of Property Pursuant to 11 U.S.C. §§ 544, 547, 548, 549 and 550, and to Disallow Claims Pursuant to 11 U.S.C. § 502(d) against (a) Arthur J. Pergament, in his capacity as Collateral Trustee; (b) Joseph F. Rice and the law firm of Motley Rice LLC; (c) Perry Weitz and the law firm of Weitz & Luxenberg, P.C.; and (d) those holders of Secured Asbestos Claims that did not voluntarily execute an Asbestos Personal Injury Claim Tolling Agreement.

The Debtors commenced the Omnibus Avoidance Action for the purpose of (i) avoiding and recovering certain preferential transfers of property made to the Asbestos Claimants named as defendants; (ii) avoiding and recovering certain fraudulent transfers of property made to the Asbestos Claimants named as defendants; (iii) avoiding and/or determining the validity, priority, or extent of certain pre-petition liens granted to secure the claims of the Asbestos Claimants named as defendants; and (iv) preserving, for the benefit of the Debtors’ estates and the Plan Trustee, the claims alleged therein. The Omnibus Avoidance Action also seeks to avoid and recover certain preferential and/or fraudulent transfers of property made to Joseph Rice and/or Motley Rice, and to avoid and recover certain preferential and/or fraudulent transfers of property made to Perry Weitz and/or Weitz & Luxenberg.

An amended complaint was filed on December 30, 2005, providing additional factual background, clarifying certain language, and including an additional prayer for relief relating to payments made to Asbestos Claimants named as defendants pursuant to Pre-Petition Settlement Agreements. The amended complaint also corrects an error listing certain Asbestos Claimants named therein under multiple law firms, and removes as defendants certain Asbestos Claimants that executed tolling agreements after the filing of the original complaint.

On December 8, 2005, the Debtors filed a Notice of Plaintiff Congoleum Corporation’s Motion Establishing Case Management Procedures and Establishing Briefing and Discovery Schedules, seeking an order with respect to organizing the phases of the action. At a hearing on December 28, 2005, the Bankruptcy Court approved, over certain objections, a case management order for the Omnibus Avoidance Action agreed upon by the Debtors and counsel for certain of the defendants. Pursuant to the case management order, the Omnibus Avoidance Action is divided into three stages. The first stage of the Omnibus Avoidance Action focused on the avoidance of certain of the rights under the Claimant Agreement and other pre-petition settlements as preferential pre-petition and/or unauthorized post-petition transfers of the Debtors in property pursuant to Bankruptcy Code §§ 547 and 549. The second stage of the Omnibus Avoidance Action focused on (i) the avoidance and recovery of certain fraudulent transfers of property made to the Asbestos Claimants named as defendants pursuant to Bankruptcy Code § 548 and applicable state law, and (ii) avoiding and/or determining the validity, priority, or extent of the rights under the Claimant Agreement and other pre-petition settlements granted to secure the claims of all of the Asbestos Claimants named as defendants under Bankruptcy Code § 544. The third stage of the Omnibus Avoidance Action was to focus on the avoidance and recovery of certain preferential and fraudulent transfers of property made to Joseph Rice and/or Motley Rice and Perry Weitz and/or Weitz & Luxenberg pursuant to Bankruptcy Code §§ 547, 548, and 550 and applicable state law, and any additional claims that the Debtors may assert.

On March 16, 2006, the Debtors filed a motion for summary judgment with respect to the issues in Counts I and II of the amended complaint. The motion for summary judgment sought the avoidance of liens and security interests granted to the Asbestos Claimants named as defendants and the allowance of liquidated settlement amounts with respect to these claims during the ninety days before the Petition Date as voidable preferential transfers. The motion also sought the avoidance of liens and security interests granted to the Asbestos Claimants named as defendants and the allowance of liquidated settlement amounts with respect to these claims after the Petition Date, as voidable post-petition transfers.

On March 29, 2006, the Bondholders’ Committee filed a motion to intervene in the Omnibus Avoidance Action, which the Bankruptcy Court granted pursuant to an order entered on April 25, 2006. On April 13, 2006, the Futures Representative filed a motion to intervene in the Omnibus Avoidance Action, which the Bankruptcy Court granted pursuant to an order entered on May 9, 2006.

On May 8, 2006, the Bankruptcy Court held a hearing and heard argument from the Debtors, the defendants, the Bondholders’ Committee, and the Futures Representative on the defendants’ motion for more definite statement and the Debtors’ motion for summary judgment. On June 19, 2006, the Bankruptcy Court issued an opinion denying the Debtors’ summary judgment motion, and granting summary judgment on Counts I and II in favor of all of the defendants in the Omnibus Adversary Proceeding. The Bankruptcy Court held that the Security Agreement granted a security interest to the Collateral Trustee, not to the individual claimants, but that nothing in the Security Agreement made the grant of the security interest contingent on compliance with the terms of the Claimant Agreement. The Bankruptcy Court further found that the claimants gave value to support the Collateral Trustee’s security interest at the time the Claimant Agreement was signed on April 10, 2003, by agreeing to submit their claims for settlement and to enter into a 150-day litigation moratorium. As a result, the Bankruptcy Court held that for the purposes of Bankruptcy Code §§ 547 and 549, the date of the transfer to the Collateral Trustee was June 11, 2003, when the parties signed the Security Agreement, which was before the commencement of the Preference Period and before the Petition Date. The Bankruptcy Court further held that when the claimants’ documentation was approved, they did not receive a transfer of a security interest from the Debtors, but rather became beneficiaries of the security interest granted to the Collateral Trustee. An order denying the Debtors’ summary judgment motion and granting summary judgment in favor of the defendants on Counts I and II of the amended complaint was entered by the Bankruptcy Court on July 31, 2006.

On April 16, 2007, the Debtors filed a second Motion for Summary Judgment on the Omnibus Avoidance Action seeking to void the security interests and liens securing pre-petition settlements with certain Asbestos Claimants (the “Summary Judgment Motion”).

On June 7, 2007, the Debtors also filed their Omnibus Objection to Settled Asbestos Personal Injury Claims of all Qualified Pre-Petition Settlement Claimants (Class 2 Claimants) and all Qualified Participating Claimants (Class 3 Claimants) (ECF Doc. #5563) (the “Omnibus Claims Objection”), requesting (i) that the Claims settled under the Claimant Agreement or other pre-petition settlement agreements be disallowed and expunged, or (ii) in the alternative, rescinding the Pre-Petition Settlement Agreements, Claimant Agreement, Security Agreement and Collateral Trust Agreement, disallowing and expunging the claims without prejudice and restoring the parties thereto to status quo ante.

On July 27, 2007, the Bankruptcy Court issued two decisions regarding the legal status of the settled Claims: the first with respect to the Omnibus Claims Objection (the “Omnibus Claims Objection Opinion”) and the second with respect to the Summary Judgment Motion (the “Summary Judgment Opinion”). Regarding the Omnibus Claims Objection, the Bankruptcy Court held that the relief requested in the Omnibus Claims Objection should be heard in the context of an adversary proceeding in order to ensure that the Bankruptcy Court has jurisdiction over all the affected Claimants and that their due process rights are otherwise protected. The Bankruptcy Court also reiterated and expanded on its view that all the Asbestos Personal Injury Claims, unless they had obtained a final judgment as to liability and damages, are similarly situated and must receive similar treatment in any section 524(g) reorganization plan. On August 14, 2007, the Debtors filed a motion to amend the existing Omnibus Adversary Proceeding along with a proposed amended complaint to assert as causes of action the objections contained in the Omnibus Claims Objection consistent with the Bankruptcy Court's July 27, 2007 Omnibus Claims Objection Opinion.

In its July 27, 2007 Summary Judgment Opinion, the Bankruptcy Court ruled that the security interests in insurance that were granted to the settled Claimants pre-bankruptcy were ineffective and unenforceable against Congoleum's insurance policies or the proceeds of those policies because the attempts to create a security interest were outside the scope of Article 9 of the Uniform Commercial Code; nor could such security interests be considered to be a common law pledge. The Bankruptcy Court therefore granted summary judgment in Congoleum's favor on Counts V and VI of the Omnibus Avoidance Action, which counts sought to void the security interests and liens securing the pre-petition settlements of Asbestos Claims.

On August 14, 2007, the Debtors filed a motion seeking leave to amend the Omnibus Avoidance Action to include additional counts reflective of the relief sought in the Omnibus Claims Objection (the “Third Amended Complaint”). On September 4, 2007, the Bankruptcy Court held a hearing on the motion, which was granted. Certain defendants filed answers and counterclaims to the Third Amended Complaint.

On September 17, 2007, First State Insurance Company and Twin City Fire Insurance Company filed a motion to intervene with respect to counts 17, 18, 19 and 20 of the Third Amended Complaint. On October 2, 2007, the Debtors and certain defendants each filed oppositions to the motion to intervene. On October 9, 2007, the Bankruptcy Court held a hearing on the motion, which was denied and an order was entered on October 10, 2007.

On October 9, 2007, the Debtors and Bondholders’ Committee filed an application for entries of default judgment against certain defendants for their failure to plead or otherwise defend with respect to the Third Amended Complaint. On October 17, 2007, the Bankruptcy Court entered a default judgment against certain defendants. On November 1, 2007, certain defendants filed motions to vacate the default judgments entered against them because they alleged that such default judgments were entered in error. The motions to vacate the default judgments were granted by the Bankruptcy Court on November 27, 2007. On November 16, 2007, certain other defendants filed a motion to vacate the default judgments entered against them alleging that they are not proper parties to the Omnibus Avoidance Action in the first instance because they did not participate in the Claimant Agreement or the Pre-Petition Settlement Agreements. On December 11, 2007, the court entered a stipulation and order vacating default and default judgment with respect to those certain other defendants.

On November 1, 2007, the Asbestos Claimants’ Committee filed a motion to intervene in the Omnibus Avoidance Action. On December 11, 2007, the Bankruptcy Court entered an order approving a stipulation and agreement between the Debtors and the Asbestos Claimants’ Committee, which provides, among other things, that the Asbestos Claimants’ Committee agrees to withdraw its motion to intervene without prejudice and that it will have the right to appear and be heard in the Omnibus Avoidance Action regarding any issue that it deems relevant to the rights of its general unsecured asbestos claimant constituency.

On October 12, 2007, the Debtors filed a third motion for summary judgment on the Omnibus Avoidance Action seeking to disallow and expunge with prejudice all claims settled under the Pre-Petition Settlement Agreements and the Claimant Agreement, or alternatively to disallow the asbestos claims settled pursuant to those agreements under the doctrines of legal frustration or equitable disallowance. Objections to the third motion for summary judgment were filed by certain defendants. The Bankruptcy Court held a hearing on the third motion for summary judgment on November 5, 2007 and reserved decision. On December 28, 2007, the Bankruptcy Court denied the third motion for summary judgment and entered an order denying the motion on January 24, 2008. On February 1 and 4, 2008, the Bondholders’ Committee and the Debtors, respectively, each filed a notice of appeal to the District Court from the Bankruptcy Court’s January 24, 2008 order denying the third motion for summary judgment.

Pursuant to the Omnibus Claimant Settlement and as incorporated in the February 2008 Joint Plan, with respect to any appeal by the Debtors, Bondholders’ Committee and/or Futures Representative of the Bankruptcy Court’s summary judgment order dated January 24, 2008 (concerning Counts XVII, XVIII, XIX, and XX in the Omnibus Avoidance Action), the asbestos defendants therein consent to a stay of such appeal until sixty (60) days after the Effective Date, but otherwise do not waive any rights with regard thereto, and such appeal shall be terminated within sixty (60) days following the Effective Date. In this regard, if the Debtors, Bondholders’ Committee and/or Futures Representative appeal such order, then the defendants in the Omnibus Avoidance Action have stated their intent to cross-appeal the Bankruptcy Court’s order dated August 27, 2007 (concerning Counts V and VI of the Omnibus Avoidance Action).

                      Most of the defendants in the Omnibus Avoidance Action and Sealed Avoidance Action have agreed to a Litigation Settlement Agreement, as amended, with Congoleum compromising and settling those avoidance actions. The Litigation Settlement Agreement, as amended, is more fully described in Sections 5.16 and 8.31 hereof.

           After the Litigation Settlement Agreement was filed with the Bankruptcy Court, certain asbestos claimants represented by David C. Thompson, P.C. (the “Thompson Firm”) and by the Boechler Law Firm (the “Boechler Firm”) filed an objection to the Litigation Settlement Agreement stating, among other things, that fourteen of their clients who had been identified on the exhibit lists to the Litigation Settlement Agreement were not parties to the Avoidance Actions (collectively, the “Thompson Claimants”). Upon investigation, the Debtors determined that fourteen of the Thompson Claimants had not been named as defendants to the Avoidance Actions. On December 9, 2008, the Debtors and the Bondholders’ Committee (the “Plaintiffs”) filed a Joint Motion for Leave to File Amended Complaints in the Avoidance Actions (the “Motion to Amend”). In the Motion to Amend, the Plaintiffs sought leave, inter alia, (i) to add the Thompson Claimants as defendants in the Avoidance Actions and to have the amendment relate back to the filing of the original complaints to ensure that every Pre-Petition Settled Claimant is a party to the Avoidance Actions, and (ii) to update the client lists submitted by various law firms representing certain of the other defendants in the case. On January 20, 2009, the Bankruptcy Court permitted the Debtors to amend other exhibits to the complaints in the Avoidance Actions, but denied the motion in part, holding that Plaintiffs could not amend the complaints in the Avoidance Actions to add the fourteen Thompson Claimants who had been omitted from the prior complaints and that any such amendment could not relate back to the date of the filing of the original complaints. The Debtors and the Bondholders’ Committee filed a joint motion for reconsideration on January 30, 2009 (the “Reconsideration Motion”), and the Thompson Firm filed opposing papers on February 17, 2009. The Reconsideration Motion was fully briefed in February 2009.

In light of the then-pending summary judgment briefing with respect to the Debtors’ Amended Joint Plan and, ultimately, the Bankruptcy Court’s order dated February 26, 2009 dismissing the Debtors’ Chapter 11 cases, the Reconsideration Motion was not decided and remained pending. On March 31, 2009, the Bankruptcy Court sua sponte entered a notice that the Reconsideration Motion had been “adjourned without date pending appeal,” referring to the Debtors’ appeal of the Bankruptcy Court’s dismissal and summary judgment orders. On August 17, 2009, the District Court entered an order affirming, in part, and reversing, in part, the Bankruptcy Court. On August 27, 2009, the District Court withdrew the reference with respect to the Debtors’ Chapter 11 Cases.

On December 9, 2009, the Debtors sent a letter to the District Court requesting that the District Court hear and determine the Reconsideration Motion. On January 21, 2010, the District Court entered an order granting the Reconsideration Motion and authorizing the Plaintiffs to amend the complaints to add the Thompson Claimants to the Avoidance Actions, and to have such amendment relate back to the original filing (the “Order to Amend”). Pursuant to the Order to Amend, the Plaintiffs filed a Fifth Amended Complaint in the Omnibus Avoidance Action and Second Amended Sealed Complaint in the Sealed Avoidance Action on February 9, 2010. Pursuant to an order entered by the Bankruptcy Court on October 31, 2008 approving the Litigation Settlement Agreement, the Omnibus Avoidance Action has been stayed (the “Stay Order”). The Debtors maintain that the Stay Order remains in place and no party was required to file an answer. The Thompson Claimants contend that the Stay Order does not apply to them. The Thompson Firm filed an answer to the Fifth Amended Complaint in the Omnibus Avoidance Action on March 4, 2010. In accordance with the Stay Order, the Debtors do not intend to proceed with the Avoidance Actions at this time.

(b)	Congoleum Corporation v. Arthur J. Pergament, et al., Adv. Proc. No. 05-06461 (KCF)

On December 30, 2005, the Debtors commenced the Sealed Avoidance Action by filing under seal a Complaint to Avoid and Recover Fraudulent Transfers of Property Pursuant to 11 U.S.C. §§ 544, 548, 550, the Uniform Fraudulent Transfer Act and Applicable State Law against (a) Arthur J. Pergament, in his capacity as Collateral Trustee; and (b) all holders of Secured Asbestos Claims, including those who voluntarily executed an Asbestos Personal Injury Claim Tolling Agreement. The Sealed Avoidance Action has been assigned Adversary Proceeding No. 05-06461 (KCF).

The Debtors commenced the Sealed Avoidance Action for the purpose of (i) avoiding and recovering pursuant to Bankruptcy Code §§ 548(a)(i)(A) and 550(a) transfers of property made to the Asbestos Claimants and (ii) avoiding and recovering pursuant to Bankruptcy Code §§ 544(b) and 550(a), the Uniform Fraudulent Transfer Act, and applicable state law transfers of property made to the Asbestos Claimants. The Sealed Avoidance Action was also commenced for the purpose of preserving, for the benefit of the Debtors’ estates and the Plan Trustee, the claims alleged therein.

The Sealed Avoidance Action was also commenced as a separate adversary proceeding in order to resolve a motion to intervene filed by Continental Casualty Company and Continental Insurance Company (and joined by Century Indemnity Company, ACE American Insurance, ACE Property and Casualty Insurance Company) in the Omnibus Avoidance Action. As set forth in the Bankruptcy Court’s Stipulation and Order Relating to Preservation of Certain Claims of the Debtor-in-Possession and CNA’s Motion to Intervene and Century’s Joinder to Such Motion (entered in the Omnibus Avoidance Action on December 28, 2005), the Debtors have not sought issuance of any summonses in the Sealed Avoidance Action and the Bankruptcy Court will not require issuance of a summons in the Sealed Avoidance Action until further order of the Bankruptcy Court. The Sealed Avoidance Action also has been stayed and all deadlines tolled until further order.

On April 13, 2006, Continental Casualty Company and Continental Insurance Company filed a motion to unseal the Sealed Avoidance Action, to which the Debtors filed an objection on May 1, 2006. The Debtors resolved the motion with Continental Casualty Company and Continental Insurance Company without holding a hearing, and the motion was withdrawn on May 18, 2006.

On July 21, 2006, the Bondholders’ Committee filed a Motion to Intervene pursuant to 11 U.S.C. § 1109(b) and Bankruptcy Rule 7024(a) in the Sealed Avoidance Action (the “Bondholders’ Intervention Motion”). On August 14, 2006, the Bankruptcy Court granted the Bondholders’ Intervention Motion.

5.10.	Settlements with Insurers and Brokers

(a)	Liberty Mutual Settlement Agreement

On June 24, 2004, the Debtors filed a motion for approval of a settlement agreement with Liberty Mutual Insurance Company (“Liberty”), which provided primary liability insurance coverage to Congoleum including coverage for asbestos-related claims (the “Liberty Settlement”). On July 29, 2004, the Bankruptcy Court entered an order approving the Liberty Settlement. Pursuant to the Liberty Settlement, Liberty paid $14,450,000 (“Liberty Proceeds”) to the Debtors’ Estates. Upon the confirmation order becoming a Final Order, Liberty agreed to contribute an additional $950,000 for the benefit of the Plan Trust. In exchange, the Debtors agreed, among other things, to designate Liberty as a Settling Asbestos Insurance Company, thereby entitling Liberty to the benefit of certain injunctions under their Plan pursuant to sections 105(a) and 524(g) of the Bankruptcy Code. Reference should be made to the Liberty Settlement, which is attached as an exhibit to the motion seeking approval of the Liberty Settlement and which is on file with the Bankruptcy Court for more details regarding the terms of the Liberty Settlement.

Pursuant to an order dated July 18, 2005, the Bankruptcy Court ordered the release of $6,091,247.31 from the Liberty Proceeds to the Debtors consistent with the Liberty Settlement, the Security Agreement and the Fifth Modified Plan. In accordance with an order dated September 28, 2006, the Bankruptcy Court ordered the release of $3,683,782.00 from the Liberty Proceeds to the Debtors consistent with the Liberty Settlement and the Security Agreement.

(b)	Marsh and Aon Settlements

On September 28, 2004, the Debtors filed motions for the approval of settlement agreements with Marsh USA, Inc. et al. (“Marsh”) and Aon Corporation et al. (“Aon”), both of which provided insurance brokerage services to Congoleum with respect to certain of the policies issued to Congoleum that provide coverage for Asbestos Personal Injury Claims (respectively, the “Marsh Settlement” and the “Aon Settlement”). On October 18, 2004, the Bankruptcy Court approved the Marsh and Aon Settlements. In summary, the Marsh and Aon Settlements provides that Marsh and Aon will contribute $40,000 and $75,000, respectively, for the benefit of the Debtors’ Estates. Reference should be made to the Marsh Settlement and the Aon Settlement, which are attached as exhibits to the motions seeking approval of the Marsh and Aon Settlements and which are on file with the Bankruptcy Court for more details regarding the terms of those settlements.

(c)	AIG Settlement

On May 13, 2005, the Debtors filed a Motion Pursuant to Bankruptcy Rule 9019 and Bankruptcy Code Section 363 Approving Insurance Settlement Agreement with Certain AIG Companies (“AIG”) (the “AIG Settlement”). On June 28, 2005, the Bankruptcy Court approved the AIG Settlement. AIG provided excess liability insurance coverage to Congoleum for asbestos-related claims. Under the terms of the settlement, AIG will pay $103 million over ten years to the Plan Trust. In exchange, the Debtors agreed, among other things, to designate AIG as a Settling Asbestos Insurance Company, thereby entitling AIG to the benefit of certain injunctions under their Plan pursuant to sections 105(a) and 524(g) of the Bankruptcy Code. The settlement resolves coverage obligations of policies with a total of $114 million in liability limits for asbestos bodily injury claims, and is subject to final approval and effectiveness of a plan that contains a Bankruptcy Code § 524(g) injunction. Reference should be made to the AIG Settlement, which is attached as an exhibit to the motion seeking approval of the AIG Settlement and which is on file with the Bankruptcy Court for more details regarding the terms of the AIG Settlement. An insurer appealed the approval order granted by the Bankruptcy Court to the District Court. The District Court, however, entered an Order on September 8, 2006 that administratively terminated the appeal. AIG has recently reserved the right to argue that a plan, if confirmed, could lead to the possibility that the AIG Settlement may be declared void; for its part, Congoleum has reserved its rights to oppose any such argument. The AIG Settlement further provides that any party may declare that the agreement is null and void if the Confirmation Order fails to become a Final Order by May 10, 2007. Congoleum advised AIG that it understood that AIG may claim the right to declare the AIG Settlement null and void. Further discussions about the AIG Settlement have taken place since 2007, and the Futures Representative and Asbestos Claimants’ Committee have been involved in those discussions. On February 8, 2010, the Chartis Companies (formerly known as AIG) notified Congoleum that they were declaring the AIG Settlement null and void. Discussions with the Chartis Companies are continuing.

(d)	Lloyd’s and Equitas Settlement

On June 27, 2005, the Debtors filed a Motion Pursuant to Bankruptcy Rule 9019 and Bankruptcy Code Section 363 Approving Insurance Settlement Agreement with Certain Underwriters at Lloyd’s, London (“Lloyd’s Underwriters”) (the “Lloyd’s Settlement”). On August 11, 2005, the Bankruptcy Court approved the Lloyd’s Settlement. Lloyd’s Underwriters severally subscribed to certain policies of insurance under which Congoleum is an insured (the “London Policies”). Under the terms of the settlement, Lloyd’s Underwriters paid into escrow a total of $19.950 million. Lloyd’s Underwriters and Equitas Limited, Equitas Reinsurance Limited, Equitas Holdings Limited, Equitas Management Services Limited, and Equitas Policyholders Trust Limited (collectively, “Equitas”), solely in their capacity as Lloyd’s Underwriters’ reinsurer and run-off agent, will be designated as Settling Asbestos Insurance Companies, thereby entitling Lloyd’s Underwriters and Equitas to certain injunctions under the Debtors' plan pursuant to sections 105(a) and 524(g) of the Bankruptcy Code. The settlement is subject to the effectiveness of a plan that contains the Section 524(g) injunction specified in the Lloyd’s Settlement. On November 12, 2007, the Debtors filed a motion seeking Bankruptcy Court approval of an amendment to the Lloyd’s Settlement, which, among other things, removes the temporal condition to termination of the agreement by any party in exchange for revised terms relating to disposition of interest and earnings that have accrued and will continue to accrue on the $19.950 million settlement amount being held in an escrow account. On December 3, 2007, the Bankruptcy Court entered an order approving the amendment.

(e)	Federal Settlement Agreement

On August 4, 2005, the Debtors filed a Motion for Order Pursuant to Bankruptcy Rule 9019 Approving Insurance Settlement Agreement with Federal Insurance Company (“Federal”) (the “Federal Settlement”). On October 11, 2005, the Bankruptcy Court approved the Federal Settlement. Federal provided certain liability insurance coverage to Congoleum for asbestos-related claims. Under the terms of the Federal Settlement, Federal will pay $4 million to the Plan Trust once a plan of reorganization with the Section 524(g) protection specified in the Federal Settlement agreement goes effective. In exchange, the Debtors agreed, among other things, to designate Federal as a Settling Asbestos Insurance Company, thereby entitling Federal to the benefit of certain injunctions under their plan pursuant to sections 105(a) and 524(g) of the Bankruptcy Code. The Federal Settlement contains a downward adjustment mechanism which will permit Federal to pay a settlement amount less than $4 million if certain market conditions occur. The purpose of the downward adjustment mechanism is to equalize the settlement percentage of Federal’s settlement amount to the settlement percentages of other high level excess insurers that are similarly situated to Federal in these bankruptcy cases.

The Futures Representative appealed the approval order granted by the Bankruptcy Court to the District Court. The Debtors, Federal and the Futures Representative entered into negotiations in an effort to resolve the Futures Representative’s objection to the Federal Settlement. The parties were successful in that effort and on February 14, 2007, the Debtors filed a Motion for Order Pursuant to Bankruptcy Rule 9019 Approving the Amendment to the Settlement Agreement and Release By, Between and Among Congoleum Corporation, the Plan Trust, and Federal Insurance Company. On March 12, 2007, the Bankruptcy Court approved the amendment to the Federal Settlement (the “Amended Federal Settlement”). The Amended Federal Settlement did not include the downward adjustment mechanism, and the original settlement amount of $4 million was adjusted such that Federal will pay $2.1 million to the Plan Trust. Such payment will be made within thirty days of the order approving the Amended Federal Settlement becoming a Final Order, the occurrence of the effective date of the Debtors’ plan, the confirmation order becoming a Final Order and Federal being designated as a Settling Asbestos Insurance Company.

On March 12, 2010, the Debtors intend to file a motion with the District Court to approve a further amendment to the Federal Settlement (the “Second Amended Federal Settlement”). The Second Amended Federal Settlement preserves the economic terms of the Amended Federal Settlement that were previously approved by the Bankruptcy Court; eliminates the Amended Federal Settlement’s sunset provision, which would otherwise have allowed parties to terminate the agreement if a plan of reorganization was not confirmed by a specified date; and restructures the Amended Federal Settlement as a buyback of insurance policies pursuant to section 363 of the Bankruptcy Code. The Debtors intend to request that the approval motion be heard on April 5, 2010.

(f)	The Mt. McKinley and Everest Settlement

On October 6, 2005, the Debtors filed a Motion for Order Pursuant to Bankruptcy Rule 9019 Authorizing and Approving Insurance Settlement Agreement Among Debtors, Plan Trust, Mt. McKinley Insurance Company (“Mt. McKinley”)and Everest Reinsurance Company (“Everest”) (the “Mt. McKinley and Everest Settlement”). Under the terms of the Mt. McKinley and Everest Settlement, Mt. McKinley and Everest paid $21.5 million into an escrow account. In exchange, the Debtors agreed, among other things, to designate Mt. McKinley and Everest as Settling Asbestos Insurance Companies, thereby entitling Mt. McKinley and Everest to the benefit of certain injunctions under their plan pursuant to sections 105(a) and 524(g) of the Bankruptcy Code. The Bankruptcy Court approved the Mt. McKinley and Everest Settlement on November 18, 2005. The Mt. McKinley and Everest Settlement is subject to the effectiveness of a plan of reorganization that contains a Bankruptcy Code § 524(g) injunction. The Futures Representative appealed the approval order granted by the Bankruptcy Court to the District Court. On June 15, 2007, the District Court entered a Stipulated Order withdrawing the appeal of the Futures Representative with respect to approval of the Mt. McKinley and Everest Settlement.

On January 18, 2008, the Debtors and Mt. McKinley and Everest, with the consent of the Asbestos Claimants’ Committee and the Futures Representative, entered in to an Amended and Restated Settlement Agreement and Release (the “Amended Mt. McKinley and Everest Settlement”), which amends, among other things, the Mt. McKinley and Everest Settlement by (i) eliminating the sunset provision pursuant to which the Debtors and Mt. McKinley and Everest, in certain circumstances, may terminate the Mt. McKinley and Everest Settlement, (ii) causing the Escrow Agent (as defined in the Amended Mt. McKinley and Everest Settlement) to pay Mt. McKinley and Everest all interest and other income earned in the Escrow Agreement (as defined in the Amended Mt. McKinley and Everest Settlement), net of all applicable fees, taxes and expenses; (iii) restructuring the Mt. McKinley and Everest Settlement as a sale and buyback of the Subject Policies (as defined in the Amended Mt. McKinley and Everest Settlement) pursuant to section 363(f) of the Bankruptcy Code, supplemented by a section 105 injunction; (iv) eliminating the condition precedent of the Confirmation Order (as defined in the Mt. McKinley and Everest Settlement); and (v) modifying the terms of the Mt. McKinley and Everest Settlement as further set forth in the Amended Mt. McKinley and Everest Settlement. The Amended Mt. McKinley and Everest Settlement is not dependent on a section 524 plan of reorganization. On January 28, 2008, the Debtors filed a motion in the Bankruptcy Court seeking entry of an order approving the Amended Mt. McKinley and Everest Settlement. The Bankruptcy Court approved the Amended Mt. McKinley and Everest Settlement in February 2008.

(g)	The Harper Settlement

On March 8, 2005, the Debtors filed a Motion for Order Pursuant to Bankruptcy Rule 9019 Authorizing and Approving Insurance Settlement Agreement With Harper Insurance Limited, Formerly Known as Turegum Insurance Company (the “Harper Settlement”). On April 4, 2006, the Bankruptcy Court approved the Harper Settlement. Under the terms of the Harper Settlement, Harper Insurance Limited (“Harper”) has agreed to pay the total amount of $1,375,000 to the Plan Trust within three business days of the Debtors notifying Harper of the order approving the Harper settlement becoming a Final Order, the confirmation order becoming a Final Order and a plan containing a Bankruptcy Code § 524(g) injunction having become effective. In exchange, the Debtors agreed, among other things, to obtain, for the benefit of Harper, an injunction pursuant to section 524(g) of the Bankruptcy Code. Reference should be made to the Harper Settlement, which is attached as an exhibit to the motion seeking approval of the Harper Settlement and which is on file with the Bankruptcy Court for more details regarding the terms of the Harper Settlement.

(h)	The St. Paul Travelers Settlement and Buyback Agreement

On May 3, 2006, the Debtors filed a Motion For Order Authorizing and Approving the Settlement and Policy Buyback Agreement and Release Among the Congoleum Entities, the Plan Trust, the ABI Entities and the St. Paul Travelers Entities and Sale of Subject Policies Pursuant to Sections 105, 363, 1107 and 1108 of the Bankruptcy Code and Rules 2002, 6004, 9014 and 9019 of the Federal Rules of Bankruptcy Procedure (the “St. Paul Travelers Settlement and Buyback Agreement”). The St. Paul Travelers Entities allegedly issued certain policies of insurance under which Congoleum is an insured. Under the terms of the settlement, a total of $25 million was to be paid in two installments to the Plan Trust, or as otherwise ordered by the Bankruptcy Court, within 13 months of the occurrence of certain events, including confirmation of a plan of reorganization for the Debtors containing a section 524(g) plan trust and channeling injunction for Asbestos Claims. In exchange, the Debtors agreed, among other things, to designate the St. Paul Travelers Entities as Settling Asbestos Insurance Companies, thereby entitling the St. Paul Travelers Entities to the benefit of certain injunctions under their plan pursuant to sections 105(a) and 524(g) of the Bankruptcy Code.

The Futures Representative filed an objection to the St. Paul Travelers Settlement and Buyback Agreement, and a hearing to consider approval of the settlement was held on April 12, 2007. On May 11, 2007, the Bankruptcy Court denied the Debtors’ motion to approve the St. Paul Travelers Settlement and Buyback Agreement. The Debtors and the St. Paul Travelers Entities appealed the Bankruptcy Court’s decision to the District Court. On March 25, 2008, the District Court issued a decision remanding the matter to the Bankruptcy Court for further consideration of the settlement.

Subsequently, the Debtors, ABI and the St. Paul Travelers Entities entered into a certain letter agreement dated January 28, 2010 confirming that the terms of the St. Paul Travelers Settlement and Buyback Agreement remain in full force and effect as of the original date and conforming certain definitions and provisions to reflect recent events in the Reorganization Cases (the “Amended St. Paul Travelers Settlement and Buyback Agreement”). The basic structure and economics remained the same as set forth in the St. Paul Travelers Settlement and Buyback Agreement. On January 28, 2010, Congoleum filed a motion seeking approval of the Amended St. Paul Travelers Settlement and Buyback Agreement. The Futures Representative filed a response stating that he did not support the settlement and reserving all of his rights. A hearing was held in the District Court on February 19, 2010. At that hearing, the Futures Representative raised his objections to the settlement, which objections were considered and overruled by the District Court. The Amended St. Paul Travelers Settlement and Buyback Agreement is subject to the effectiveness of a plan that contains a Bankruptcy Code § 524(g) injunction. Reference should be made to the Amended St. Paul Travelers Settlement and Buyback Agreement, which is attached to the motion seeking approval of the settlement and which is on file with the District Court.

On February 19, 2010, the District Court entered an order approving the Amended St. Paul Travelers Settlement and Buyback Agreement. Unless there is an appeal, such order will become a final order as of March 24, 2010.

(i)	The Fireman’s Fund Settlement

On May 8, 2006, the Debtors filed their Motion for Order pursuant to Bankruptcy Rule 9019 and 11 U.S.C. § 363(f) Authorizing and Approving Settlement Agreement between Congoleum Corporation and Fireman’s Fund Insurance Company (the “Fireman’s Fund Settlement”). On September 25, 2006, the Bankruptcy Court approved the Fireman’s Fund Settlement. Fireman’s Fund Insurance Company (“Fireman’s Fund”) issued an insurance policy (the “Subject Policy”) under which Congoleum is an insured. Under the terms of the settlement, Fireman’s Fund will pay to Congoleum, or as otherwise directed by the Plan or the Confirmation Order, a total of $1 million within three (3) business days following the date that the Confirmation Order becomes a Final Order. In exchange, the Debtors will designate Fireman’s Fund as Settling Asbestos Insurance Company thereby entitling Fireman’s Fund to the benefit of certain injunctions under their plan pursuant to sections 105(a) and 524(g) of the Bankruptcy Code. The settlement resolves coverage obligations under the Subject Policy of all asbestos-related claims. The Fireman’s Fund Settlement is subject to final approval and effectiveness of a plan that contains a Bankruptcy Code § 524(g) injunction. Reference should be made to the Fireman’s Fund Settlement, which is attached as an exhibit to the motion seeking approval of the Fireman’s Fund Settlement and which is on file with the Bankruptcy Court for more details regarding the terms of the Fireman’s Fund Settlement.

(j)	The Century Settlement

Over an objection by Munich Reinsurance America, Inc., f/k/a American Re-Insurance Company, and Mutual Marine Office, Inc., as managing general agent and attorney-in-fact for Employers Mutual Casualty Company (collectively, the “Objecting Insurers”), on September 20, 2006, the Bankruptcy Court entered an Order granting the Debtors’ Motion for Order Pursuant to Sections 105, 363, 1107 and 1108 of the Bankruptcy Code and Rules 2002, 6004, 9014 and 9019 of the Federal Rules of Bankruptcy Procedure (i) Authorizing Debtor to Enter into a Settlement and Compromise of Certain Claims, (ii) Approving Sale of Certain Insurance Policies Free and Clear of Liens, Claims, Interests and Other Encumbrances, and (iii) Approving the Settlement and Buyback Agreement and Releases by and between the “Congoleum Entities” and the Century Entities (defined below) (the “Century Settlement and Buyback Agreement”) following a hearing on September 11, 2006. Under the terms of the settlement, certain alleged claims against the Debtors (including any claim for substantial contribution) will be released by Century and a total of $16.95 million will be paid to the Plan Trust, or as otherwise ordered, within three years of the occurrence of certain events, including confirmation of a plan of reorganization for the Debtors containing a section 524(g) plan trust and channeling injunction for asbestos claims. In exchange, the Debtors agreed, among other things, to designate Century Indemnity Company, individually and as successor to CCI

Insurance Company, as successor to Insurance Company of North America and various affiliated described companies as more fully described in the Century Settlement and Buyback Agreement (the “Century Entities”) as Settling Asbestos Insurance Companies, thereby entitling the Century Entities to the benefit of certain injunctions under their plan pursuant to sections 105(a) and 524(g) of the Bankruptcy Code. The Debtors also agreed that the Reorganized Debtors will not in any way voluntarily assist any person or entity in the establishment of any right, action, cause of action or claim against the Century Entities in any way relating to any asbestos claim or other claim released under the Century Settlement and Buyback Agreement.

The Century Settlement and Buyback Agreement resolves coverage obligations under certain policies of insurance under which Congoleum is an insured with respect to both asbestos and non-asbestos claims. The Century Settlement and Buyback Agreement is subject to, among other conditions, final approval and the effectiveness of a plan that contains a Bankruptcy Code § 524(g) injunction. Reference should be made to the terms of the Century Settlement and Buyback Agreement, which is attached as an exhibit to the motion seeking approval of the Century Settlement and Buyback Agreement and which is on file with the Bankruptcy Court for more details on the Century Settlement and Buyback Agreement.

The Objecting Insurers appealed the Bankruptcy Court’s order approving the Century Settlement and Buyback Agreement. On December 6, 2006, the District Court entered a stipulation and settlement among the Objecting Insurers, the Debtors, and Century, which resolved the appeal.

On February 18, 2010, the Debtors and Century entered into a stipulation providing that the terms of the Century Settlement remain in full force and effect and providing for certain amendments. The stipulation was so ordered by the District Court on February 19, 2010.

(k)	The Protective Settlement

In February 2008, Congoleum entered into a settlement agreement with Protective National Insurance, which insurer is presently in liquidation. Under the terms of this settlement, Congoleum will receive an allowed claim in the amount of $3 million to be paid over time at the payment percentage in such liquidation proceedings. The settlement was approved by the Bankruptcy Court.

(l)	The Multi-Insurer Settlement

On January 28, 2010, the Debtors filed a motion for approval of settlement agreements among (i) the Debtors; (ii) certain Participating Insurers (as defined below), the New Jersey Property-Liability Insurance Guaranty Association (“NJPLIGA”), and the New Jersey Surplus Lines Insurance Guaranty Fund (“NJSLIGF”); (iii) the Asbestos Claimants’ Committee; and (iv) the Claimants’ Representative (the “Multi-Insurer Settlement Agreements”). Each settlement agreement was also consented to by the Futures Representative and ABI.

The following insurers participated in the Multi-Insurer Settlement Agreements (the “Participating Insurers”) for their respective share of the $100 million aggregate settlement amount: (i) First State Insurance Company (“First State”) and Twin City Fire Insurance Company (“Twin City” and together with First State, “Hartford Parties”) for $16,500,000; (ii) Continental Casualty Company (“Continental Casualty”) and The Continental Insurance Company (“Continental Insurance,” and together with Continental Casualty, “CNA”) for $16,500,000; (iii) Nationwide Indemnity Company acting on behalf of Employers Insurance Company of Wausau, f/k/a Employers Insurance of Wausau, A Mutual Company and/or f/k/a Employers Mutual Liability Insurance Company of Wisconsin (“Wausau”) for $11,500,000; (iv) OneBeacon America Insurance Company f/k/a Employers Commercial Union Insurance Company (“OneBeacon”) for $10,242,733; (v) Munich Reinsurance America, Inc., f/k/a American Re-Insurance Company (“Munich Re”) for $8,212,800; (vi) Mutual Marine Office, Inc., as managing general agent and attorney-in-fact for Employers Mutual Casualty Company (“MMO”) for $7,330,750; (vii) TIG Insurance Company as Successor-By-Mergers to International Surplus Lines Insurance Company (“TIG”) for $4,849,800; (viii) Certain London Market Insurance Companies (“London”), each for its several, allocated share of $4,127,050; (ix) Westport Insurance Corporation, as successor in interest to Puritan Insurance Company (“Westport”) for $2,988,350; (x) Old Republic Insurance Company (“Old Republic”) for $1,991,250; (xi) Transport Insurance Company (“Transport”) for $1,373,508; (xii) Stonewall Insurance Company (“Stonewall”) for $883,759; (xiii) Colonia Insurance Company, United Reinsurance Corporation of New York and Navigators Insurance Company (collectively, “Navigators”) for $400,000; (xiv) United States Fire Insurance Company (“U.S. Fire”) for $50,000; and (xv) American Centennial Insurance Company (“American Centennial”) for $50,000. In addition to the above, NJPLIGA and NJSLIGF settled for a total amount of $13 million.

The settlements with the Participating Insurers are structured as “sale and buyback” agreements whereby, upon payment of the respective settlement amounts, the Debtors will sell the relevant insurance policies back to the relevant insurer free and clear of all claims, liens, encumbrances or interests of any other person or entity pursuant to sections 363(b) and (f) of the Bankruptcy Code, supplemented by a injunction pursuant to section 105 of the Bankruptcy Code. The effect of this “policy buyback” is to fully and finally extinguish and exhaust all rights, duties, limits and coverage under the relevant policies as if they were never issued. The settlement with NJPLIGA and NJSLIGF is not structured as a sale and buyback agreement; rather, it is structured as a compromise of the various claims of the Debtors and NJPLIGA and NJSLIGF maintain against one another.

Pursuant to the Multi-Insurer Settlement Agreements, each Participating Insurer and NJPLIGA and NJSLIGF shall make payment of its respective settlement amount within thirty days of the later of (i) the date the District Court order approving its Multi-Insurer Settlement Agreement becomes a Final Order or (ii) the date the order confirming a Chapter 11 plan of reorganization containing a § 524(g) injunction becomes a Final Order. CNA, Munich Re and MMO will pay their respective Settlement Amounts in two parts. They will pay 50% of their respective settlement amounts within thirty days of the later of (i) the date the District Court order approving its Multi-Insurer Settlement Agreement becomes a Final Order or (ii) the date the order confirming a Chapter 11 plan of reorganization containing a § 524(g) injunction becomes a Final Order. The balance of those respective settlement amounts shall be paid on or before January 20 of the calendar year immediately following the year in which the first payment was made.

           In exchange for such settlement agreements, the Debtors agreed, among other things, to designate each Participating Insurer and NJPLIGA and NJSLIGF as a Settling Asbestos Insurance Company, thereby entitling the Participating Insurers and NJPLIGA and NJSLIGF to the benefit of certain injunctions under their Plan pursuant to sections 105(a) and 524(g) of the Bankruptcy Code.

On February 19, 2010, the District Court entered orders approving the Multi-Insurer Settlement Agreements. Unless there is an appeal, such orders will become final orders as of March 24, 2010.

(m)	The Seaton Settlement

On January 29, 2010, the Debtors filed a motion for approval of a settlement agreement between the Debtors and Seaton Insurance Company (“Seaton”) (the “Seaton Settlement”). Pursuant to the Seaton Settlement, Seaton paid to the Debtors on behalf of the Plan Trust a total of $2,075,000.00 within five business days of executing the settlement in full and final accord and satisfaction of all disputes between the parties, including all disputes with respect to these Chapter 11 proceedings and the Coverage Action. This settlement amount, however, shall be held by the Debtors until the earlier of confirmation of a plan of reorganization or the dismissal or conversation of these Chapter 11 cases, and will only be available for the payment of asbestos personal injury claims.

The Seaton Settlement is structured as a “sale and buyback” agreement whereby, upon approval of the settlement and payment of the settlement amount, the Debtors will sell the relevant insurance policy back to Seaton free and clear of all claims, liens, encumbrances or interests of any other person or entity pursuant to sections 363(b) and (f) of the Bankruptcy Code, supplemented by a injunction pursuant to section 105 of the Bankruptcy Code. In exchange for the settlement amount, the Debtors agreed, among other things, to designate Seaton as a Settling Asbestos Insurance Company, thereby entitling Seaton to the benefit of certain injunctions under their Plan pursuant to sections 105(a) and 524(g) of the Bankruptcy Code.

On February 19, 2010, the District Court entered an order approving the Seaton Settlement. Unless there is an appeal, such order will become a final order as of March 24, 2010. Seaton has paid the settlement amount to Congoleum.

5.11.	Fourth Modified Plan and Subsequent Changes

On November 12, 2004, the Debtors filed the Fourth Modified Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al. (the “Fourth Modified Plan”). The Futures Representative supported confirmation of the Fourth Modified Plan.

In January 2005, the Debtors commenced a solicitation with respect to the Fourth Modified Plan. Votes were solicited from holders of impaired Claims and Interests. Based on the votes received for the solicitation, the Fourth Modified Plan was overwhelmingly supported by a majority of the Debtors’ creditors, including the holders of Asbestos Personal Injury Claims.

In April 2005, while the parties were preparing for a contested confirmation hearing on the Fourth Modified Plan, the Debtors met with the Asbestos Claimants’ Committee, the Futures Representative and the Claimants’ Representative to discuss further modifications to the Fourth Modified Plan to eliminate or minimize certain objections to the Plan. These discussions led to an agreement in principle that holders of Secured Asbestos Claims would permanently forbear from enforcing their lien and/or security interest claims in and to the Plan Trust Assets and such creditors would share pro rata with holders of Unsecured Asbestos Personal Injury Claims and Demands from a single, common fund to be held in the Plan Trust.

In July 2005, Congoleum filed an amended plan of reorganization (the “Sixth Modified Plan”) and related documents with the Bankruptcy Court which reflected the result of these negotiations, as well as other technical modifications. The Futures Representative supported confirmation of the Sixth Modified Plan. The Bankruptcy Court approved the disclosure statement and voting procedures and Congoleum commenced solicitation of acceptances of the Sixth Modified Plan in August 2005. In September 2005, the Debtors learned that certain Claimants holding Asbestos Secured Claims represented by the Weitz & Luxenburg firm no longer supported the Sixth Modified Plan. The Debtors’ attempts to negotiate a consensual resolution of the Weitz Claimants’ objections proved to be unsuccessful, and on December 13, 2005, the Debtors withdrew the Sixth Modified Plan. Thereafter, the Debtors continued to have contacts and discussions with representatives of the Asbestos Claimants’ Committee, the Futures Representative, certain of the insurers, and representatives of the new Bondholders’ Committee concerning the elements of a Seventh and Eighth Modified Plan.

On February 3, 2006, the Debtors filed the Seventh Modified Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al. (the “Seventh Modified Plan”). The Futures Representative did not support approval of the Seventh Modified Plan. As a result of subsequent negotiations with the Asbestos Claimants’ Committee and the Bondholders’ Committee, on March 17, 2006, the Debtors filed the Eighth Modified Plan. The Futures Representative did not support approval of the Eighth Modified Plan.

5.12.	Expiration of Debtors’ Exclusivity to File a Plan and Solicit Acceptances Thereof and the Filing of Competing Plans

The Bankruptcy Court had approved several extensions of exclusivity for the Debtors to file a plan and solicit acceptances thereof. On November 9, 2005, the Bankruptcy Court denied the Debtors’ motion to extend the periods during which the Debtors had the exclusive right to file a plan and solicit acceptances thereof under section 1121(d) of the Bankruptcy Code (the “Exclusive Periods”), thus terminating the Debtors’ exclusive right to file a plan of reorganization. As a result of this ruling, on December 2, 2005, Continental Casualty Company and Continental Insurance Company (“CNA”) filed a Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Congoleum Corporation, Congoleum Sales, Inc. and Congoleum Fiscal, Inc.

On February 3, 2006, the Bondholders’ Committee filed a Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Congoleum Corporation, Congoleum Sales, Inc. and Congoleum Fiscal, Inc. (the “Bondholders’ Plan”). The Bondholders’ Committee subsequently withdrew the Bondholders’ Plan.

On August 18, 2006, CNA and the Bondholders’ Committee jointly filed a Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Congoleum Corporation, Congoleum Sales, Inc. and Congoleum Fiscal, Inc. (the “CNA/Bondholder Plan”), which was subsequently withdrawn when the Bondholders’ Committee reached agreement with the Debtors.

5.13.	Mediation and the Consensual Ninth, Tenth and Eleventh Modified Plans

By the Bankruptcy Court’s Order for Mediation, dated May 30, 2006, and with the agreement of the parties with an interest in the resolution of the Debtors’ bankruptcy cases and/or the Coverage Litigation, including the non-settling insurance companies, the Asbestos Claimants’ Committee, the Futures Representative, the Bondholders’ Committee, the Claimants’ Representative, ABI and the Debtors, the Bankruptcy Court ordered the mediation (the “Mediation”) of all issues in the Debtors’ bankruptcy cases before the honorable Mark B. Epstein and the honorable Judith H. Wizmur, Chief Judge of the United States Bankruptcy Court for the District of New Jersey. The Mediation, which commenced on June 8, 2006, has continued, both formally and informally, since that time.

On September 11, 2006, the Bankruptcy Court entered an Amended Pre-Trial Order, pursuant to which the Debtors filed the Tenth Modified Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al., and The Asbestos Claimants’ Committee, Dated As Of September 15, 2006 (the “Tenth Modified Plan”) and a related disclosure statement (the “Tenth Disclosure Statement”) on September 15, 2006. The Tenth Modified Plan was supported by the Bondholders’ Committee. Pursuant to the same order, CNA filed its Second Modified Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Congoleum Corporation, Congoleum Sales, Inc. and Congoleum Fiscal, Inc. (the “Second CNA Plan”). The Amended Pre-Trial Order also established a briefing schedule for the filing and consideration of motions for summary judgment as to whether any of the pending plans were confirmable as a matter of law and objections to disclosure statements.

On October 10, 2006, the Debtors and the Asbestos Claimants’ Committee filed a joint summary judgment motion, including a supporting statement of material facts, regarding the confirmability of the Second CNA Plan. In addition to addressing the terms of the Second CNA Plan, the Debtors’ and Asbestos Claimants’ Committee requested the reinstatement of the Debtors’ exclusive rights to file and solicit a plan of reorganization. On October 10, 2006, each of (i) CNA and (ii) First State Insurance Company and Twin City Fire Insurance Company (collectively, “First State”) filed motions for summary judgment requesting the denial of confirmation of the Tenth Modified Plan.

On October 23, 2006, the Debtor filed the Eleventh Modified Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al., and The Asbestos Claimants' Committee, Dated As Of October 23, 2006 (the "Eleventh Modified Plan").

On October 26, 2006, the Bankruptcy Court held a hearing on the summary judgment motions and the adequacy of the disclosure statements filed with respect to the Tenth Modified Plan and the Second CNA Plan. The Bankruptcy Court provisionally approved the disclosure statements filed with respect to the Tenth Modified Plan and the Second CNA Plan pending its decision on the summary judgment motions.

On February 1, 2007, the Bankruptcy Court granted summary judgment in part and denied it in part with respect to First State’s motion regarding the Tenth Modified Plan, ruling that the Tenth Modified Plan was not confirmable as a matter of law. The Bankruptcy Court denied summary judgment on the issue of the feasibility of the Second CNA Plan and declined to reinstate the Debtors’ exclusivity period.

On February 9, 2007, the Debtors, joined by the Asbestos Claimants’ Committee, filed a notice of appeal and a motion for leave to appeal from the Bankruptcy Court’s summary judgment decision granting in part and denying in part First State’s motion regarding the Tenth Modified Plan. In October 2007, the Debtors advised the Asbestos Claimants’ Committee that they were no longer pursuing the appeal. On November 8, 2007, the District Court entered an order administratively terminating the appeal.

5.14.	Futures Representative’s Plan

On July 3, 2007, the Futures Representative filed a plan and supplemental disclosure statement with the Bankruptcy Court. Certain objections were filed in response thereto on behalf of the Debtors, the Bondholders’ Committee, the Asbestos Claimants’ Committee and ABI. In addition, in response to the Futures Representative’s July 3, 2007 filing, certain insurers filed reservations of rights to object to confirmation of the Plan.

On August 30, 2007, the Bankruptcy Court held a hearing on the supplemental disclosure statement and all objections thereto. The Bankruptcy Court ordered the Futures Representative to file an amended disclosure statement by October 25, 2007. Objections to the amended disclosure statement were filed on November 1, 2007 on behalf of the Debtors, the Bondholders’ Committee, and the Asbestos Claimants’ Committee. The Bankruptcy Court held a hearing on the amended disclosure statement and all objections thereto on November 8, 2007. At that hearing, the Bankruptcy Court ordered the Futures Representative to address certain issues relating to the plan and amended disclosure statement and to file such changes on December 3, 2007.

5.15.	The Joint Plan (February 2008 Plan)

Following the Bankruptcy Court's rulings on the Tenth Modified Plan, the Debtors engaged in extensive mediation sessions with the Futures Representative, the Asbestos Claimants’ Committee and the Bondholders’ Committee. The product of that mediation was the February 2008 Joint Plan. The February 2008 Joint Plan proposed to implement a compromise and settlement with respect to each person whose asbestos personal injury claim was settled in a Pre-Petition Settlement Agreement or the Claimant Agreement (the “Omnibus Claimant Settlement”). Pursuant to the Omnibus Claimant Settlement, all of the approximately 79,000 claimants who settled their claims under the Claimant Agreement agreed to relinquish all of their rights, claims and interests in such agreement. Such claimants were classified in the Joint Plan in Class 7A and were to be treated by the Plan Trust as holding unliquidated Asbestos Personal Injury Claims which Claims would be liquidated pursuant to the compensable disease matrix in the Joint Plan’s TDP. Additionally, the Settled Claimants in Class 7A agreed to resubmit their Asbestos Personal Injury Claims to the Plan Trust for processing and payment under the TDP, without regard to any lien, security interest or other claim to priority treatment whatsoever. Thus, the over 79,000 settled claimants in Class 7A agreed voluntarily to be treated in the same manner as the other current and future Asbestos Personal Injury Claimants and their Claims would be fixed using the same standards and criteria.

As part of the Omnibus Claimant Settlement, each settled claimant who was a party to a Pre-Petition Settlement Agreement was given the option to elect to be treated as (i) a Settled Claimant in Class 7A, or (ii) a Settled Claimant with Litigation Rights in Class 7B. The Settled Claimants with Litigation Rights could elect to seek declaratory judgment in a continued adversary proceeding that the liquidated amounts under their Pre-Petition settlement Agreements may be recognized and treated in a plan of reorganization that is compliant with § 524(g). Regardless of the outcome of the continued adversary proceeding, the Settled Claimants with Litigation Rights in Class 7B would be subject to the same Payment Percentage as all other Asbestos Personal Injury Claimants as set forth in the TDP. The Settled Claimants with Litigation Rights are referred to herein as Former Class 7B Claimants.

The Bankruptcy Court approved the disclosure statement and voting procedures for the Joint Plan in February 2008 and solicitation commenced shortly thereafter. The Joint Plan received the overwhelming support of all voting creditors, including approximately 95% of all voting asbestos claimants.

The Plan Proponents and the parties who opposed confirmation filed summary judgment motions with respect to certain issues that the parties believed could be decided as a matter of law (the “Joint Plan Summary Judgment Motions”). On June 6, 2008, the Bankruptcy Court issued its Joint Plan Opinion with respect to the Joint Plan Summary Judgment Motions. The Bankruptcy Court held, among other things, that the classification and litigation rights afforded to the former Settled Claimants with Litigation Rights, referred to herein as Former Class 7B Claimants, relating to their Pre-Petition Settlement Agreements did not comply with § 524(g) of the Bankruptcy Code. A corresponding order was entered on June 13, 2008 (the “Joint Plan Order”). The Debtors filed a notice of appeal of the Joint Plan Order on June 20, 2008.

In conjunction with the Joint Plan Opinion, the Bankruptcy Court entered its sua sponte Order to Show Cause for Dismissal or Conversion in a Chapter 11 Case which proposed to dismiss the Debtors’ Chapter 11 cases or to covert them to liquidation proceedings under Chapter 7. Upon opposition from Congoleum and from every creditor and claimant constituency in these bankruptcy cases, the Bankruptcy Court issued an opinion that vacated the Order to Show Cause and instructed the parties to propose a confirmable plan by the end of calendar year 2008.

On September 3, 2008, the Bankruptcy Court issued a supplemental opinion with respect to the Joint Plan (the “Supplemental Joint Plan Opinion”). The Bankruptcy Court determined that, on the issue of assignability of Congoleum’s rights under its insurance policies, such rights may assigned to a plan trust despite the existence of various anti-assignment provisions in the insurance policies. The Bankruptcy Court further ruled on issues relating to whether the Joint Plan impermissibly altered the non-settling insurers’ rights under their insurance policies. The Bankruptcy Court concluded that the Joint Plan did not impair the insurers’ contractual rights to cooperation from the Debtors and that the Joint Plan did not impair the right of non-settling insurers to obtain contribution from settling insurers. As to whether the Joint Plan eliminates the insurers’ right to object to claims, the Bankruptcy Court denied summary judgment because a determination could not be made in advance as to the underlying nature of all claim objections. Various insurers have filed notices of appeal of the Supplemental Joint Plan Opinion, which appeals were consolidated with the Debtors’ appeal of the Joint Plan Order. Pursuant to a stipulation and order dated December 15, 2008, the Debtors and the insurers agreed to administratively terminate the appeal. Either party may reopen the appeal upon written request and all appellate rights are preserved.

5.16.	The Amended Joint Plan (November 2008 Plan)

After the Bankruptcy Court’s instruction to file a confirmable plan by year-end 2008, the Debtors and certain of their creditor constituencies engaged in further extensive mediation and settlement discussions. As a result, on August 4, 2008, Congoleum, along with the Bondholders’ Committee, Asbestos Claimants’ Committee and the Futures Representative reached an agreement in principle on certain material terms of a plan of reorganization and a settlement of Congoleum’s claims in the Avoidance Actions. The material terms of the settlement in principle were set forth in a term sheet publicly filed with the Bankruptcy Court on August 14, 2008.

Subsequently, the parties negotiated a litigation settlement agreement resolving the Avoidance Actions against asbestos claimants who were parties to certain individual pre-petition asbestos settlements or the Claimant Agreement, collectively the Pre-Petition Settled Claimants, as well as resolving claims with Claimants’ Counsel, Joseph Rice and Perry Weitz (the “Litigation Settlement Agreement”). The Voting Agent distributed the Litigation Settlement Agreement for execution by claimant law firms. As of October 18, 2008, 79 claimant law firms, representing 87% of the Pre-Petition Settled Claimants had executed the Litigation Settlement Agreement. Congoleum and the Bondholders’ Committee filed a joint motion before the Bankruptcy Court seeking approval of the Litigation Settlement Agreement. Certain defendant insurers filed objections to the Litigation Settlement Agreement. Following a hearing on October 18, 2008 at which the motion and all objections were heard, the Bankruptcy Court approved the Litigation Settlement Agreement, but the court reserved until a later date a determination of whether the settlement met the standards required for confirmation of a plan of reorganization. Subsequently, on October 31, 2008, the Bankruptcy Court issued its order approving the Litigation Settlement Agreement.

Thereafter, on November 14, 2008, the Amended Joint Plan, which incorporated the Litigation Settlement Agreement, was filed. In January 2009, certain insurers filed a motion for summary judgment seeking denial of confirmation of the Amended Joint Plan contending that (i) the Amended Joint Plan did not satisfy the equality of distribution principles under the Bankruptcy Code and (ii) the Amended Joint Plan was defective because it lacked an express clause providing for court review of certain payments made to Claimants’ Counsel under Code § 1129(a)(4).

On February 26, 2009, the Bankruptcy Court rendered an opinion granting the insurers’ motion for summary judgment and denied confirmation of the Amended Joint Plan (the “Amended Joint Plan Summary Judgment Order”). In connection with the Amended Joint Plan Summary Judgment Order, the Bankruptcy Court, over objection of all parties-in-interest, entered an Order of Dismissal dismissing Congoleum’s bankruptcy case (the “Dismissal Order”). On March 3, 2009, the Bankruptcy Court entered an order granting a stay of the Dismissal Order pending entry of a final non-appealable decision affirming the Dismissal Order.

On February 27, 2009, Congoleum and the Bondholders’ Committee filed an appeal of the Dismissal Order and the Amended Joint Plan Summary Judgment Order to the District Court. On August 17, 2009, the District Court entered an order and opinion affirming, in part, and reversing, in part, the Bankruptcy Court’s Amended Joint Plan Summary Judgment Order (the “August 17 Order”). The District Court affirmed the grant of summary judgment to the insurers regarding the payments made to Claimants’ Counsel and ruled that such payments would be reviewed for reasonableness pursuant to § 1129(a)(4) of the Bankruptcy Code. The District Court reversed the Amended Joint Plan Summary Judgment Order with respect to the equality of distribution issue, finding that the aspect of the Litigation Settlement Agreement relating to the estates’ compromise of the Comstock,

Cook and Arsenault claims was not an impediment to confirmation. The District Court also reversed the Dismissal Order, finding that the Bankruptcy Court abused its discretion in dismissing the case. Finally, the District Court withdrew the reference of the case from the Bankruptcy Court pursuant to 28 U.S.C. § 157(d) and assumed authority over all further proceedings. The District Court then directed the Plan Proponents to file a new plan of reorganization that would provide for court review of the payments made to Claimants’ Counsel and requested briefing on additional confirmation issues.

On August 27, 2009, the insurers moved the District Court to amend its August 17 Order by certifying it for potential interlocutory appeal under 28 U.S.C. § 1292(b). On October 2, 2009, the District Court entered an order refusing to certify the August 17 Order for interlocutory appeal.

The insurers also took the position that the August 17 Order was a final, immediately appealable order. On September 14, 2009 and September 24, 2009, the insurers filed notices of appeal of the August 17 Order to the Third Circuit Court of Appeals. On October 9, the Plan Proponents filed a motion to dismiss the appeal for lack of jurisdiction, which is currently pending before the Third Circuit.

5.17.	The Current Fourth Amended Joint Plan

As instructed by the District Court in its August 17 Order, the Debtors filed the Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of the Debtors, the Official Asbestos Claimants’ Committee and the Official Committee of Bondholders for Congoleum Corporation, et al., dated as of October 22, 2009 (the “Second Amended Joint Plan”). In order to address developments since the filing of the Second Amended Joint Plan, the Plan Proponents filed the Third Amended Joint Plan on February 12, 2010. The Fourth Amended Joint Plan addresses additional developments since the filing of the Third Amended Joint Plan.

5.18.	Standing of Insurers to be Heard

The Debtors have filed motions challenging the standing of certain of Congoleum’s insurers to raise objections and be heard in the Reorganization Cases. While the Bankruptcy Court previously determined that the insurers do not have standing to raise objections and be heard with respect to past disclosure statements, the Bankruptcy Court and the District Court have ruled that the insurers have standing to raise objections and be heard with respect to plans of reorganization.

5.19.	Confirmation Hearing

The District Court has scheduled the Confirmation Hearing to commence on [May __, 2010], and additional dates will be set as necessary by the Court. Notice of the Confirmation Hearing will be published in one newspaper of general circulation and counsel for known holders of Claims who are entitled to vote on the Plan also will be sent copies of the Voting Procedures Order, at least 25 days before the date of the Confirmation Hearing, unless the District Court specifies otherwise. See Section 7.2 – “Confirmation Hearing” below.

ARTICLE 6
SUMMARY OF THE PLAN

6.1.	General

The following is a summary intended as a brief overview of certain provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan, a copy of which is annexed hereto as Exhibit A. Other provisions of the Plan not summarized in this Article 6 may be summarized elsewhere in this Disclosure Statement, including in Article 8. Holders of Claims and Interests are respectfully referred to the relevant provisions of the Bankruptcy Code and are encouraged to review the Plan and this Disclosure Statement with their counsel, or other advisors.

6.2.	Classification

(a)	Generally

Article II of the Plan sets forth an explanation of Claims that are not classified under the Plan and a designation of Classes of Claims and Interests. Subject to the occurrence of the Effective Date, the Debtors shall be deemed consolidated under the Plan for Plan purposes only. Each and every Claim filed or to be filed against any of the Debtors shall be deemed filed against the deemed consolidated Debtors and shall be deemed one Claim against and obligation of the deemed consolidated Debtors. Notwithstanding anything contained in the Plan to the contrary, the deemed consolidation of the Debtors shall not have any effect on any of the Claims being reinstated and left unimpaired under the Plan, and the legal, equitable, and contractual rights to which the holders of any such Claims are entitled shall be left unaltered by the Plan.

(b)	Unclassified Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims and the DIP Financing Claim are not classified and are excluded from the Classes established in Article II of the Plan. The treatment accorded Administrative Claims and Priority Tax Claims is set forth in Article III of the Plan.

(c)	Classes

For purposes of the Plan, the Claims against and Interests in the Debtors are grouped in the following Classes in accordance with section 1122(a) of the Bankruptcy Code:

Class 1 – Priority Claims

Class 2 –Lender Secured Claims

Class 3 – Other Secured Claims

Class 4 – Senior Note Claims

Class 5 – Workers’ Compensation Claims

Class 6 – ABI Claims

Class 7 – Asbestos Personal Injury Claims

Class 8 – Asbestos Property Damage Claims

Class 9 – General Unsecured Claims

Class 10 – Congoleum Interests

Class 11 – Subsidiary Interests

(d)	Administrative Claims

On the Distribution Date, each holder of an Allowed Administrative Claim, except as otherwise provided in the Plan and subject to the requirements of Section 13.14 of the Plan, will receive, in full satisfaction, settlement, release, extinguishment, and discharge of such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (b) such different treatment as to which the applicable Debtor and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims representing (i) post-petition liabilities incurred in the ordinary course of business by the Debtors and (ii) post-petition contractual liabilities arising under loans or advances to the Debtors (whether or not incurred in the ordinary course of business), will be paid by Reorganized Congoleum in accordance with the terms and conditions of the particular transactions relating to such liabilities and any agreements relating thereto.

(e)	Priority Tax Claims

On the Distribution Date, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) such different treatment as to which the applicable Debtor and such holder shall have agreed upon in writing, or (iii) at Reorganized Congoleum’s sole discretion, deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim.

(f)	DIP Financing Claim

Each holder of an Allowed DIP Financing Claim shall be paid indefeasibly in full on the Effective Date or as soon thereafter as practicable and shall receive in full satisfaction, settlement, release, extinguishment, and discharge of such Allowed DIP Financing Claim, (a)(i) Cash equal to the unpaid portion of such Allowed DIP Financing Claim, together with a release and termination agreement and any accompanying cash collateral, each in form, substance and amounts acceptable to DIP Financing Lender, or (ii) such different treatment as to which DIP Financing Lender shall have agreed to in writing, and (b) shall be released and discharged from any obligation, liability and/ or responsibility to fund or otherwise pay the Professional Fee Carve-Out (as defined in the DIP Financing Order) and /or any other claim or liability of any kind, nature or description that can be brought at any time for any reason against DIP Financing Lender relating to the Professional Fee Carve-Out or any other fees or expenses incurred by any Bankruptcy Professional. Notwithstanding anything to the contrary contained in the Plan, the Confirmation Order, or otherwise, the Allowed DIP Financing Claim, and the liens and security interests securing such Allowed DIP Financing Claim shall continue in full force and effect in accordance with the terms, conditions and covenants of the DIP Financing Agreements and the DIP Financing Order, shall survive the Confirmation Date and continue in full force and effect in accordance with the terms and conditions of the DIP Financing Agreements and the DIP Financing Order until such time as the Allowed DIP Financing Claim has been indefeasibly paid in full and in Cash. Each Allowed DIP Financing Claim shall include all interest, fees, costs and charges accrued up to the Effective Date, accrued at the rates provided for in the DIP Financing Agreements. Pursuant to the DIP Financing Order, upon the indefeasible payment in full of an Allowed DIP Financing Claim, the Debtors shall forever release, discharge and acquit the DIP Financing Lender and its officers, directors, agents, attorneys and predecessors-in-interest of and from any and all claims, demands, liabilities, causes of action, and obligations of every kind with respect to the DIP Financing Agreement and DIP Financing Order.

(g)	Substantial Contribution Claims

Any Entity who requests compensation or expense reimbursement for making a substantial contribution in the Reorganization Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code (“Substantial Contribution Claim”) must file an application with the clerk of the District Court on or before a date that is sixty (60) days subsequent to the Effective Date and serve such application on counsel for the Debtors, counsel for the Futures Representative, counsel for the Asbestos Claimants’ Committee, counsel for the Bondholders’ Committee and on all other parties as otherwise required by the Bankruptcy Court and the Bankruptcy Code, or be forever barred from seeking such compensation or expense reimbursement. All Allowed Substantial Contribution Claims shall be paid by Reorganized Congoleum within sixty (60) days of allowance by the District Court.

6.3.	Treatment of Classified Claims and Interests

Allowed Claims and Allowed Interests, as classified in Article II of the Plan, will be treated in the manner set forth in Article IV of the Plan. The following constitutes a summary of such treatment:

(a)	Class 1 - Priority Claims

(1)	Impairment and Voting

Class 1 is Unimpaired by the Plan. Each holder of an Allowed Priority Claim in Class 1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan under section 1126 of the Bankruptcy Code.

(2)	Treatment

On the Distribution Date, each holder of an Allowed Priority Claim will receive either (i) the Allowed Amount of its Priority Claim in Cash, or (ii) such different treatment as may be agreed to by such holder and Reorganized Congoleum. Reorganized Congoleum will be responsible for payment of Allowed Priority Claims.

(b)	Class 2 – Lender Secured Claims

(1)	Impairment and Voting

Class 2 is Unimpaired by the Plan. Lender Secured Claims constitute any Claim of Wachovia arising under or relating to the Existing Credit Agreement, the Existing Subsidiary Guaranty and any related documents. Each holder of a Lender Secured Claim in Class 2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan under section 1126 of the Bankruptcy Code.

(2)	Treatment

The Lender Secured Claim will be deemed to be previously indefeasibly paid in full on the Effective Date and Wachovia shall be released from any and all liabilities and causes of action in accordance with the DIP Financing Agreements and DIP Financing Order.

(c)	Class 3 – Other Secured Claims

(1)	Impairment and Voting

Class 3 is Unimpaired by the Plan. Each sub-Class of Class 3 Other Secured Claims contains a single Other Secured Claim and is a separate Class for all purposes under the Bankruptcy Code and the Plan. Other Secured Claims include any pre-petition Secured Claim asserted against the Debtors, other than Lender Secured Claims. Each holder of an Other Secured Claim in Class 3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan under section 1126 of the Bankruptcy Code.

(2)	Treatment

Each holder of an Allowed Other Secured Claim shall receive one of the following three treatments at Reorganized Congoleum’s sole option: (i) retain unaltered the legal, equitable and contractual rights (including, but not limited to, any Liens that secure such Claim) to which such Claim entitles such holder and such Allowed Other Secured Claim shall be Reinstated on the Effective Date, (ii) the Debtors shall surrender all collateral securing such Claim to the holder thereof, in full satisfaction of such holder’s Allowed Class 3 Claim, without representation or warranty by, or recourse against, the Debtors or Reorganized Congoleum or (iii) such holder shall be otherwise treated in a manner so that such Claim shall be rendered Unimpaired.

(d)	Class 4 – Senior Note Claims

(1)	Impairment and Voting

Class 4 is Impaired by the Plan. Each holder of an Allowed Senior Note Claim is entitled to vote to accept or reject the Plan under section 1126 of the Bankruptcy Code pursuant to the Voting Procedures Order.

(2)	Treatment

Senior Note Claims shall be Allowed in an aggregate amount equal to at least $103,593,750.00, which shall not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination, counterclaims, defenses, disallowance, impairment or any other challenges under applicable law or regulation by any person or entity. On the Distribution Date, each holder of an Allowed Senior Note Claim shall receive, in full satisfaction of its Senior Note Claim, its Pro Rata share of each of the securities included in the Senior Note Distribution.

(e)	Class 5 – Workers’ Compensation Claims

(1)	Impairment and Voting

Class 5 is Unimpaired by the Plan. Each holder of an Allowed Workers’ Compensation Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan under section 1126 of the Bankruptcy Code.

(2)	Treatment

The holders of Allowed Workers’ Compensation Claims will be paid in the ordinary course pursuant to such rights that exist under any state workers’ compensation system or laws that apply to such Claims.

(f)	Class 6 - ABI Claims

(1)	Impairment and Voting

Class 6 is Impaired by the Plan. The holder of the Allowed ABI Claims is entitled to vote to accept or reject the Plan under section 1126 of the Bankruptcy Code pursuant to the Voting Procedures Order.

(2)	Treatment

Pursuant to and in consideration of the Intercompany Settlement and Section 5.17 of the Plan and other terms of the Plan, on the Effective Date all Intercompany Agreements shall be rejected and all ABI Claims, including without limitation any ABI Rejection Damages Claims (other than claims for payment of Unpaid Intercompany Amounts that may be asserted to the extent consistent with Section 5.17(b)(4)(B) of the Plan), shall be deemed Disallowed and expunged.

(g)	Class 7 – Asbestos Personal Injury Claims

(1)	Impairment and Voting

Class 7 (including each of its subclasses) is Impaired by the Plan. Class 7 consists of all Asbestos Personal Injury Claims. Holders of Asbestos Personal Injury Claim are entitled to vote to accept or reject the Plan under section 1126 of the Bankruptcy Code pursuant to the Voting Procedures Order.

(2)	Treatment

As of the Effective Date, all liability for all Asbestos Personal Injury Claims (including all Pre-Petition Settled Claimants) as well as liability for all future Demands shall be assumed, automatically and without further act or deed, by the Plan Trust and the Reorganized Debtors shall have no liability therefor. Each Asbestos Personal Injury Claim and future Demand shall be resolved pursuant to the Plan Trust Agreement and the TDP. The TDP shall apply to all holders of Asbestos Personal Injury Claims and future Demands, including any such holder who elects to resort to the legal system and obtains a judgment for money damages.

As of the Effective Date, pursuant to the Plan, all Pre-Petition Settled Claimants, including Litigation Settlement Claimants, will, in full satisfaction of his, her or its Asbestos Personal Injury Claim and any and all rights pursuant to any Pre-Petition Settlement Agreement, Claimant Agreement, Security Agreement, Collateral Trust Agreement or any and all other agreements and amendments thereto with respect to the pre-packaged plan of reorganization filed by the Debtors on December 31, 2003, be, including with respect to any statutes of limitation related to such Asbestos Personal Injury Claim, restored to status quo ante as it existed as of the time each such Claimant initially filed or submitted its Asbestos Claim against the Debtors that resulted in the Claimant’s Pre-Petition Asbestos Settlement Agreement or the Claimant Agreement, respectively, and shall be treated by the Plan Trust as holding an unliquidated Asbestos Personal Injury Claim under applicable federal or state law which shall be resolved pursuant to the Plan Trust Agreement and the TDP in the same manner as all other Asbestos Personal Injury Claims in Class 7. The Pre-Petition Settled Claimants shall receive pari passu treatment under the Plan without regard to any lien, security interest or other claim to priority treatment whatsoever (i.e. it is understood that any such claimants will need to reapply to the Plan Trust to satisfy the TDP including medical, exposure and other requirements). The Avoidance Actions shall be dismissed with prejudice as of the Effective Date.

(h)	Class 8 - Asbestos Property Damage Claims

(1)	Impairment and Voting

Class 8 is Impaired by the Plan. Asbestos Property Damage Claims constitute all Asbestos Property Damage Claims for which Proofs of Claim have been filed prior to the Asbestos Property Damage Claim Bar Date. The holders of Allowed Asbestos Property Damage Claims are entitled to vote to accept or reject the Plan under section 1126 of the Bankruptcy Code.

(2)	Treatment

As of the Effective Date, all liability for all Allowed Asbestos Property Damage Claims will be assumed, automatically and without further act or deed, by the Plan Trust and the Reorganized Debtors will have no liability therefor. Each Allowed Asbestos Property Damage Claim will be paid solely from the Asbestos Property Damage Claim Sub-Account on account of the unpaid Allowed Amount of such Claim pursuant to the Plan Trust Agreement. After the assets in the Asbestos Property Damage Claim Sub-Account have been exhausted, the Plan Trust shall have no further liability or obligation for or in respect of any Asbestos Property Damage Claims. All Asbestos Property Damage Claims as to which a Proof of Claim was not filed prior to the expiration of the Asbestos Property Damage Claim Bar Date will be deemed Disallowed.

(i)	Class 9 – General Unsecured Claims

(1)	Impairment and Voting

Class 9 is Impaired by the Plan. The holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan under section 1126 of the Bankruptcy Code pursuant to the Voting Procedures Order.

(2)	Treatment

Except to the extent that a holder of an Allowed General Unsecured Claim in Class 9 has been paid by the Debtors prior to the Effective Date or agrees to alternate, less favorable, treatment, each holder of an Allowed Class 9 Claim shall receive, in full and final satisfaction of such Allowed Class 9 Claim, Cash in the amount of $.35 for each $1.00 of such holder’s Allowed Class 9 Claim. Class 9 is Impaired and the holders of Class 9 Claims are entitled to vote to accept or reject the Plan. General Unsecured Claims do not include Claims against the Debtors under the Environmental Laws as set forth in Section 11.9 of the Plan, which Claims (other than Claims held by ABI) survive the Reorganization Cases.

(j)	Class 10 – Congoleum Interests

(1)	Impairment and Voting

Class 10 is Impaired by the Plan. The holders of the Congoleum Interests are deemed to have rejected the Plan in accordance with section 1126(g) of the Bankruptcy Code and, accordingly, their separate vote will not be solicited.

(2)	Treatment

On the Effective Date, the Congoleum Interests will be cancelled and the holders of the Congoleum Interests will retain and receive nothing on account of such Congoleum Interests.

(k)	Class 11 – Subsidiary Interests

(1)	Impairment and Voting

Class 11 is Unimpaired by the Plan. Each holder of a Subsidiary Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan under section 1126 of the Bankruptcy Code.

(2)	Treatment

On the Effective Date, the holders of the Subsidiary Interests will retain such Subsidiary Interests.

6.4.	Means for Execution of the Plan

(a)	Establishment of the Plan Trust

The Plan Trust will be established in accordance with the Plan Documents on or prior to the Effective Date. See Article 8 – “Implementation of the Plan” for a description of the Plan Trust. In addition, on the Effective Date, the Plan Trust established pursuant to the Plan Trust Agreement will become solely responsible for the payment of all Plan Trust Asbestos Claims. See Section 5.1 of the Plan for a further description of the Plan Trust.

(b)	Plan Trust Funding

(1)	The New Common Stock

On the Effective Date, Congoleum will issue shares of its newly created common stock to the Plan Trust in an amount equal to 50.1% of the Congoleum common stock to be issued on the Effective Date. Such newly created common stock shall have the rights set forth in the Amended and Restated Certificate substantially in the form attached to the Plan as Exhibit K.

(2)	Proceeds of Insurance Settlements

Assuming the following settlements remain in place if the Plan becomes effective, the Plan Trust shall receive the following:

(A)           The Liberty Payment

Conditioned upon the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Liberty having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to its settlement agreement with the Debtors, Liberty will contribute $950,000 to the Plan Trust and the Debtors will turn over the balance of the Liberty Proceeds to the Plan Trust, less the reimbursement of defense and indemnity costs for Asbestos Claims incurred by Congoleum prior to the Effective Date pursuant to Section 5.1(q) of the Plan.

(B)           The Lloyd’s and Equitas Payment

Conditioned upon the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Lloyd’s and Equitas having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $19.95 million settlement and buyback agreement with Lloyd’s and Equitas, the proceeds of the settlement will be contributed to the Plan Trust.

(C)           The Federal Payment

Conditioned upon the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Federal having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $2.1 million settlement and buyback agreement with Federal, the proceeds of the settlement will be contributed to the Plan Trust.

(D)           The Mt. McKinley and Everest Payment

Conditioned upon the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Mt. McKinley and Everest having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $21.5 million settlement and buyback agreement with Mt. McKinley and Everest, as amended, the proceeds of the settlement will be contributed to the Plan Trust.

(E)           The Harper Payment

Conditioned upon the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Harper having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $1,375,000 settlement agreement with Harper, the proceeds of the settlement will be contributed to the Plan Trust.

(F)           The Fireman’s Fund Payment

Conditioned upon the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Fireman’s Fund having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $1 million settlement and buyback agreement with Fireman’s Fund, the proceeds of the settlement will be contributed to the Plan Trust.

(G)           The Century Payment

Conditioned upon the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and the Century Entities having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $16.9 million settlement and buyback agreement with the Century Entities, the proceeds of the settlement will be contributed to the Plan Trust.

(H)           The Protective National Insurance Payment

Conditioned upon the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order, pursuant to the Debtors settlement agreement with Protective National Insurance, the Debtors will turn over proceeds of their $3 million claim with respect to the liquidation of Protective National Insurance to the Plan Trust.

(I)           The Marsh and AON Payment

Conditioned upon the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Marsh and AON having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $40,000 settlement with Marsh and the Debtors’ $75,000 settlement with Aon, the proceeds of the settlement agreement will be contributed to the Plan Trust.

(J)           The Solvent Scheme Payment

Conditioned upon the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order, the proceeds of the $256,000 payment from certain solvent London Market insurers will be contributed to the Plan Trust.

(K)           The Hartford Parties Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and the Hartford Parties having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $16.5 million settlement and buyback agreement with the Hartford Parties, the proceeds of the settlement will be contributed to the Plan Trust.

(L)           The CNA Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and CNA having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $16.5 million settlement and buyback agreement with CNA, the proceeds of the settlement will be contributed to the Plan Trust.

(M)           The Wausau Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Wausau having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $11.5 million settlement and buyback agreement with Wausau, the proceeds of the settlement will be contributed to the Plan Trust.

(N)           The OneBeacon Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and OneBeacon having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $10,242,733 settlement and buyback agreement with OneBeacon, the proceeds of the settlement will be contributed to the Plan Trust.

(O)           The Munich Re Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Munich Re having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $8,212,800 settlement and buyback agreement with Munich Re, the proceeds of the settlement will be contributed to the Plan Trust.

(P)           The MMO Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and MMO having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $7,330,750 settlement and buyback agreement with MMO, the proceeds of the settlement will be contributed to the Plan Trust.

(Q)           The TIG Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and TIG having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $4,849,800 settlement and buyback agreement with TIG, the proceeds of the settlement will be contributed to the Plan Trust.

(R)           The London Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and London having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $4,127,050 settlement and buyback agreement with London, the proceeds of the settlement will be contributed to the Plan Trust.

(S)           The Westport Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Westport having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $2,988,350 settlement and buyback agreement with Westport, the proceeds of the settlement will be contributed to the Plan Trust.

(T)           The Old Republic Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Old Republic having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $1,991,250 settlement and buyback agreement with Old Republic, the proceeds of the settlement will be contributed to the Plan Trust.

(U)           The Transport Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Transport having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $1,373,508 settlement and buyback agreement with Transport, the proceeds of the settlement will be contributed to the Plan Trust.

(V)           The Stonewall Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Stonewall having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $883,759 settlement and buyback agreement with Stonewall, the proceeds of the settlement will be contributed to the Plan Trust.

(W)           The Navigators Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Navigators having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $400,000 settlement and buyback agreement with Navigators, the proceeds of the settlement will be contributed to the Plan Trust.

(X)           The U.S. Fire Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and U.S. Fire having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $50,000 settlement and buyback agreement with U.S. Fire, the proceeds of the settlement will be contributed to the Plan Trust.

(Y)           The American Centennial Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and American Centennial having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $50,000 settlement and buyback agreement with American Centennial, the proceeds of the settlement will be contributed to the Plan Trust.

(Z)           The NJPLIGA and NJSLIGF Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and NJPLIGA and NJSLIGF having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $13 million settlement agreement with NJPLIGA and NJSLIGF, the proceeds of the settlement will be contributed to the Plan Trust.

(AA)           The Travelers Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Travelers having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $25 million settlement and buyback agreement with Travelers, as amended, the proceeds of the settlement will be contributed to the Plan Trust.

(BB)           The Seaton Payment

Conditioned upon District Court approval of the settlement, the occurrence of the effective date of a section 524(g) plan of reorganization of the Debtors’ estates, the confirmation order of such a plan becoming a Final Order and Seaton having obtained the benefit of an injunction pursuant to section 524(g) of the Bankruptcy Code, pursuant to the Debtors’ $2,075,000 settlement and buyback agreement with Seaton, the proceeds of the settlement will be contributed to the Plan Trust.

(c)	Plan Distributions

The Disbursing Agent shall make all distributions required under the Plan (other than distributions to holders of Plan Trust Asbestos Claims and Senior Note Claims). Distributions shall be made on the Distribution Date (unless otherwise provided by the Plan or ordered) with respect to all Claims except for Plan Trust Asbestos Claims. Distributions to be made on the Distribution Date will be deemed actually made on the Distribution Date if made either (a) on the Distribution Date or (b) as soon as practicable thereafter. With respect to Plan Trust Asbestos Claims, distributions to holders of Plan Trust Asbestos Claims will be made in accordance with the Plan Trust Agreement and/or the TDP, as applicable. With respect to Senior Note Claims, Distributions will be made by the Indenture Trustee, whose reasonable fees and expenses in connection with such Distributions shall be paid by Reorganized Congoleum.

(d)	Distributions of Cash

Any Distribution of Cash made by Reorganized Congoleum pursuant to the Plan shall, at Reorganized Congoleum’s option, be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

(e)	No Interest on Claims

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or a post-petition agreement in writing between the Debtors and a holder, Post-Petition Interest shall not accrue or be paid on Claims, and no holder shall be entitled to Interest accruing on or after the Petition Date. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a Final Distribution is made when and if such Disputed Claim becomes an Allowed Claim. Notwithstanding the foregoing, this provision shall not apply to Plan Trust Asbestos Claims which shall be governed in all cases by the Plan Trust Agreement and the TDP.

(f)	Delivery of Distributions

Distributions to holders of Allowed Claims other than Asbestos Claims shall be made by the Disbursing Agent or the Indenture Trustee, as applicable, (a) at the holder’s last known address, or (b) at the address in any written notice of address change delivered to the Disbursing Agent or the Indenture Trustee, as applicable. If any holder’s distribution made by the Disbursing Agent is returned as undeliverable, no further distributions to such holder shall be made, unless and until the Disbursing Agent is notified of such holder’s then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent shall be returned to Reorganized Congoleum until such distributions are claimed or become unclaimed property pursuant to Section 6.8 of the Plan. With respect to Plan Trust Asbestos Claims, distributions to the holders of Plan Trust Asbestos Claims shall be made in accordance with the Plan Trust Agreement and/or the TDP, as applicable. With respect to Senior Note Claims, distributions to holders of Senior Note Claims shall be made in accordance with the New Indenture.

(g)	Distributions to Holders as of the Record Date

All Distributions on Allowed Claims shall be made to the Record Holders of such Claims. As of the close of business on the Record Date, the Claims register maintained by the Voting Agent shall be closed, and there shall be no further changes in the Record Holder of any Claim. Reorganized Congoleum shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. Reorganized Congoleum shall instead be entitled to recognize and deal for all purposes under the Plan with the Record Holders as of the Record Date.

(h)	Fractional Securities; Fractional Dollars

Distributions of fractions of shares of New Common Stock will not be made and shall be rounded (up or down) to the nearest whole number, with half shares or less being rounded down. Reorganized Congoleum shall not be required to make Distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

(i)	Withholding of Taxes

The Disbursing Agent shall withhold from any assets or property distributed under the Plan any assets or property that must be withheld pursuant to applicable law.

(j)	Unclaimed Property

Any Cash, assets and other property to be distributed on account of any Claim (other than a Plan Trust Asbestos Claim) under the Plan that remain unclaimed (including by an Entity’s failure to negotiate a check issued to such Entity) or otherwise not deliverable to the Entity entitled thereto before the later of (a) one year after the date of distribution or (b) 120 calendar days after an order allowing such Entity’s Claim becomes a Final Order, shall become vested in, and shall be transferred and delivered to, Reorganized Congoleum. In such event, such Entity’s Claim shall no longer be deemed to be Allowed and such Entity shall be deemed to have waived its rights to such payments or distributions under the Plan pursuant to section 1143 of the Bankruptcy Code and shall have no further Claim in respect of such distribution and shall not participate in any further distributions under the Plan with respect to such Claim.

(k)	Procedures for the Treatment of Disputed Claims

(1)	Disallowance of Improperly Filed Claims

Subject to section 502(j) of the Bankruptcy Code and Bankruptcy Rules 3008 and 9006, any Administrative Claim, Asbestos Property Damage Claim or Claim (other than Asbestos Personal Injury Claims) for which the filing of a Proof of Claim, application or motion with the District Court is required under the terms of the Bankruptcy Code, the Bankruptcy Rules, any order of the Bankruptcy Court or District Court (including one providing a Bar Date) or the Plan will be disallowed if and to the extent that such Proof of Claim (or other filing) is not timely and properly made.

(2)	Prosecution of Objections to Claims

Unless otherwise ordered by the District Court after notice and a hearing, after the Effective Date, Reorganized Congoleum, the Bondholders’ Committee, the Asbestos Claimants’ Committee and the Futures Representative each shall have the right to make and file objections to Proofs of Claims, other than Proofs of Claims in respect of Asbestos Personal Injury Claims and Professional Fee Claims, at any time on or before ninety (90) days after the later of (i) the Effective Date or (ii) the date on which such Claim was filed with the District Court unless no Proof of Claim is required to be filed pursuant to Bankruptcy Rule 3002, the Plan or any order of the District Court; provided, however, that (x) this deadline may be extended by the District Court on motion by the Debtors, Reorganized Congoleum, the Bondholders’ Committee, the Asbestos Claimants’ Committee or the Futures Representative, as applicable, and (y) neither the Debtors, Reorganized Congoleum, the Futures Representative, the Bondholders’ Committee, the Asbestos Claimants’ Committee, nor any other Person may file an objection to any (1) Claim that was Allowed by a Final Order entered during the Reorganization Cases, or (2) Claim Allowed by the Plan. In addition, unless otherwise ordered by the District Court after notice and a hearing, after the Effective Date Reorganized Congoleum, the Bondholders’ Committee, the Asbestos Claimants’ Committee and the Futures Representative, subject to Sections 13.8 and 13.14 of the Plan, each shall have the exclusive right to make and file objections to Administrative Claims and to amend the Schedules or to object to any Claim specified on the Schedules, at any time on or before sixty (60) days after the later of (i) the Effective Date or (ii) the date on which such Claim was filed with the District Court unless no Proof of Claim is required to be filed pursuant to Bankruptcy Rule 3002, the Plan or any order of the District Court; provided, however, that (x) this deadline may be extended by the District Court on motion by the Debtors, Reorganized Congoleum, the Bondholders’ Committee, the Asbestos Claimants’ Committee or the Futures Representative, as applicable, (y) neither the Debtors, Reorganized Congoleum, the Futures Representative, the Bondholders’ Committee, the Asbestos Claimants’ Committee nor any other Person may file an objection to any (1) Claim that was Allowed by a Final Order entered during the Reorganization Cases, or (2) Claim Allowed by the Plan, and (z) with respect to any Administrative Claim referred to in sub-clause (a)(4) of the definition of Administrative Expense, no objection may be filed with respect to any such Administrative Expense other than with respect to the reasonableness of such Administrative Expense or whether such Administrative Expense was incurred in accordance with Section 6.6 of the Indenture. Without prejudice to the right of any Asbestos Insurance Company to assert any Asbestos Insurer Coverage Defenses, after the Effective Date, only the Plan Trustee shall have the authority to contest Asbestos Personal Injury Claims and Asbestos Property Damage Claims and litigate to judgment, settle or withdraw such objections and each Asbestos Personal Injury Claim and Asbestos Property Damage Claim, whether or not a Proof of Claim was filed with the Bankruptcy Court or District Court, shall be satisfied exclusively in accordance with the Plan Trust Documents.

(3)	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if a Claim or any portion of a Claim (other than an Asbestos Personal Injury Claim) is a Disputed Claim, no payment or distribution shall be made on account of the Disputed Claim, unless and until such Disputed Claim becomes an Allowed Claim.

(4)	Distributions After Allowance

Payments and distributions to each holder of a Claim that is Disputed, or that is not Allowed, to the extent that such Claim ultimately becomes Allowed, shall be made in accordance with the provisions hereof governing the Class of Claims in which such Claim is classified. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim (other than a disputed Asbestos Claim) becomes a Final Order, Reorganized Congoleum shall distribute to the holder of such Claim any payment or property that would have been distributed to such holder if the Claim had been Allowed as of the Effective Date (or such other date on which such distribution would have been made).

6.5.	Executory Contracts and Unexpired Leases

(a)	Assumption or Rejection of Executory Contracts and Unexpired Leases

(i)           Assumption. Except for any unexpired lease or executory contract that the Plan Proponents reject or designate as being subject to rejection on or before the Effective Date, as of the Effective Date, all executory contracts and unexpired leases not previously assumed or rejected by the Debtors pursuant to section 365 of the Bankruptcy Code shall be deemed to have been assumed by the Debtors, and the Plan shall constitute a motion to assume such executory contracts and unexpired leases. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the District Court shall constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code and a finding by the District Court that each such assumption is in the best interests of the Debtors, the Estates and all parties in interest in the Reorganization Cases. With respect to each such executory contract or unexpired lease assumed by the Debtors, unless otherwise determined by the District Court pursuant to a Final Order or agreed to by the parties thereto on or before the Effective Date, any defaults of the Debtors with respect to such assumed executory contracts or leases existing as of the Effective Date shall be cured in the ordinary course of the Reorganized Debtors’ business promptly after any such default becomes known to the Debtors and, if disputed, established pursuant to applicable law by the District Court, and the assumed executory contracts or leases shall be binding upon and enforceable upon the parties thereto, subject to any rights and defenses existing thereunder. Subject to the occurrence of the Effective Date, upon payment of such cure amounts, all defaults of the Debtors existing as of the Confirmation Date with respect to such executory contract or unexpired lease shall be deemed cured.

(ii)           Rejection. Notwithstanding subpart (a) of this Section 6.5, the Plan Proponents may reject those executory contracts and unexpired leases listed on an exhibit to be filed with the District Court as part of the Plan Supplement (as such list may be amended or supplemented up to and including the Confirmation Date).

(iii)           ABI Canada License Agreement; Intercompany Agreements. Pursuant to and in consideration of the New ABI Agreement and the Intercompany Settlement set forth in Section 5.17 of the Plan and other terms of the Plan, on the Effective Date (A) the ABI Canada License Agreement shall be amended as provided in the Intercompany Settlement and deemed to have been assumed by Congoleum and become a contractual obligation of Reorganized Congoleum, and the Plan shall constitute a motion to assume such license agreement and (B) all Intercompany Agreements shall be rejected and all ABI Claims, including without limitation any ABI Rejection Damages Claims (other than claims for payment of Unpaid Intercompany Amounts that may be asserted to the extent consistent with Section 5.17(b)(4)(B) of the Plan), shall be deemed Disallowed and expunged.

(b)	Damages Upon Rejection

Except to the extent arising out of or based on the rejection of any executory contract related to or involving asbestos which shall be dealt with under the TDP, the District Court will determine the dollar amount, if any, of the Claim of any Entity seeking damages by reason of the rejection of any executory contract or unexpired lease; provided, however, that such Entity must file a Proof of Claim with the District Court on or before thirty (30) calendar days following the later of the Confirmation Date or the date of rejection of the executory contract or unexpired lease. To the extent that any such Claim is Allowed by the District Court by Final Order, such Claim shall become, and shall be treated for all purposes under the Plan as, a Class 9 General Unsecured Claim, and the holder thereof shall receive distributions as a holder of an Allowed Claim in such Class pursuant to the Plan unless such Claim is held by ABI, in which case such Claim shall be Disallowed and expunged.

6.6.	Insurance Agreements.

Except to the extent expressly set forth in any Asbestos Insurance Settlement Agreement, nothing contained in the Plan or any negotiations leading up to the Plan, including this Section 6.6, shall constitute a waiver of: (i) any claim, right, or cause of action that any of the Debtors or the Plan Trust, as applicable, may have against any insurer, including under any insurance agreement; or (ii) any Asbestos Insurer Coverage Defenses that any Asbestos Insurance Company may have against the Debtors or the Plan Trust. The discharge and release provisions contained in the Plan shall neither diminish nor impair the duties or obligations of any Debtor or any other Entity under any Asbestos Insurance Policy or agreement relating thereto (including any Asbestos Insurance Settlement Agreement), nor shall the discharge and release provisions contained in the Plan diminish nor impair the duties, obligations or the Asbestos Insurer Coverage Defenses of any Asbestos Insurance Company under any Asbestos Insurance Policy or agreement relating thereto. The Reorganized Debtors shall not voluntarily assist any Person in the establishment of any rights, action, cause of action or claim against the Century Entities in anyway relating to any Asbestos Claim or other claim released under the Settlement and Buyback Agreement.

6.7.	Compensation and Benefits Programs

Except for the Congoleum Interests which are treated elsewhere in the Plan, unless otherwise agreed to by the affected parties or modified by order of the District Court, all of the Debtors’ obligations under employment and severance policies, and all compensation and benefit plans, policies, and programs shall be treated as though they are executory contracts that are deemed assumed under the Plan.

As of the Effective Date, the Pension Plans as well as the collective bargaining agreement by and between the Debtors and Teamsters Local 312, will be deemed to have been assumed by Reorganized Congoleum. Reorganized Congoleum will continue the Pension Plans, satisfy the minimum funding standards pursuant to 26 U.S.C. § 412 and 29 U.S.C. § 1082, and administer the Pension Plans in accordance with their terms and the provisions of ERISA. Furthermore, nothing in the Plan will be construed as discharging, releasing or relieving the Debtors or Reorganized Congoleum, or any party, in any capacity, from any liability imposed under any law or regulatory provision with respect to the Pension Plans, the Pension Benefit Guaranty Corporation (“PBGC”) or the Teamsters Pension Trust Fund of Philadelphia Vicinity (the “Teamsters Pension Fund”). The PBGC, the Pension Plans and the Teamsters Pension Fund will not be enjoined or precluded from enforcing such liability as a result of any provision of the Plan or the Confirmation Order. Notwithstanding anything in this Section 6.7, the Plan Trust shall not assume any of the liabilities, obligations, or responsibilities of the Debtors or Reorganized Congoleum with respect to the Pension Plans, the PBGC or the Teamsters Pension Fund.

6.8.	Retiree Benefits

Notwithstanding any other provisions of the Plan (other than the last sentence of this Section 6.8), any payments that are due to any individual for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date shall be continued for the duration of the period, if any, that the Debtors have obligated themselves to provide such benefits. Notwithstanding the foregoing, no employee or retired employee (nor their spouses or dependents and beneficiaries) of the Debtors or the Reorganized Debtors shall be entitled to assert any Asbestos Claim against the Debtors or the Reorganized Debtors.

6.9.	Indemnification of Directors, Officers and Employees

The obligations of the Debtors to indemnify their current and former directors, officers or employees to the extent provided in the Debtors’ constituent documents or required pursuant to applicable general corporation law shall be deemed and treated as obligations that are assumed by Reorganized Congoleum pursuant to the Plan as of the Effective Date, provided, however, that (i) with respect to acts or omissions occurring prior to, on or after the Petition Date, the indemnification obligation of Reorganized Congoleum is limited exclusively to the extent of proceeds available under any applicable directors and officers insurance policy for the act(s) and/or omission(s) at issue, and (ii) no current or former director, officer or employee shall be indemnified with respect to the gross negligence, fraud or willful misconduct of such party.

6.10.	Plan Supplement

The Plan Supplement will contain, among other things, without limitation, substantially final forms of a schedule identifying rejected contracts, the Exit Facility Commitment Letter or Term Sheet, the Registration Rights Agreement, the New ABI Agreement, the New Indenture, the Stockholders Agreement, the Amended and Restated Bylaws, the Amended and Restated Certificate and schedules identifying the initial officers and the initial board of directors of Reorganized Congoleum, and shall be filed with the District Court no later than five (5) Business Days prior to the last date for filing objections to Confirmation of the Plan. Notwithstanding the foregoing, the Plan Proponents may amend the Plan Supplement and any attachments thereto, through and including the Confirmation Date.

6.11.	Injunctions, Releases and Discharge

(a)	Term of Certain Injunctions and Automatic Stay

(A)           All of the injunctions and/or automatic stays provided for in or in connection with the Reorganization Cases, whether pursuant to section 105, section 362, section 524(g), or any other provision of the Bankruptcy Code or other applicable law, in existence immediately prior to Confirmation will remain in full force and effect until the Injunctions become effective, and thereafter if so provided by the Plan, the Confirmation Order, or by their own terms. In addition, on and after Confirmation, the Plan Proponents may seek such further orders as they may deem necessary to preserve the status quo during the time between Confirmation and the Effective Date.

(B)           Each of the Injunctions will become effective on the Effective Date and will continue in effect at all times thereafter. Notwithstanding anything to the contrary contained in the Plan, all actions in the nature of those to be enjoined by the Injunctions will be enjoined during the period between the Confirmation Date and the Effective Date.

(b)	Discharge

(i)           Except as specifically provided in the Plan, the Plan Documents or in the Confirmation Order, as of the Effective Date, Confirmation will discharge the Debtors and the Reorganized Debtors pursuant to section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims of any nature whatsoever and Demands including, without limitation, any Claims, demands and liabilities that arose before Confirmation, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a Proof of Claim based on such Claim was filed or deemed filed under section 501 of the Bankruptcy Code, or such Claim was listed on the Schedules of the Debtors, (ii) such Claim is or was Allowed under section 502 of the Bankruptcy Code, or (iii) the holder of such Claim has voted on or accepted the Plan. Except as specifically provided in the Plan or Plan Documents, the rights that are provided in the Plan as of the Effective Date will be in exchange for and in complete satisfaction, settlement and discharge of all Claims (including without limitation Asbestos Claims) or Demands against, Liens on, and interests in the Debtors or the Reorganized Debtors or any of their assets or properties. Notwithstanding anything herein to the contrary, nothing in Section 11.1 of the Plan will affect the right of any Asbestos Insurance Company to assert any Asbestos Insurer Coverage Defenses.

(ii)           Notwithstanding any other provision of the Plan to the contrary, Confirmation will not discharge any pre-Petition Date or post-Petition Date, pre-Confirmation Date liability that may be due from any of the Debtors to the Internal Revenue Service as currently set forth in certain Proofs of Claim and Administrative Expense Claim, as amended, filed by the Internal Revenue Service. Should any pre-Petition Date or post-Petition Date, pre-Confirmation Date tax liabilities be determined by the Internal Revenue Service to be due from any of the Debtors for any of the tax periods reflected by such Proofs of Claim or Administrative Expense Claim, such liabilities will be determined administratively or in a judicial forum in the manner in which such liabilities would have been resolved had the Reorganization Cases not been commenced. Any resulting liabilities determined pursuant to a Final Order or other final determination will be paid as if the Reorganization Cases had not been commenced.

(c)	Exculpation

As of the Effective Date, (i) the Debtors, the Futures Representative, the Asbestos Claimants’ Committee, the Bondholders’ Committee, and each of their respective Representatives shall not have or incur any liability to any Entity for any act or omission taken on or after the Petition Date in connection with or arising out of the negotiation of the Plan, any Plan Document or any prior plan of reorganization relating to the Debtors or other related documents, the pursuit of Confirmation of the Plan or any prior plan of reorganization relating to the Debtors, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan; and (ii) in all respects the Debtors, the Futures Representative, the Asbestos Claimants’ Committee and the Bondholders’ Committee shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the other Plan Documents. For the avoidance of doubt, in no event shall any such party be exculpated from liability under Section 11.2 of the Plan in the case of the gross negligence, fraud or willful misconduct of such party. None of the foregoing parties shall be exculpated under this provision with respect to any acts occurring prior to the Petition Date. With respect to officers and directors of the Debtors, this section shall apply only to such officers and directors who were serving in such capacity on and after the Petition Date.

(d)	Releases by Holders of Claims

Pursuant to Section 11.3 of the Plan and the Confirmation Order, (which may include or incorporate by reference release(s) for the benefit of any Settling Asbestos Insurance Company consistent with the terms of such Section 11.3 and the terms of the relevant Asbestos Insurance Settlement Agreement), any holder of a Plan Trust Asbestos Claim that receives a payment from the Plan Trust shall be deemed to have unconditionally released the Plan Trust and each Settling Asbestos Insurance Company from any and all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, arising from, relating to, or involving the manufacture, sale, distribution, installation, formulation, marketing, transport, handling or any other activity involving any asbestos containing products of Congoleum and any of Congoleum entities identified in the Confirmation Order, which may incorporate the terms of one or more Asbestos Insurance Settlement Agreement, or their premises to the extent such Claim arises from, relates to or involves exposure to asbestos, including without limitation, any operation claims, contribution claims, direct action claims, and insurance coverage claims. For the avoidance of doubt, in no event shall any such party be released in the case of the gross negligence, fraud or willful misconduct of such party.

(e)	Discharge Injunction

Except as specifically provided in the Plan Documents to the contrary, the satisfaction, release, and discharge set forth in Section 11.1 of the Plan will also operate as an injunction, pursuant to sections 105, 524(g) and 1141 of the Bankruptcy Code, prohibiting and enjoining the commencement or continuation of any action, the employment of process or any act to collect, recover from, or offset (i) any Claim or Demand against or Interest in the Debtors, the Reorganized Debtors, or the Plan Trust by any Entity and (ii) any cause of action, whether known or unknown, against the Debtors and the Reorganized Debtors based on such Claim or Interest described in subpart (i) of this clause (e).

(f)	Third Party Releases

No third party releases are being granted pursuant to the Plan nor are the Plan Proponents seeking approval of any such third party releases, except as set forth specifically herein.

(g)	Asbestos Channeling Injunction

THE SOLE RECOURSE OF THE HOLDER OF A PLAN TRUST ASBESTOS CLAIM OR DEMAND ON ACCOUNT OF SUCH CLAIM OR DEMAND OR OF A PERSON THAT HAD OR COULD HAVE ASSERTED AN ASBESTOS CLAIM OR DEMAND WILL BE TO THE PLAN TRUST PURSUANT TO THE PROVISIONS OF THE ASBESTOS CHANNELING INJUNCTION, THE PLAN, THE PLAN TRUST AGREEMENT AND THE TDP, AND SUCH HOLDER WILL HAVE NO RIGHT WHATSOEVER AT ANY TIME TO ASSERT ITS PLAN TRUST ASBESTOS CLAIM OR DEMAND AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, ANY OTHER PROTECTED PARTY, OR ANY PROPERTY OR INTEREST IN PROPERTY OF THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY OTHER PROTECTED PARTY. WITHOUT LIMITING THE FOREGOING, FROM AND AFTER THE EFFECTIVE DATE, THE ASBESTOS CHANNELING INJUNCTION WILL APPLY TO ALL PRESENT AND FUTURE HOLDERS OF PLAN TRUST ASBESTOS CLAIMS AND DEMANDS, AND ALL SUCH HOLDERS WILL BE PERMANENTLY AND FOREVER STAYED, RESTRAINED, AND ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS FOR THE PURPOSE OF, DIRECTLY OR INDIRECTLY, COLLECTING, RECOVERING, OR RECEIVING PAYMENT OF, ON, OR WITH RESPECT TO ANY PLAN TRUST ASBESTOS CLAIMS AND DEMANDS, OTHER THAN FROM THE PLAN TRUST IN ACCORDANCE WITH THE ASBESTOS CHANNELING INJUNCTION AND PURSUANT TO THE PLAN, THE PLAN TRUST AGREEMENT AND THE TDP:

(I)           COMMENCING, CONDUCTING, OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION, OR OTHER PROCEEDING (INCLUDING A JUDICIAL, ARBITRATION, ADMINISTRATIVE, OR OTHER PROCEEDING) IN ANY FORUM AGAINST OR AFFECTING ANY PROTECTED PARTY OR ANY PROPERTY OR INTERESTS IN PROPERTY OF ANY PROTECTED PARTY;

(II)           ENFORCING, LEVYING, ATTACHING (INCLUDING ANY PREJUDGMENT ATTACHMENT), COLLECTING, OR OTHERWISE RECOVERING BY ANY MEANS OR IN ANY MANNER, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE, OR OTHER ORDER AGAINST ANY PROTECTED PARTY OR ANY PROPERTY OR INTERESTS IN PROPERTY OF ANY PROTECTED PARTY;

(III)           CREATING, PERFECTING, OR OTHERWISE ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY ENCUMBRANCE AGAINST ANY PROTECTED PARTY, OR ANY PROPERTY OR INTERESTS IN PROPERTY OF ANY PROTECTED PARTY;

(IV)           SETTING OFF, SEEKING REIMBURSEMENT OF, CONTRIBUTION FROM, OR SUBROGATION AGAINST, OR OTHERWISE RECOUPING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY AMOUNT AGAINST ANY LIABILITY OWED TO ANY PROTECTED PARTY OR ANY PROPERTY OR INTERESTS IN PROPERTY OF ANY PROTECTED PARTY; AND

(V)           PROCEEDING IN ANY MANNER IN ANY PLACE WITH REGARD TO ANY MATTER THAT IS SUBJECT TO RESOLUTION PURSUANT TO THE PLAN TRUST, EXCEPT IN CONFORMITY AND COMPLIANCE WITH THE PLAN, THE PLAN TRUST AGREEMENT AND THE TDP.

ANY RIGHT, CLAIM OR CAUSE OF ACTION THAT AN ASBESTOS INSURANCE COMPANY MAY HAVE BEEN ENTITLED TO ASSERT AGAINST A SETTLING ASBESTOS INSURANCE COMPANY BASED ON OR RELATING TO ASBESTOS CLAIMS WILL BE CHANNELED TO AND BECOME A RIGHT, CLAIM OR CAUSE OF ACTION AS AN OFFSET CLAIM AGAINST THE PLAN TRUST AND NOT AGAINST THE SETTLING ASBESTOS INSURANCE COMPANY IN QUESTION AND ALL PERSONS, INCLUDING ANY ASBESTOS INSURANCE COMPANY, WILL BE ENJOINED FROM ASSERTING ANY SUCH RIGHT, CLAIM OR CAUSE OF ACTION AGAINST A SETTLING ASBESTOS INSURANCE COMPANY.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, NOTHING CONTAINED IN THE PLAN WILL CONSTITUTE OR BE DEEMED A WAIVER OF ANY CLAIM, RIGHT OR CAUSE OF ACTION THAT THE DEBTORS, THE REORGANIZED DEBTORS, OR THE PLAN TRUST MAY HAVE AGAINST ANY ENTITY IN CONNECTION WITH OR ARISING OUT OF OR RELATED TO AN ASBESTOS CLAIM. NOTWITHSTANDING ANY OTHER PROVISION IN THE PLAN TO THE CONTRARY, NOTHING IN THE PLAN WILL BE UNDERSTOOD TO CHANNEL, PREVENT, IMPAIR OR LIMIT IN ANY WAY ENFORCEMENT AGAINST THE DEBTORS, REORGANIZED CONGOLEUM, OR ANY OTHER PROTECTED PARTY OF ANY RIGHTS PROVIDED IN CONNECTION WITH ANY WORKERS’ COMPENSATION CLAIM.

(h)	Reservation of Rights

Notwithstanding any other provision of the Plan to the contrary, the satisfaction, release and discharge, and the Injunctions set forth in Article XI of the Plan, will not serve to satisfy, discharge, release, or enjoin (a) claims by any Entity (other than the Reorganized Debtors and their Affiliates) against the Plan Trust for payment of Plan Trust Asbestos Claims in accordance with the Plan, the Plan Trust Agreement and the TDP, as applicable, (b) claims by any Entity against the Plan Trust for the payment of Plan Trust Expenses, (c) claims by the Reorganized Debtors, the Plan Trust, or any other Entity to enforce the provisions of any Asbestos Insurance Settlement Agreement or any provision of the Plan or another Plan Document, or (d) the rights of any Asbestos Insurance Company to assert any claim, debt, obligation, cause of action or liability for payment against any other Asbestos Insurance Company that is not a Settling Asbestos Insurance Company.

(i)	Rights Against Non-Debtors under Securities Laws

Notwithstanding any language to the contrary contained in this Disclosure Statement, the Plan, and/or the Confirmation Order, no provision will release any non-Debtor, including any current and/or former officer and/or director of the Debtors from liability to the United States Securities and Exchange Commission, in connection with any legal action or claim brought by such governmental unit against such Person(s).

(j)	Rights Against Debtors under Environmental Laws

Environmental rights and Claims of Governmental Units and rights of contribution, reimbursement and indemnity by other Entities (other than ABI) under applicable Environmental Laws will survive the Reorganization Cases, will not be discharged, impaired or adversely affected by the Plan and the Reorganization Cases and will be determined in the manner and by the administrative or judicial tribunals in which such rights or Claims would have been resolved or adjudicated if the Reorganization Cases had not been commenced. Governmental Units and other Entities, other than ABI whose claims, if any, shall be discharged, need not file any Proofs of Claim under Environmental Laws in the Reorganization Cases in order to preserve Claims under Environmental Laws. Nothing in the Confirmation Order or Plan will be construed as releasing or relieving any Entity of any liability under any Environmental Law.

(k)	Disallowed Claims and Disallowed Interests

On and after the Effective Date, the Debtors will be fully and finally discharged from any liability or obligation on a Disallowed Claim or a Disallowed Interest, and any order creating a Disallowed Claim or a Disallowed Interest that is not a Final Order as of the Effective Date solely because of an Entity’s right to move for reconsideration of such order pursuant to section 502 of the Bankruptcy Code or Bankruptcy Rule 3008 will nevertheless become and be deemed to be a Final Order on the Effective Date. The Confirmation Order, except as otherwise provided in the Plan or ordered by the District Court, will constitute an order: (i) disallowing all Claims (other than Plan Trust Asbestos Claims that have not been previously expunged by Final Order of the Bankruptcy Court, District Court or withdrawn) and Interests to the extent such Claims and Interests are not allowable under any provision of section 502 of the Bankruptcy Code, including, but not limited to, time-barred Claims, and Claims for unmatured interest, and (ii) disallowing or subordinating, as the case may be, any Claims, or portions of Claims, for penalties or Non-Compensatory Damages.

(l)	Anti-Suit Injunction

With respect to any Settling Asbestos Insurance Company, Section 11.11 of the Plan will operate as an injunction, pursuant to section 105(a) of the Bankruptcy Code, permanently and forever prohibiting and enjoining the commencement, conduct or continuation of any action or cause of action, whether known or unknown, the employment of process or any act to collect, recover from or offset any non-asbestos claim, Claim or demand against any Settling Asbestos Insurance Company arising out of, relating to, or in connection with an Asbestos Insurance Policy or any other insurance policy or rights under such other insurance policy issued to or insuring the relationship of the relevant Settling Asbestos Insurance Companies with, the relevant Congoleum entities that are insureds under such policies, but such injunction pursuant to section 105(a) of the Bankruptcy Code will not affect or modify the rights of Persons insured under policies of insurance except to the extent released in an Asbestos Insurance Settlement Agreement and/or enjoined pursuant to any Injunction contained in any order of the Bankruptcy Court or the District Court approving any Asbestos Insurance Settlement Agreement.

(m)	Insurance Neutrality

Section 11.12(a) of the Plan provides that except as otherwise provided in Section 11.12(b) of the Plan:

(i)           Nothing in the Plan, the Plan Documents or the Confirmation Order shall preclude any Entity from asserting in any proceeding any and all claims, defenses, rights or causes of action that it has or may have under or in connection with any Asbestos Insurance Policy or any Asbestos Insurance Settlement Agreement with respect thereto;

(ii)           Nothing in the Plan, the Plan Documents or the Confirmation Order shall be deemed to waive any claims, defenses, rights or causes of action that any Entity has or may have under the provisions, terms, conditions, defenses and/or exclusions contained in any Asbestos Insurance Policy or any Asbestos Insurance Settlement Agreement with respect thereto, including but not limited to any and all such claims, defenses, rights or causes of action based upon or arising out of Asbestos Personal Injury Claims that are liquidated, resolved, discharged, channeled, or paid in connection with the Plan; and

(iii)           Notwithstanding anything to the contrary in the Confirmation Order, the Plan, or any of the Plan Documents, nothing in the Confirmation Order, the Plan, or any of the Plan Documents (including any other provision that purports to be preemptory or supervening other than Section 11.12(b)), shall in any way operate to impair, or have the effect of impairing, the insurers’ legal, equitable, or contractual rights, if any, in any respect; nor shall the Plan, any of the Plan Documents, the Confirmation Order, or the estimation, liquidation, or payment of any Claim for purposes of distribution by the Trust in accordance with the Plan and the Plan Documents have any binding effect on any Asbestos Insurance Company or have any res judicata or collateral estoppel effect upon any Asbestos Insurance Company for any other purpose, including without limitation with respect to the amount or the reasonableness of any such claim, or constitute a binding determination on any issue or creation of any liquidated claim with respect to any Asbestos Insurance Company. The rights of insurers shall be determined under the applicable Asbestos Insurance Policy or any Asbestos Insurance Settlement Agreement with respect thereto.

Notwithstanding the foregoing, Section 11.12(b) of the Plan states that Asbestos Insurance Companies shall be bound by the District Court’s findings and conclusions with respect to whether, under the Bankruptcy Code, the assignment or transfer of rights under the Asbestos Insurance Assignment is valid and enforceable against each Asbestos Insurance Company notwithstanding any anti-assignment provision in or incorporated into any Asbestos Insurance Policy and applicable state law, and therefore Asbestos Insurance Companies shall be entitled to litigate that issue in connection with Confirmation, and shall retain all rights of appeal with respect thereto. Further, to the extent any Asbestos Insurance Company chooses, notwithstanding the protections provided by Section 11.12(a) of the Plan, to litigate any other issues in connection with Confirmation, and the District Court gives such Asbestos Insurance Company standing to litigate those issues and rules on the merits of those issues, then such Asbestos Insurance Company shall be bound by the District Court’s findings and conclusions thereon, subject to any rights of appeal.

(n)	No Liability for Solicitation or Participation

Pursuant to section 1125(e) of the Bankruptcy Code, the Confirmation Order will provide that all of the Persons who have solicited acceptances or rejections of the Plan (including the Plan Proponents, and each of their respective members and Representatives, as applicable, and the Voting Agent) have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and are not liable on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale or purchase of securities.

6.12.	Matters Incident to Plan Confirmation

(a)	No Successor Liability

Except as otherwise expressly provided in the Plan, the Debtors, the Reorganized Debtors, their Affiliates, the Asbestos Claimants’ Committee, the Bondholders’ Committee, and the Futures Representative do not, pursuant to the Plan or otherwise, assume, agree to perform, pay, or indemnify creditors or otherwise have any responsibilities for any liabilities or obligations of the Debtors relating to or arising out of the operations of or assets of the Debtors, whether arising prior to, on, or after the Confirmation Date. Neither the Debtors, the Reorganized Debtors, their Affiliates, nor the Plan Trust is, or will be, a successor to the Debtors by reason of any theory of law or equity, and none will have any successor or transferee liability of any kind or character, except that the Reorganized Debtors and the Plan Trust will assume the obligations specified in the Plan and the Confirmation Order.

(b)	Revesting of Assets

Except as otherwise expressly provided in the Plan, on the Effective Date, Reorganized Congoleum will be vested with all of the assets and property of the Estates, free and clear of all Claims, Liens, charges and other interests of holders of Claims or Interests, and may operate its business free of any restrictions imposed by the Bankruptcy Code or by the District Court.

(c)	Vesting and Enforcement of Causes of Action

Pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, except as otherwise provided in the Plan, Reorganized Congoleum will be vested with and have the right to enforce against any Entity any and all of the Debtors’ Causes of Action other than Causes of Action related to Plan Trust Asbestos Claims and Plan Trust Assets (including the right to pursue such claims, if any, in the name of any Debtor if necessary), with the proceeds of the recovery of any such actions to be property of Reorganized Congoleum; provided, however, that nothing herein will alter, amend, or modify the injunctions (including the Injunctions), releases, or discharges provided in the Plan. Pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, except as otherwise provided in the Plan, the Plan Trust shall be vested with and have the right to enforce against any Entity any and all of the Debtors’ Causes of Action relating to any Plan Trust Asbestos Claims or any Plan Trust Assets, including the right to pursue such claims, if any, in the name of any Debtor, if necessary; and for this purpose the Plan Trust will be designated as a representative of the Estates, with the proceeds of the recovery of any such actions to be property of the Plan Trust; provided further, that nothing herein will alter, amend, or modify the injunctions (including the Injunctions), releases, or discharges provided in the Plan.

After the Effective Date, Reorganized Congoleum, in its sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce such Causes of Action (or decline to do any of the foregoing), without further approval of the District Court. Reorganized Congoleum, or any successors, in the exercise of its sole discretion, may pursue such Causes of Action so long as it is in the best interests of Reorganized Congoleum or any successors holding such rights of action. The failure of the Plan Proponents to specifically list any claim, right of action, suit, proceeding or other Causes of Action in the Plan or the Plan Supplement does not, and will not be deemed to, constitute a waiver or release by the Debtors or Reorganized Congoleum of such claim, right of action, suit, proceeding or other Causes of Action, and Reorganized Congoleum will retain the right to pursue such claims, rights of action, suits, proceedings and other Causes of Action in its sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit, proceeding or other Causes of Action upon or after the confirmation or consummation of the Plan.

(d)	GHR/Kenesis Actions

On the Effective Date, the GHR/Kenesis Actions shall be preserved for enforcement solely by, and for the sole benefit of, Reorganized Congoleum.

6.13.	Retention of Jurisdiction

(a)	Jurisdiction

Until the Reorganization Cases are closed, the District Court will retain the fullest and most extensive jurisdiction permissible, including that necessary to ensure that the purposes and intent of the Plan are carried out. Except as otherwise provided in the Plan, the District Court will retain jurisdiction to hear and determine all Claims against and Interests in the Debtors, and to adjudicate and enforce all other causes of action which may exist on behalf of the Debtors. Nothing contained in the Plan will prevent the Debtors, Reorganized Congoleum, or the Plan Trust from taking such action as may be necessary in the enforcement of any cause of action which any Debtor has or may have and which may not have been enforced or prosecuted by such Debtor, which cause of action will survive Confirmation of the Plan and will not be affected thereby except as specifically provided in the Plan. Nothing contained in the Plan concerning the retention of jurisdiction by the District Court will be deemed to be a retention of exclusive jurisdiction with respect to any Asbestos Insurance Action; rather any court other than the District Court which has jurisdiction over an Asbestos Insurance Action will have the continuing right to exercise such jurisdiction.

(b)	General Retention

Following the Confirmation of the Plan, the administration of the Reorganization Cases will continue at least until the completion of the transfers contemplated to be accomplished on the Effective Date. Moreover, the Plan Trust will be subject to the continuing jurisdiction of the District Court in accordance with the requirements of section 468B of the IRC and the regulations issued pursuant thereto. The District Court will also retain jurisdiction for the purpose of classification of any Claim and the re-examination of Claims that have been Allowed for purposes of voting, and the determination of such objections as may be filed with the District Court with respect to any Claim. The failure by the Debtors to object to, or examine, any Claim for the purposes of voting, will not be deemed a waiver of the right of the Debtors, Reorganized Congoleum, or the Plan Trust, as the case may be, to object to or re-examine such Claim in whole or in part.

(c)	Specific Purposes

In addition to the foregoing, the District Court will retain jurisdiction for the following specific purposes after the Confirmation Date:

•	to modify the Plan after Confirmation, pursuant to the provisions of the Bankruptcy Code and the Bankruptcy Rules;

•
to correct any defect, cure any omission, reconcile any inconsistency, or make any other necessary changes or modifications in or to the Plan, the Plan Documents or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan, including the adjustment of the date(s) of performance under the Plan Documents in the event that the Effective Date does not occur as provided in the Plan so that the intended effect of the Plan may be substantially realized thereby;

•	to assure the performance by the Disbursing Agent and the Plan Trustee of their respective obligations to make distributions under the Plan;

•	to enforce and interpret the terms and conditions of the Plan Documents;

•
to enter such orders or judgments, including, but not limited to, injunctions (i) as are necessary to enforce the title, rights, and powers of the Debtors, the Reorganized Debtors, the Plan Trust, the Futures Representative and the Trust Advisory Committee, or (ii) as are necessary to enable holders of Claims to pursue their rights against any Entity that may be liable therefor pursuant to applicable law or otherwise, including, but not limited to, Bankruptcy Court or District Court orders;

•
to hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes, tax benefits, tax proceedings and similar or related matters with respect to the Debtors, the Reorganized Debtors, or the Plan Trust relating to tax periods or portions thereof ending on or before the Effective Date, arising on account of transactions contemplated by the Plan Documents, or relating to the period of administration of the Reorganization Cases;

•	to hear and determine all applications for compensation of professionals and reimbursement of expenses under sections 330, 331, or 503(b) of the Bankruptcy Code;

•	to hear and determine any causes of action arising during the period from the Petition Date through the Effective Date;

•
to hear and determine any claim, causes of action, dispute or other matter in any way related to the Plan Documents or the transactions contemplated thereby against the Debtors, the Reorganized Debtors, the Bondholders’ Committee, the Asbestos Claimants’ Committee, the Trust Advisory Committee, the Plan Trust, the Plan Trustee, or the Futures Representative and each of their respective Representatives;

•
to hear and determine any and all motions pending as of Confirmation for the rejection, assumption, or assignment of executory contracts or unexpired leases and the allowance of any Claim resulting therefrom;

•
to determine the allowance and/or disallowance of any Claims against the Debtors or their Estates, including, without limitation, any objections to any such Claims and the compromise and settlement of any Claim against the Debtors or their Estates;

•	to hear and determine such other matters and for such other purposes as may be provided in the Confirmation Order;

•	to consider and act on the compromise and settlement of any Claim against or Interest in the Debtors or their Estates;

•	to hear and determine all questions and disputes regarding title to the assets of the Debtors, their Estates, Reorganized Congoleum or the Plan Trust;

•	to hear and determine any other matters related to the Plan, including the implementation and enforcement of all orders entered by the Bankruptcy Court and District Court in the Reorganization Cases;

•
to retain continuing jurisdiction with regard to the Plan Trust sufficient to satisfy the requirements of the Treasury Regulations promulgated under section 468B of the IRC (including Treas. Reg. Section 1.468B-1(c)(1));

•	to hear and determine any and all applications brought by the Plan Trustee to amend, modify, alter, waive, or repeal any provision of the Plan Trust Agreement or the TDP;

•
to enter such orders as are necessary to implement and enforce the Injunctions and the other injunctions described in the Plan, including, without limitation, orders extending the protections afforded by section 524(g)(4) of the Bankruptcy Code to the Protected Parties, including without limitation, the Settling Asbestos Insurance Companies; and

•	to hear and determine any motions or contested matters involving or related to any GHR/Kenesis Actions.

6.14.	Miscellaneous Provisions

(a)	Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the District Court at the Confirmation Hearing, shall be paid by the Debtors on or before the Effective Date and thereafter by Reorganized Congoleum as due until the Reorganization Cases are closed, converted or dismissed. The Reorganized Debtors shall pay any quarterly fees payable pursuant to 28 U.S.C. § 1930(a)(6) to the United States Trustee after the Effective Date until such time as the case is converted, dismissed or closed pursuant to a final decree. The Reorganized Debtor shall file post-Effective Date reports, the form of which will be supplied by the United States Trustee. Nothing contained in the Plan shall relieve the Debtors or Reorganized Debtors from making payments to the United States Trustee when due as required by 28 U.S.C. § 1930(a)(6).

(b)	Securities Law Matters

It is an integral and essential element of the Plan that the issuance of the New Common Stock pursuant to the Plan shall be exempt from registration under the Securities Act, pursuant to section 1145 of the Bankruptcy Code and from registration under state securities laws. Nothing in the Plan is intended to preclude the Securities and Exchange Commission from exercising its police and regulatory powers relating to the Debtors or any other entity.

(c)	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a Distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such Distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest. Notwithstanding the foregoing, no Distribution shall be made on account of Post-Petition Interest.

(d)	The Asbestos Claimants’ Committee, the Futures Representative and the Bondholders’ Committee

As of the Effective Date, the Futures Representative shall (a) continue in existence and the rights, duties and responsibilities of the Futures Representative appointed by the Bankruptcy Court to serve after the Effective Date shall be as set forth in the Plan Trust Documents and (b) continue in existence for purposes of the Reorganization Cases with respect to any appeal or request for reconsideration or stay pending appeal of the Confirmation Order and have the right to prosecute and/or object to applications for Professional Fee Claims. The Representatives retained by the Futures Representative during the Reorganization Cases shall, be released and discharged of and from all further authority, duties, responsibilities and obligations related to, or arising from, the Reorganization Cases on the same date as the Futures Representative ceases existence for purposes of the Reorganization Cases. On the Effective Date, the Asbestos Claimants’ Committee and the Bondholders’ Committee shall be dissolved except for the purposes of: (i) any appeal or request for reconsideration or stay pending appeal of the Confirmation Order; (ii) pending adversary proceedings; and (iii) prosecuting and/or objecting to Professional Fee Claims. Representatives of the Asbestos Claimants’ Committee and the Bondholders’ Committee shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to, or arising from, the Reorganization Cases on the same date the Asbestos Claimants’ Committee or the Bondholders’ Committee, as applicable, cease to exist for purposes of the Reorganization Cases. Until the Effective Date, the Debtors shall pay the reasonable fees and expenses of the Asbestos Claimants’ Committee, the Bondholders’ Committee and Futures Representative in accordance with any applicable fee order in the Reorganization Cases. On the Effective Date, the Trust Advisory Committee will assume those powers, duties, and responsibilities as provided in the Plan Trust Agreement.

(e)	Modification of the Plan

The Plan Proponents may propose amendments to or modifications of any of the Plan Documents under § 1127 of the Bankruptcy Code and as herein provided, to the extent applicable law permits. Subject to the limitations contained herein, the Plan Proponents may modify the Plan in accordance with this paragraph, before or after confirmation, without notice or hearing, or after such notice and hearing as the District Court deems appropriate, if the District Court finds that the modification does not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard thereto. After Confirmation, the Plan Proponents may remedy any defects or omissions or reconcile any inconsistencies in the Plan or the Confirmation Order or any other order entered for the purpose of implementing the Plan in such manner as may be necessary to carry out the purposes and intent of the Plan, provided, however, that none of the Debtors, ABI, Reorganized Congoleum, the Futures Representative, the Plan Trustee, the Asbestos Claimants’ Committee, and the Bondholders’ Committee shall seek to terminate, reduce or limit the scope of the Asbestos Channeling Injunction or any other injunction contained in the Plan that inures to the benefit of any Settling Asbestos Insurance Company. Anything in the Plan or in any Plan Document to the contrary notwithstanding, following Confirmation but prior to the Effective Date, the Plan Documents shall not be modified, supplemented, changed or amended in any material respect except with the written consent of the Plan Proponents. In the event of any modification on or before Confirmation, any votes to accept or reject the Plan shall be deemed to be votes to accept or reject the Plan as modified, unless the District Court finds that the modification materially and adversely affects the rights of parties in interest which have cast said votes. The Plan Proponents reserve the right in accordance with section 1127 of the Bankruptcy Code to modify the Plan at any time before the Confirmation Date. Subject to § 1127 of the Bankruptcy Code, if the District Court determines at or in connection with the Confirmation Hearing that any provision of the Plan is invalid or unenforceable, the Plan Proponents may, at their discretion, sever such provision from the Plan without affecting the enforceability or operative effect of any or all other provisions of the Plan; provided, however, the Plan Proponents may not sever any provision from the Plan that incorporates or implements the terms of the Litigation Settlement Agreement, as amended, including the Amended Term Sheet attached thereto.

(f)	Revocation of the Plan

The Plan Proponents reserve the right to revoke and withdraw the Plan before the entry of the Confirmation Order. If the Plan Proponents revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then, with respect to all parties in interest, the Plan will be deemed null and void and nothing contained therein will be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or such Entity in any further proceedings involving the Debtors.

(g)	Modification of Payment Terms

Reorganized Congoleum shall have the right to modify the treatment of any Allowed Claim (other than a Plan Trust Asbestos Claim), as provided in section 1123(a)(4) of the Bankruptcy Code, at any time after the Effective Date with the consent of the holder of such Allowed Claim.

(h)	Entire Agreement

The Plan Documents and the Plan Trust Documents set forth the entire agreement and undertakings relating to the subject matter thereof and supersede all prior discussions and documents. No Entity shall be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein or as may hereafter be agreed to by the parties in writing.

(i)	Headings

Headings are utilized in the Disclosure Statement are for convenience and reference only and shall not constitute a part of the Disclosure Statement for any other purpose.

(j)	Professional Fee Claims

All final requests for payment of Professional Fee Claims must be filed and served on Reorganized Congoleum and their counsel no later than 60 days after the Effective Date, unless otherwise ordered by the District Court. Objections to any application of such Bankruptcy Professionals or other Entities for compensation or reimbursement of expenses must be filed and served on the respective applicant and its counsel no later than the first Business Day following 30 days (or such other period as may be allowed by order of the District Court) after the date on which the applicable application for compensation or reimbursement was received. Reorganized Congoleum may pay the reasonable charges that they incur on and after the Effective Date for Bankruptcy Professionals’ fees, disbursements, expenses or related support services without application to the District Court. Reorganized Congoleum shall pay the reasonable fees and expenses of the Bondholders’ Committee, Asbestos Claimants’ Committee and Futures Representative after the Effective Date in connection with the purposes set forth in Section 13.8 of the Plan, without application to the District Court.

(k)	Recordable Order

Upon Confirmation of the Plan, the Confirmation Order shall be deemed to be in recordable form, and shall be accepted by any recording officer for filing and recording purposes without further or additional orders, certifications, or other supporting documents.

(l)	Preparation of Estates’ Returns and Resolution of Tax Claims.

The Debtors or Reorganized Congoleum shall file all tax returns and other filings with governmental authorities and may file determination requests under section 505(b) of the Bankruptcy Code to resolve any Disputed Claim relating to taxes with a governmental authority.

(m)	No Admission

Nothing contained in the Plan or in the Disclosure Statement shall be deemed as an admission by the Plan Proponents with respect to any matter set forth herein or therein, including, without limitation, liability on any Claim or the propriety of any Claims classification.

(n)	Consent to Jurisdiction

Upon default under the Plan or any Plan Documents, the Debtors, Reorganized Congoleum, the Affiliates, the Plan Trust, the Trust Advisory Committee, the Futures Representative, ABI and the Plan Trustee consent to the jurisdiction of the District Court, or any successor thereto, and agree that it shall be the preferred forum for all proceedings relating to such default.

(o)	Setoffs

Subject to the limitations provided in section 553 of the Bankruptcy Code, the Debtors or the Plan Trust, as applicable, may, but will not be required to, setoff against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim under the Plan will constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such holder; provided that Reorganized Congoleum may not offset any obligations under the Plan Trust Common Stock against any claim that Reorganized Congoleum may have against the Plan Trust.

(p)	Successors and Assigns

The rights, duties, and obligations of any Entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Entity.

(q)	Non-Debtor Waiver of Rights

Non-Debtor parties shall have the right to voluntarily waive any rights, benefits or protections that are afforded to them under the provisions of the Plan or any order issued in furtherance of the Plan, and such waiver shall supersede such rights, benefits or protections. Any such waiver shall only be effective if, and then only to the extent that, such party expressly and specifically waives in writing one or more of such rights, benefits or protections.

(r)	Further Authorizations

The Debtors, Reorganized Congoleum, the Bondholders’ Committee, and the Plan Trust, if and to the extent necessary, may seek with notice to the others such orders, judgments, injunctions, and rulings that any of them deem necessary to further carry out the intentions and purposes of, and give full effect to the provisions of, the Plan.

(s)	No Bar to Suits

Except as otherwise provided in Article XI of the Plan, neither the Plan nor Confirmation hereof shall operate to bar or estop the Debtors or Reorganized Congoleum from commencing any Cause of Action, or any other legal action against any holder of a Claim or any individual, corporation, partnership, trust, venture, governmental unit, or any other form of legal entity, whether such Cause of Action, or any other legal action arose prior to or after the Confirmation Date and whether or not the existence of such Cause of Action, or any other legal action was disclosed in any disclosure statement filed by the Debtors in connection with the Plan or whether or not any payment was made or is made on account of any Claim.

(t)	Conflicts

Unless otherwise provided in the Confirmation Order, in the event of a conflict between the terms or provisions of the Plan and any other Plan Document, the terms of the other Plan Document will control.

(u)	Notices

All notices, requests, elections, or demands in connection with the Plan shall be in writing and shall be mailed by registered or certified mail, return receipt requested, to:

If to the Debtors:

Congoleum Corporation
3500 Quakerbridge Road
Hamilton, NJ 08619
Attn:       Howard N. Feist
CFO

and

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10033-4039
Attn:       Richard L. Epling
Robin L. Spear
Kerry A. Brennan

If to the Futures Representative:

R. Scott Williams, Esquire
Haskell Slaughter Young & Rediker, L.L.C.
2001 Park Place North, Suite 1400
Birmingham, AL 35203

and

Orrick, Herrington & Sutcliffe LLP
1152 15th Street, N.W.
Washington, D.C. 20005
Attn:       Roger Frankel
Richard Wyron
Jonathan Guy

If to the Asbestos Claimants’ Committee:

Caplin & Drysdale, Chartered
One Thomas Circle, N.W.
Washington, D.C. 20005
Attn:       Peter Van N. Lockwood
Ronald Reinsel

If to the Bondholders’ Committee:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attn:       Michael S. Stamer

Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036
Attn:       James R. Savin
David M. Dunn
Joanna F. Newdeck

(v)	Duty to Cooperate

Notwithstanding anything therein to the contrary, nothing in the Plan, the Plan Documents or the Confirmation Order shall relieve (by way of injunction or otherwise) any of the Debtors or Reorganized Congoleum or any other Entity which is or claims to be an insured or entitled to indemnity under an Asbestos Insurance Policy from any duty to cooperate that may be required by any such insurance policy under applicable law with respect to the defense and/or settlement of any Claim for which coverage is sought under such Asbestos Insurance Policy. To the extent that any entity incurs costs in satisfying such duty to cooperate with respect to Asbestos Personal Injury Claims after the Effective Date, the Plan Trust shall reimburse such entity for all such reasonable out-of-pocket expenses.

(w)	Governing Law

Except to the extent that federal law (including, but not limited to, the Bankruptcy Code and the Bankruptcy Rules) is applicable or where the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof that would require application of any other law.

ARTICLE 7
CONFIRMATION OF THE PLAN

7.1.	Acceptance or Rejection of the Plan

(a)	Persons Entitled to Vote on the Plan

Pursuant to section 1126 of the Bankruptcy Code, only Classes of Claims and Interests that are impaired under the terms and provisions of the Plan are entitled to vote to accept or reject the Plan. Generally speaking, under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” under a plan of reorganization unless, with respect to each claim or interest in such class, the plan in question (1) leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder of such claim or interest; or (2) notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default (A) cures any such default that occurred before or after the commencement of the case under the Bankruptcy Code, other than a default of the kind specified in section 365(b)(2) thereof; (B) reinstates the maturity of such claim or interest as such maturity existed before such default; (C) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (D) does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest. Only those claimants whose claims are Allowed or have been temporarily allowed for voting purposes will be entitled to vote on the Plan.

Under the Plan, Classes 1, 2, 3, 5, and 11 are Unimpaired; therefore, the holders of Claims and Interests in such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. The Plan Proponents will not solicit acceptances of the Plan from holders of Claims and Interests in these Classes.

Classes 4, 6, 7, 8, 9 and 10 are Impaired; therefore, the holders of Claims and Interests in Classes 4, 6, 7, 8, 9 and 10 are entitled to vote to accept or reject the Plan pursuant to the Voting Procedures Order; provided however, holders of Asbestos Property Damage Claims in Class 8 cast votes on the February 2008 Joint Plan, and pursuant to the Voting Procedures Order, the votes of such holders of Claims will be deemed cast on the Plan because their treatment under the Fourth Amended Joint Plan is the same as the prior February 2008 Joint Plan on which they were entitled to vote. Holders of Asbestos Personal Injury Claims will be sent solicitation packages consistent with the Voting Procedures Order, and such holders will be given the option of allowing their prior vote to accept or reject the February 2008 Joint Plan to be cast for the Plan, or they can change their vote. Holders of Asbestos Personal Injury Claims who do not submit a new vote on this Plan but who did vote on the prior Joint Plan shall have their prior vote, whether accept or reject, deemed cast for this Plan. The holders of Senior Notes Claims in Class 4 will be provided with Solicitation Packages and cast votes anew on the Plan pursuant to the Voting Procedure Order. The holders of General Unsecured Claims in Class 9 will be provided with Solicitation Packages and Allowed General Unsecured Claims will be permitted to cast votes on the Plan pursuant to the Voting Procedures Order. The holders of Congoleum Interests in Class 10 are deemed to have rejected the Plan in accordance with the provisions of section 1126(g) of the Bankruptcy Code and accordingly their votes are not being solicited. Section 524(g) of the Bankruptcy Code permits supplementary injunctions to be issued which channel all asbestos claims to a trust if, among other things, 75% of those claimants voting in the Class or Classes of claimants whose Claims are to be addressed by the trust vote for the plan. Because the Claims in Classes 7 and 8 are to be channeled into the Plan Trust, the Plan Proponents are soliciting acceptances of the Plan for purposes of section 524(g) from these Classes.

The Plan Proponents believe that the Plan provides the best available alternative for maximizing the distributions that holders of Asbestos Claims and other unsecured claims will receive from the Estates.

(b)	Voting Instructions

The voting procedures summarized in this Article 7 are based on the Voting Procedures Order of the District Court and the voting procedures which are included with the solicitation package accompanying this Disclosure Statement. You should carefully read the Voting Procedures Order. It establishes, among other things: (1) the deadlines, procedures and instructions for voting to accept or reject the Plan, (2) the applicable standards for tabulating ballots, (3) the deadline for filing objections to confirmation of the Plan, and (4) the date and time of the Confirmation Hearing.

The Voting Procedures Order should be referred to if you have any questions concerning the procedures described herein. If there are any inconsistencies or ambiguities between this Disclosure Statement and the Voting Procedures Order, the Voting Procedures Order will control.

Please note that, in soliciting votes on the Plan, the Plan Proponents have relied on databases created by or on behalf of the Debtors in connection with solicitations of the Debtors’ prior plans of reorganization.

(1)	Completion and Return of Ballots:

PLEASE USE THE BALLOT SENT TO YOU WITH THIS DISCLOSURE STATEMENT IN VOTING FOR OR AGAINST THE PLAN. YOU SHOULD COMPLETE AND SIGN THE BALLOT AND RETURN IT TO THE VOTING AGENT, AT THE APPROPRIATE ADDRESS SET FORTH BELOW AND IN THE VOTING INSTRUCTIONS WHICH ACCOMPANY THE ENCLOSED BALLOT, ON OR BEFORE 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 5, 2010, UNLESS OTHERWISE EXTENDED BY THE DISTRICT COURT. ALL BALLOTS WILL BE TABULATED BY THE VOTING AGENT.

IN ORDER TO BE COUNTED, BALLOTS MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT ON OR BEFORE 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 5, 2010, UNLESS OTHERWISE ORDERED BY THE DISTRICT COURT, AT THE APPROPRIATE ADDRESS SET FORTH BELOW AND IN THE VOTING INSTRUCTIONS WHICH ACCOMPANY THE ENCLOSED BALLOT.

HOLDERS OF ASBESTOS CLAIMS IN CLASS 7 HAVE THE OPTION OF ALLOWING THEIR VOTE, WHETHER ACCEPT OR REJECT, ON THE FEBRUARY 2008 JOINT PLAN TO BE DEEMED CAST FOR THIS PLAN OR THEY MAY VOTE ANEW AND CHANGE THEIR VOTE. IF SUCH HOLDERS DO NOT VOTE ON THE JOINT PLAN BUT DID VOTE ON THE PRIOR FEBRUARY 2008 JOINT PLAN, THEIR PRIOR VOTE WILL BE DEEMED CAST FOR THIS PLAN.

(2)	Place to Send Completed Ballots:

All ballots should be returned by mail, hand-delivery or overnight courier to:

Logan & Company, Inc.
Re: Congoleum Corporation – Plan Ballots
546 Valley Road
Upper Montclair, NJ 07043

(3)	Deadline for Receiving Completed Ballots:

ALL BALLOTS MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT BY THE VOTING DEADLINE. THE VOTING AGENT WILL NOT ACCEPT BALLOTS SUBMITTED BY FACSIMILE OR ELECTRONIC TRANSMISSION.

(4)	The Voting Agent will date and time-stamp all ballots received before and after the Voting Deadline.

(5)	Ballots will be made available for inspection and copying at the inspecting party’s cost at the offices of the Voting Agent beginning on a date specified by the Voting Agent.

(6)	Claimant’s Allowance Motions

Only claimants whose Claims (i) are treated as Impaired under the Plan, (ii) are not in a Class that is deemed to have accepted and/or rejected the Plan, (iii) are known to the Plan Proponents as of the Record Date, and (iv) are not the subject of an objection that is pending as of the Record Date may vote on the Plan.

Any claimant who is not entitled to vote because such claimant’s claim is the subject of an objection pending before the District Court, or otherwise, or who seeks a determination from the District Court, for purposes of voting only, the amount to be used to tabulate acceptance or rejection of the Plan, may file an allowance motion (a “Claimant’s Allowance Motion”). A Claimant’s Allowance Motion must be filed by the dated specified in the Voting Procedures Order, an objection to such motion must be filed by the dated specified in the Voting Procedures Order, and a hearing to address unresolved objections will be held on the dated specified in the Voting Procedures Order. As to any claimant filing such a motion, such claimant’s ballot will not be counted unless temporarily allowed by the District Court for voting purposes, after notice and a hearing.

(7)	Tabulation of Votes -- Ballots Excluded:

Any ballot pertaining to a Claim will not be counted if any of the following, without limitation, applies to such ballot:

(i)	The ballot attempts to vote a Claim that is not entitled to vote pursuant to the Voting Procedures.

(ii)	The ballot is not actually received by the Voting Agent by the Voting Deadline.

(iii)	The ballot is returned to the Voting Agent indicating acceptance or rejection of the Plan but is unsigned.

(iv)	The ballot is received after the Voting Deadline, regardless of when it is postmarked.

(v)
The ballot is illegible or contains insufficient information (such as the failure to include the last five digits of social security numbers for holders of Asbestos Personal Injury Claims) to permit the identification of the claimant.

(vi)	The ballot is transmitted to the Voting Agent by facsimile or other electronic means.

(vii)	A vote is submitted on a ballot other than provided with the solicitation package.

(viii)	A ballot that is incomplete, including, without limitation, because of the failure to make the required certifications.

(ix)	A ballot to the extent that it purports to vote on the behalf of a holder of a Previously Expunged or Withdrawn Claim.

(8)	Tabulation of Votes – General Voting Procedures and Standard Assumptions:

In addition to the foregoing, the following voting procedures and standard assumptions will be used in tabulating ballots:

(i)
The holder of a Claim may not split a vote. Accordingly, (a) each Claim holder will have a single vote within a particular Class, (b) the full claim amount of the Claim holder within a particular Class will be deemed to have been voted either to accept or reject a Plan, and (c) any ballot that partially rejects and partially accepts the Plan will not be counted.

(ii)	The Voting Agent, in its discretion, may contact voters or their counsel to cure any defects in a client list or ballot.

(iii)
There shall be a rebuttable presumption that any claimant who submits a properly completed superseding ballot on or before the Voting Deadline has sufficient cause, within the meaning of Bankruptcy Rule 3018(a), to change or withdraw such claimant’s previous acceptance or rejection of the Plan.

(iv)	A ballot that is completed, but on which the claimant did not note whether to accept or reject the Plan, shall not be counted as a vote to accept or reject the Plan.

(v)	A ballot that is complete, but on which the claimant noted both an acceptance and rejection of the Plan, shall not be counted.

(vi)
If multiple ballots are received from a holder of a Claim and someone purporting to be such holder’s attorney or agent, the ballot received from the holder of the Claim will be the ballot that is counted, and the vote of the purported attorney or agent will not be counted.

(vii)
If a holder of a Claim casts more than one ballot voting the same Claim before the Voting Deadline, the last-dated ballot received before the Voting Deadline will be deemed to reflect the voter’s intent and thus will supersede any prior ballots.

(9)	The Solicitation Period

The solicitation period for ballots with respect to the Plan will expire at 5:00 p.m., Prevailing Eastern Time, on May 5, 2010 unless otherwise ordered by the District Court. Except to the extent allowed by the District Court, ballots that are received after the Voting Deadline may not be accepted or used by the Plan Proponents in connection with its request for Confirmation of the Plan or any modification thereof.

(10)	Ballot Retention

The original ballots will be maintained by the Voting Agent for a period of two (2) years following the Effective Date, unless otherwise instructed by the Plan Proponents, in writing, or otherwise ordered by the District Court.

(c)	Class Acceptance Requirement

Chapter 11 of the Bankruptcy Code does not require that each holder of a Claim vote in favor of the Plan for it to be confirmed by the District Court. Instead, the Bankruptcy Code defines acceptance of the Plan by a Class of Claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that Class that have voted on the Plan, excluding any holders of Claims designated pursuant to section 1126(e) of the Bankruptcy Code. Acceptance by a Class of Interests is defined as acceptance by holders of at least two-thirds in amount of the Allowed Interests of that Class held by holders of such Interests that have voted on the Plan, excluding any holders of Interests designated pursuant to section 1126(e) of the Bankruptcy Code. Section 1126(e) provides that a vote may be disregarded if the District Court determines, after notice and a hearing, that an Entity’s acceptance or rejection of the Plan was not in good faith, or was not solicited or procured in good faith, or in accordance with the provisions of the Bankruptcy Code.

(d)	Acceptance Pursuant to Section 524(g) of the Bankruptcy Code

In accordance with section 524(g)(2)(B)(ii)(IV)(bb) of the Bankruptcy Code, a supplementary injunction may be issued if, among other things, 75% of those voting in the Class or Classes of claimants addressed by the Plan Trust vote in favor of the Plan.

7.2.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the court, after notice, to hold a hearing on confirmation of a plan. Notice of the Confirmation Hearing will be provided to all creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the District Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objecting party, the nature and amount of Claims or Interests held or asserted by the objectant against the Debtor or property, the basis for the objection and the specific grounds therefor, and must be filed with the District Court by the date and time set forth in the notice of the Confirmation Hearing, and served upon the parties and their counsel, so as to be received no later than the date and time for service of the objections, all as designated in the notice of the Confirmation Hearing.

7.3.	Requirements for Confirmation

(a)	Confirmation Under Section 1129(a) of the Bankruptcy Code

At the Confirmation Hearing, the District Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied, in which event the District Court will enter the Confirmation Order. Such requirements include, among others:

(i)           That the Plan complies with applicable provisions of the Bankruptcy Code.

(ii)           That the Plan Proponents have complied with the applicable provisions of the Bankruptcy Code.

(iii)           That the Plan has been proposed in good faith and not by any means forbidden by law.

(iv)           That any payment made by the Debtors or promised under the Plan to any Entity for services, costs or expenses in or in connection with the Reorganization Cases or the Plan has been approved by or is subject to approval by the District Court as reasonable.

(v)           That the Plan Proponents have disclosed the identity and affiliations of any individual proposed to serve as a director or an officer of the Reorganized Debtors after confirmation of the Plan and that the appointment to, or continuance in, such office by such individual is consistent with the interests of holders of Claims and Interests and with public policy.

(vi)           That the Plan is in the best interests of the holders of Claims and Interests; that is, each holder of an Allowed Claim or Allowed Interest either has accepted the Plan or will receive or retain on account of its Claim or Equity Interest property with a value, as of the Effective Date, that is not less than the amount that the holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date.

(vii)           Each Class of Claims or Interests has either accepted the Plan or is not impaired under the Plan; provided, however, that if such requirement is not met, the Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code.

(viii)           The Plan does not discriminate unfairly, and is fair and equitable, with respect to each Class, if any, of Claims and Interests that is impaired under and has not accepted the Plan.

(ix)           Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Allowed Administrative Expense Claims and Allowed Priority Claims will be paid in full on the Effective Date and that Allowed Priority Tax Claims will be either paid in full on the Effective Date or will receive on account of such Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed Amount of such Claims.

(x)           At least one Impaired Class of Claims has accepted the Plan, without regard to the votes of any insiders.

(xi)           That the Plan is feasible; that is, confirmation is not likely to be followed by the need for liquidation or further reorganization of the Reorganized Debtors.

(xii)           All fees comparable to the fees payable under section 1930 of title 28 of the U.S. Code, if and to the extent due, have been paid on or prior to the Effective Date.

(xiii)           The Plan provides for the continuation after the Effective Date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, without modification by the Plan, thereby complying with section 1114 of the Bankruptcy Code.

The Plan Proponents believe that the Plan satisfies all applicable requirements of section 1129(a) of the Bankruptcy Code. A discussion of the reasons the Plan Proponents believe the Plan satisfies certain of such requirements is set forth below:

(1)	Best Interests Test

Under the best interests test, the Plan may be confirmed if, with respect to each Impaired Class of Claims or Interests, each holder of an Allowed Claim or Allowed Interest in such Class either (A) has accepted the Plan or (B) will receive or retain under the Plan, on account of its Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Company were to be liquidated under Chapter 7 of the Bankruptcy Code.

To determine what the holders in each Class of Claims or Interests would receive if the Company were to be liquidated, the District Court must estimate the dollar amount that would be generated from the liquidation of the Company’s assets and properties in the context of a Chapter 7 liquidation case. The cash amount that would be available for satisfaction of the Allowed Claims and Allowed Interests of the Company would consist of the proceeds resulting from the disposition of the assets of the Company, augmented by the cash held by the Company at the time of the commencement of a Chapter 7 case. Such cash amount would be reduced by the costs and expenses of the liquidation and by any additional Administrative Claims and Priority Claims that would result from the termination of the Company’s business and the use of a Chapter 7 proceeding for the purposes of liquidation. See Exhibit B (Liquidation Valuation). The Liquidation Valuation was prepared by SSG Capital Advisors, LLC and is based on the estimated values of the Company’s assets as of January 31, 2010.

The timing of distributions under a Chapter 7 case would be delayed and the amount of distributions that would be made in a Chapter 7 case would be materially less than the distributions contemplated by the Plan. In addition, the ability of the trustee in a Chapter 7 case to negotiate settlements with insurance companies without the benefit of the section 524(g) injunctions is likely to be impaired, with the result that fewer settlements are likely to be achieved, and the terms of any such settlements are likely to be less favorable to Asbestos Claimants than settlements achievable in the Reorganization Cases. Furthermore, unlike the Plan Trust in the Reorganization Cases, a Chapter 7 trustee would not receive the benefits of the Plan Trust Common Stock.

The Plan Proponents believe that the members of each Class of Impaired Claims will receive more under the Plan than they would receive if the Company was liquidated under Chapter 7 and that the holders of Congoleum Interests would not recover anything if the Company was liquidated under Chapter 7. The Plan Proponents therefore believe that the Plan is in the best interests of all holders of Claims and Interests.

(2)	Feasibility of the Plan

In order for the Plan to be confirmed, the District Court also must determine that the Plan is feasible -- that is, that the need for further reorganization or a subsequent liquidation of the Company is not likely to result following confirmation of the Plan. In determining whether a plan of reorganization is feasible, a court will consider (A) the adequacy of the proposed capital structure of the reorganized entity, (B) its earning power, (C) the overall economic conditions in which it will operate, (D) the capability of its management, (E) the continuity of its management and (F) any other factors the court deems relevant to the successful operation of the reorganized entity to perform the provisions of the plan of reorganization.

The Reorganized Debtors will be discharged from Asbestos Claims and otherwise in general will be free of pre-petition and other debt, other than indebtedness in respect of or under (1) the Exit Facility effected to refinance the Lender Secured Claim, (2) Other Secured Claims and (3) the New Senior Notes, as well as ongoing business expenses and reorganization costs. The Plan Proponents believe that the cash flow generated by Reorganized Congoleum’s business and assets will be sufficient to pay their ongoing obligations under their long-term debt and business expenses.

The Plan Proponents, therefore, believe that the Plan is feasible.

(3)	Acceptance by an Impaired Class

Because the Plan impairs several Classes of Claims (Classes 4, 6, 7, 8, 9 and 10), section 1129(a)(10) of the Bankruptcy Code requires that for the Plan to be confirmed, at least one Impaired Class of Claims must accept the Plan by the requisite vote. As more fully described in Section 7.1(c) – “Acceptance or Rejection of the Plan - Class Acceptance Requirement,” an Impaired Class of Claims will have accepted the Plan if and only if at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class that vote have voted to accept the Plan. Holders of Congoleum Interests are deemed to have rejected the Plan in accordance with the provisions of section 1126(g) of the Bankruptcy Code and their votes are not being solicited. Accordingly, if at least one voting Class accepts the Plan, the Plan Proponents will seek to confirm the Plan under the “cram down” provision of section 1129(b) with respect to Congoleum Interests and with respect to any other non-accepting Class, to the extent that section is applicable.

(4)	Unfair Discrimination and Fair and Equitable Tests

To obtain confirmation of the Plan, it must be demonstrated that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class. The Bankruptcy Code provides the following non-exclusive definition of the phrase “fair and equitable,” as it applies to unsecured creditors and equity holders:

(i)           Unsecured Creditors

With respect to any class of unsecured claims that rejects a plan, the Bankruptcy Code requires that either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the rejecting class of unsecured creditors will not receive or retain any property under the plan. This test will be applicable if any of Class 4 (Senior Note Claims), Class 6 (ABI Claims), Class 7 (Asbestos Personal Injury Claims), Class 8 (Asbestos Property Damage Claims), or Class 9 (General Unsecured Claims) rejects the Plan.

(ii)           Equity Holders

With respect to any class of equity interests that rejects a plan, the Bankruptcy Code requires that either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled, or the value of the interest, or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan. Holders of Congoleum Interests are deemed to have rejected the Plan. Nevertheless, the Plan Proponents believe that the Plan satisfies clause (ii) of the foregoing test because there is no junior class to the Congoleum Interests. It follows that no interest junior to Congoleum Interests will receive any property under the Plan.

(b)	Conditions to Confirmation

Confirmation of the Plan will not occur unless each of the following conditions has been satisfied or waived in accordance with Section 10.3 the Plan. These conditions to Confirmation, which are designed, among other things, to ensure that the Injunctions, releases, and discharges set forth in Article XI of the Plan will be effective, binding and enforceable, are as follows:

(i)           The District Court will have made specific findings and determinations, among others, in substantially the following form:

(A)           The Discharge Injunction and the Asbestos Channeling Injunction are to be implemented in connection with the Plan and the Plan Trust;

(B)           As of the Petition Date, Congoleum has been named as a defendant in personal injury, wrongful death or property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products;

(C)           The Plan Trust, upon the Effective Date, will assume the liabilities of the Debtors with respect to Plan Trust Asbestos Claims and Demands;

(D)           The Plan Trust is to be funded in part by securities of Reorganized Congoleum in the form of the Plan Trust Common Stock, which constitute an obligation of Reorganized Congoleum to make future payments to the Plan Trust;

(E)           On the Effective Date, the Plan Trust will own a majority of the voting shares of Reorganized Congoleum;

(F)           The Plan Trust is to use its assets and income to pay Plan Trust Asbestos Claims and Plan Trust Expenses and otherwise as specifically set forth in the Plan Trust Agreement;

(G)           Congoleum is likely to be subject to substantial future Demands for payment arising out of the same or similar conduct or events that gave rise to the Plan Trust Asbestos Claims, which are addressed by the Asbestos Channeling Injunction;

(H)           The actual amounts, numbers and timing of future Demands cannot be determined;

(I)           Pursuit of Demands outside the procedures prescribed by the Plan and the TDP is likely to threaten the Plan’s purpose to deal equitably with Plan Trust Asbestos Claims and future Demands;

(J)           The Plan establishes a separate Class 7 for Asbestos Personal Injury Claims that are to be addressed by the Plan Trust and at least seventy-five percent (75%) of the Asbestos Claimants voting in each of Class 7A and Class 7B have accepted the Plan;

(K)           The Plan establishes a separate class of Asbestos Property Damage Claims that are to be addressed by the Plan Trust and at least seventy-five percent (75%) of the claimants voting in such class have accepted the Plan;

(L)           Pursuant to court orders or otherwise, the Plan Trust will operate through mechanisms such as structured, periodic or supplemental payments, pro rata distributions, matrices or periodic review of estimates of the numbers and values of Asbestos Personal Injury Claims or other comparable mechanisms, that provide reasonable assurance that the Plan Trust will value, and be in a financial position to pay, Asbestos Personal Injury Claims and Demands therefor in substantially the same manner;

(M)           The Futures Representative was appointed by the Bankruptcy Court as part of the proceedings leading to the issuance of the Discharge Injunction and the Asbestos Channeling Injunction for the purpose of, among other things, protecting the rights of persons that might subsequently assert Demands of the kind that are addressed in the Discharge Injunction and the Asbestos Channeling Injunction and transferred to the Plan Trust;

(N)           In light of the benefits provided, or to be provided, to the Plan Trust on behalf of each Protected Party, the Asbestos Channeling Injunction is fair and equitable with respect to the persons that might subsequently assert Demands against any Protected Party;

(O)           The Plan otherwise complies with section 524(g) of the Bankruptcy Code;

(P)           Congoleum’s contribution to the Plan Trust provided for in the Plan, including the Asbestos Insurance Assignment and the Plan Trust Common Stock, constitute substantial assets of the Plan Trust and the reorganization;

(Q)           The duties and obligations of the insurers that issued policies and their successors and assigns, or, with respect to any insolvent insurers, their liquidators and/or the state insurance guaranty funds that bear responsibility with respect to such rights under such policies which constitute the Asbestos Insurance Rights and Asbestos Property Damage Insurance Rights are not eliminated or diminished by the transfer pursuant to the Plan of the Debtors’ rights in the Asbestos Insurance Rights and Asbestos Property Damage Insurance Rights pursuant to the Insurance Assignment Agreement;

(R)           The Settling Asbestos Insurance Companies are entitled to the benefits of the Asbestos Channeling Injunction with respect to Plan Trust Asbestos Claims;

(S)           After Confirmation, each Asbestos Insurance Settlement Agreement of a Settling Asbestos Insurance Company and each Final Order of the Bankruptcy Court or the District Court approving such Settlement Agreements will be binding upon and inure to the benefit of the Plan Trust and the Plan Trustee, and the Plan Trust will become fully bound by, and entitled to all of the rights afforded to the Plan Trust and/or the Debtors under, all of the terms and conditions of each such Asbestos Insurance Settlement Agreement without need for further act or documentation of any kind;

(T)           After Confirmation, none of the Debtors, Reorganized Congoleum, the Futures Representative, the Plan Trustee, and the Asbestos Claimants’ Committee, will seek to terminate, reduce or limit the scope of the Asbestos Channeling Injunction or any other injunction contained in the Plan that inures to the benefit of any Settling Asbestos Insurance Company;

(U)           As of the Effective Date, the Insurance Assignment Agreement shall be a valid and binding obligation of each of the parties thereto, shall be in full force and effect and shall be enforceable in accordance with its terms, in each case notwithstanding any anti-assignment provision in or incorporated into any Asbestos Insurance Policy and applicable state law; and

(V)           The Plan Trust is a “qualified settlement fund” pursuant to Section 468(B) of the IRC and the regulations issued pursuant thereto.

(ii)           The District Court will have made such findings and determinations regarding the Plan as will enable the entry of the Confirmation Order and any other order entered in conjunction therewith, each of which will be in form and substance acceptable to Plan Proponents, and, insofar as such findings and determinations affect the Financing Order or the rights of Wachovia thereunder, Wachovia.

(c)	Conditions for Effective Date

Notwithstanding any other provision of the Plan or the Confirmation Order, the Effective Date of the Plan will not occur unless and until each of the following conditions has been satisfied or, if applicable, waived in accordance with Section 10.3 of the Plan:

(1)	Confirmation Order

The Confirmation Order will have been entered by the District Court, and the Confirmation Order and any order of the District Court will be in form and substance acceptable to the Plan Proponents, and the Confirmation Order will have become a Final Order; provided, however, that the Effective Date may occur at a point in time when the Confirmation Order is not a Final Order at the option of the Plan Proponents unless the effectiveness of the Confirmation Order has been stayed, reversed or vacated. The Effective Date may occur, again at the option of the Plan Proponents, on the first Business Day immediately following the expiration or other termination of any stay of effectiveness of the Confirmation Order.

(2)	Injunctions

The Discharge Injunction, the Asbestos Channeling Injunction and the Anti-Suit Injunction will be in full force and effect.

(3)	Exit Facility

The Exit Facility to be entered into by Reorganized Congoleum, and all documents to be executed in connection with the Exit Facility, shall be in form and substance reasonably satisfactory to the Plan Proponents and shall have been executed and delivered and all conditions precedent to effectiveness thereof shall have been satisfied or waived by the parties thereto.

(4)	New Senior Notes and New Indenture

The New Indenture shall have been executed and authorized and the New Senior Notes shall have been delivered in accordance with the New Indenture and shall constitute valid senior secured indebtedness of Reorganized Congoleum.

(5)	New Common Stock

The New Common Stock shall have been issued in accordance with the Plan.

(6)	Plan Documents

The Plan Documents necessary or appropriate to implement the Plan (which shall include without limitation, the Plan, the Plan Trust Agreement, the TDP, the Exit Facility, the New Senior Notes, the New Indenture, the Registration Rights Agreement, the Amended and Restated Certificate, the Amended and Restated Bylaws, the New ABI Agreement, the Stockholders Agreement, and the Insurance Assignment Agreement) shall have been executed, delivered and, where applicable, filed with the appropriate governmental authorities; all conditions precedent to the effectiveness of each of such Plan Documents shall have been satisfied or waived by the respective parties thereto; and the Plan Documents shall be in full force and effect. The Plan Documents shall be acceptable to the Plan Proponents.

(7)	Other Assurances

The Plan Proponents will have obtained either (i) a private letter ruling from the Internal Revenue Service establishing that the Plan Trust is a “qualified settlement fund” pursuant to Section 468(B) of the IRC and the regulations issued pursuant thereto, or (ii) other decisions, opinions or assurances regarding certain tax consequences of the Plan, satisfactory to the Debtors and the Asbestos Claimants’ Committee.

(8)           Merger

The District Court will have made a specific finding and determined that the merger of the Subsidiary Debtors with and into Congoleum, with Reorganized Congoleum as the sole surviving corporation, is authorized.

(9)           Judicial Fees

All fees payable pursuant to 28 U.S.C. § 1930 if and to the extent assessed against the Bankruptcy Estates of the Debtors will have been paid in full.

(10)            Other Approvals, Documents and Actions

All authorizations, consents and regulatory approvals required, if any, in connection with the consummation of the Plan will have been obtained, and all actions, documents, and agreements necessary to implement the Plan will have been effected or executed.

(d)	Waiver of Conditions

Each of the conditions set forth in Sections 10.1 and 10.2 of the Plan may be waived in whole or in part by the Plan Proponents without any notice to other parties in interest or the District Court and without a hearing. The failure of the Plan Proponents to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

(e)	Nonconsensual Confirmation Under Section 1129(b) of the Bankruptcy Code

Although section 1129(a)(8) of the Bankruptcy Code requires that a plan be accepted by each class that is impaired by such plan, section 1129(b) of the Bankruptcy Code provides that the Plan may be confirmed if all requirements of section 1129(a) other than section 1129(a)(8) are met and if, with respect to each Class of Claims or Interests that is impaired under the Plan and has not voted to accept the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable.” A plan confirmed on the basis of this provision is commonly referred to as a “cramdown” plan. A cramdown plan is only available pursuant to section 1129(a)(10) of the Bankruptcy Code if at least one impaired class of claims accepts the plan. In the event there is no Impaired accepting Class, the Plan Proponents could not seek cramdown confirmation of the Plan because the Plan would not comply with the requirements of section 1129(a)(10) of the Bankruptcy Code. For a more detailed description of Bankruptcy Code Section 1129(b)’s “unfair discrimination” and “fair and equitable” tests, see Section 7.3 – “Requirements for Confirmation” above.

(f)	Injunction Under Section 524(g) of the Bankruptcy Code

Section 524(g) of the Bankruptcy Code authorizes a Bankruptcy Court or District Court to enjoin Entities from taking action to collect, recover or receive payment or recovery with respect to any Claim or Demand that is to be paid in whole or in part by a trust created by a plan of reorganization that satisfies the requirements of the Bankruptcy Code. The injunction may also bar any action based on such Claims or Demands against Congoleum that are directed at third parties.

To obtain the injunction, a trust must be established that (1) assumes Congoleum’s Plan Trust Asbestos Claims; (2) is funded in whole or in part by securities of Congoleum and with an obligation by Congoleum to make future payments; (3) owns or is entitled to own if specified contingencies occur, a majority of the voting shares of Congoleum; and (4) uses its assets or income to satisfy claims and demands.

As a requirement before issuing an injunction under section 524(g) of the Bankruptcy Code, the Bankruptcy Court or District Court must determine that (1) Congoleum is likely to be subject to substantial Demands for payment arising out of the same or similar conduct or events that give rise to the Claims that are addressed by the injunction; (2) the actual amounts, numbers and timing of such Demands cannot be determined; (3) pursuit of such Demands outside the procedures prescribed by the Plan is likely to threaten the Plan’s purpose to deal equitably with Claims and Demands; and (4) the Plan Trust will operate through mechanisms such as structured, periodic, or supplemental payments, pro rata distributions, matrices, or periodic review of estimates of the numbers and values of Claims and Demands, or other comparable mechanisms that provide reasonable assurance that the Plan Trust will value, and be in a financial position to pay, Claims and Demands that involve similar Claims in substantially the same manner.

The Bankruptcy Court or District Court must also ensure that the terms of any proposed section 524(g) injunction are set forth in the plan and disclosure statement and that a separate Class or Classes of claimants whose Claims are to be addressed by the trust be established and vote, by at least seventy-five percent (75%) of those voting in such Class or Classes, in favor of the Plan. Moreover, the injunction will be valid and enforceable as to future claimants only if a legal representative is appointed to protect their rights in the proceedings and if the court determines that applying the injunction to future claimants in favor of the beneficiaries of the injunction is fair and equitable with respect to the Persons that might subsequently assert such Demands, in light of the benefits provided, or to be provided, to the Plan Trust on behalf of Congoleum or a beneficiary of the third party injunction.

The order confirming the Plan must be issued or affirmed by the District Court that has jurisdiction over the Reorganization Cases.

The Plan Proponents believe that they will be able to satisfy the requirements of section 524(g) of the Bankruptcy Code if the requisite number of claimants in Class 7 and Class 8 vote in favor of the Plan.

Under the jurisdictional scheme applicable to bankruptcy courts, jurisdiction over bankruptcy cases and proceedings arising under the Bankruptcy Code or arising in or related to bankruptcy cases is vested in the district courts. However, the district courts may refer them to the bankruptcy judges of the district. In most districts, the district court has entered a standing order referring all such matters to the bankruptcy judges.

The Company filed the Reorganization Cases with the Bankruptcy Court of the District of New Jersey. However, the District Court withdrew the reference from the Bankruptcy Court pursuant to 28 U.S.C. § 157(d) as of August 17, 2009 and assumed authority over the Reorganization Cases. Accordingly, the District Court will conduct the Confirmation Hearing and enter the Confirmation Order. In this case, the section 524(g) injunctions will be enforceable upon the District Court’s issuance of the Confirmation Order.

7.4.	Effect of Confirmation

Upon the District Court’s entry of the Confirmation Order, and subject to the occurrence of the Effective Date, the Plan will be binding upon the Company, all holders of Claims and Interests and all other parties in interest, regardless of whether they have accepted the Plan.

ARTICLE 8
IMPLEMENTATION OF THE PLAN

THE FOLLOWING INCLUDES A SUMMARY OF CERTAIN SIGNIFICANT FEATURES OF THE PLAN TRUST AND OTHER PROVISIONS MATERIAL TO IMPLEMENTATION OF THE PLAN. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE PLAN TRUST DOCUMENTS AND THE PLAN.

8.1.	Establishment and Purpose of the Plan Trust

On or prior to the Effective Date, the Plan Trust shall be established in accordance with the Plan Trust Agreement. The Plan Trust is intended to be a “qualified settlement fund” within the meaning of section 468B of the IRC and the Treasury Regulations promulgated thereunder. The purpose of the Plan Trust shall be to, among other things: (i) pay all Plan Trust Asbestos Claims in accordance with the Plan, the Plan Trust Agreement, the TDP and the Confirmation Order; (ii) preserve, hold, manage, and maximize the Plan Trust Assets for use in paying and satisfying Plan Trust Asbestos Claims in accordance with the Plan Trust Agreement and the TDP; (iii) prosecute, settle and manage the disposition of the Asbestos In-Place Insurance Coverage; and (iv) prosecute, settle, and manage Asbestos Insurance Actions and Direct Actions.

All Plan Trust Asbestos Claims, including the future Asbestos Claims and Demands of Plan Trust Asbestos Claimants that are presently unknown, will be resolved pursuant to the Plan, the Plan Trust Agreement and the TDP.

8.2.	Funding and Receipt of Plan Trust Assets

On the Effective Date, Reorganized Congoleum shall issue the Plan Trust Common Stock to the Plan Trust in accordance with the Plan and all Plan Trust Assets shall be transferred to, vested in, and assumed by, the Plan Trust free and clear of all Claims, Liens and encumbrances; provided, however, that to the extent that certain Plan Trust Assets, because of their nature or because they will accrue subsequent to the Effective Date, cannot be transferred to, vested in, and assumed by the Plan Trust on the Effective Date, such Plan Trust Assets shall be transferred to, vested in, and assumed by the Plan Trust free and clear of Claims, Liens and encumbrances, as soon as practicable after the Effective Date.

8.3.	Insurance Assignment Agreement

On the Effective Date, the Debtors shall deliver the Insurance Assignment Agreement attached to the Plan as Exhibit B. Such agreement shall be valid, binding and enforceable. The Insurance Assignment Agreement shall transfer claims and rights set forth therein as Debtors may have, subject to any and all Asbestos Insurer Coverage Defenses.

8.4.	Creation of Asbestos Property Damage Claim Sub-Account

On the Effective Date, the Plan Trust shall cause the Asbestos Property Damage Insurance Rights and any proceeds thereof, including $1.2 million from the proceeds of that certain settlement agreement between the Debtors and Liberty Mutual Insurance Company approved by the Bankruptcy Court by order dated July 30, 2004, to be held in the Asbestos Property Damage Claim Sub-Account. In accordance with the terms of the Plan Trust Agreement, the Plan Trustee shall be permitted to transfer monies from the Asbestos Property Damage Claim Sub-Account to the Asbestos Personal Injury Claim Sub-Account, from time to time, to the extent that the funds in the Asbestos Property Damage Claim Sub-Account exceed the aggregate amount of all unpaid Asbestos Property Damage Claims that have been filed prior to the Asbestos Property Damage Claim Bar Date, and a reasonable reserve for Plan Trust Expenses and indemnification costs or expenses, in either case, related to Asbestos Property Damage Claims.

8.5.	Assumption of Liabilities by Plan Trust

On the Effective Date, all liabilities, obligations and responsibilities relating to all Plan Trust Asbestos Claims shall be transferred to the Plan Trust as set forth herein and the Plan Trustee, on behalf of the Plan Trust, shall expressly assume all liability for all Plan Trust Asbestos Claims and Demands as set forth herein, subject to the provisions of the Plan Trust Agreement. With the exception of the liabilities identified in the preceding sentence, the Plan Trust shall not assume any of the liabilities, obligations or responsibilities of the Debtors or Reorganized Congoleum.

8.6.	Discharge of Liabilities to Holders of Asbestos Claims

Except as provided in the Plan and the Confirmation Order, the transfer to, vesting in, and assumption by the Plan Trust of the Plan Trust Assets as contemplated by the Plan shall, among other things, discharge the Debtors and the Reorganized Debtors from and in respect of all Plan Trust Asbestos Claims.

8.7.	TDP

From and after the Effective Date, the Plan Trust shall pay the Plan Trust Asbestos Claims in accordance with the Plan Trust Agreement and the TDP. The Plan Trustee shall have the power to administer, amend, supplement or modify the TDP in accordance with the terms thereof.

8.8.	Payment of Allowed Asbestos Property Damage Claims

From and after the Effective Date, the Plan Trust shall cause the payment of Allowed Asbestos Property Damage Claims from the Asbestos Property Damage Claim Sub-Account in accordance with the Plan Trust Agreement, provided, however that once the assets in the Asbestos Property Damage Claim Sub-Account have been exhausted, the Plan Trust shall have no further liability or obligation for or in respect of any Asbestos Property Damage Claims.

8.9.	Excess Plan Trust Assets

To the extent there are any Plan Trust Assets remaining after the payment in full of all Plan Trust Asbestos Claims and all Plan Trust Expenses (or provision has been made therefor) in accordance with the Plan Trust Agreement and the TDP, such excess Plan Trust Assets will be transferred to a tax-exempt organization qualified under section 501(c)(3) of the IRC, which is to be determined by the Plan Trustee; provided, however, that the purpose thereof, if practicable, will be related to the treatment of or research regarding asbestos-related disorders.

8.10.	Plan Trust Expenses

The Plan Trust shall pay all Plan Trust Expenses from the Plan Trust Assets in accordance with the Plan Trust Agreement. Neither the Debtors, the Reorganized Debtors, nor their Affiliates shall have any obligation to pay any Plan Trust Expenses. The Plan Trustee, each member of the TAC, the Futures Representative and the Representatives of each of the foregoing will have a lien upon the Plan Trust Assets which will be prior to any lien thereon, and the Plan Trust will grant a security interest in the Plan Trust Assets, all proceeds thereof and all accounts into which such proceeds or the Plan Trust Assets are deposited or maintained to secure payment of amounts payable to them as compensation or indemnification.

8.11.	Appointment of the Initial Plan Trustee

Effective as of the Effective Date, the District Court shall appoint the initial Plan Trustee to serve as Plan Trustee in accordance with the Plan Trust Agreement. The Plan Trustee shall be designated no later than thirty (30) days prior to the Confirmation Hearing and shall be mutually acceptable to the Asbestos Claimants’ Committee and the Futures Representative. For purposes of performing his or her duties and fulfilling his or her obligations under the Plan Trust Agreement, the TDP and the Plan, the Plan Trustee shall be deemed to be a party in interest within the meaning of section 1109(b) of the Bankruptcy Code. The Plan Trustee shall be the “administrator” of the Plan Trust as that term is used in Treas. Reg. Section 1.468B-2(k)(3).

8.12.	The Futures Representative

Effective as of the Effective Date, the District Court shall appoint a Person to serve as the Futures Representative from and after the Effective Date pursuant to the terms of the Plan Trust Agreement and who shall have the functions and rights provided in the Plan Trust Documents.

8.13.	Appointment of Members of the Trust Advisory Committee

Effective as of the Effective Date, the District Court shall appoint five initial members of the TAC (and thereupon the TAC shall be formed) to serve as members of the TAC in accordance with the Plan Trust Agreement.

8.14.	Institution and Maintenance of Legal and Other Proceedings

As of the Effective Date, the Plan Trust shall be empowered to initiate, prosecute, defend, and resolve all legal actions and other proceedings related to any asset, liability, or responsibility of the Plan Trust, including, without limitation, the Coverage Action, in each case to the extent not adjudicated, compromised or settled prior to the Effective Date. The Plan Trust shall be empowered to initiate, prosecute, defend, and resolve all such actions in the name of the Debtors and/or Reorganized Congoleum if deemed necessary or appropriate by the Plan Trustee. Except as otherwise provided by law or agreement, the Plan Trust shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees, and other charges incurred subsequent to the Effective Date arising from or associated with any legal action or other proceeding brought pursuant to this Section 8.14 and shall pay or reimburse all deductibles, retrospective premium adjustments, or other charges which may arise from the receipt of insurance proceeds by the Plan Trust. Without in any way limiting the foregoing and subject to any Asbestos Insurer Coverage Defenses, the Plan Trust shall be empowered to elect to (or not to), initiate, prosecute, defend, settle, and resolve all Asbestos Insurance Actions and Direct Actions, and to maintain, administer, preserve, or pursue the Asbestos-In-Place Insurance Coverage, the Asbestos Insurance Action Recoveries, Asbestos Insurance Rights, the Asbestos Insurance Policies and rights under the Asbestos Insurance Settlement Agreements. All Causes of Action other than Asbestos Insurance Actions and Direct Actions shall remain the property of the Reorganized Debtors.

8.15.	Preservation of Insurance Claims

The discharge and releases provided herein, and the injunctive protection provided to the Debtors, the Reorganized Debtors and any Protected Party with respect to Demands as provided in the Plan, shall neither diminish nor impair the enforceability of any of the Asbestos Insurance Policies by any Entity except (i) to the extent that any such Asbestos Insurance Company is also a Settling Asbestos Insurance Company or (ii) that all Asbestos Insurer Coverage Defenses are preserved.

8.16.	Indemnification by the Plan Trust

Pursuant to sections 1.4 and 4.6 of the Plan Trust Agreement, the Plan Trust shall indemnify and defend the Plan Trustee, the members of the TAC and the Futures Representative in the performance of their duties under the Plan Trust Agreement to the fullest extent that a statutory trust or corporation organized under the laws of the state of Delaware is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages or losses incurred by them in the performance of their duties under the Plan Trust Agreement or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment, or funding of the Plan Trust. The Plan Trust shall indemnify any of the Additional Indemnitees (as defined in the Plan Trust Agreement) in the performance of their duties under the Plan Trust Agreement to the fullest extent that a statutory trust or corporation organized under the laws of the Plan Trust’s jurisdiction of organization is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages or losses incurred by them in the performance of their duties under the Plan Trust Agreement or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment or funding of the Plan Trust. Notwithstanding the foregoing, the Plan Trustee and the Additional Indemnitees shall not be indemnified or defended in any way for any liability, expense, claim, damage, or loss for which he, she or it is ultimately liable under Section 4.4 of the Plan Trust Agreement.

Pursuant to section 1.4(d) of the Plan Trust Agreement, the Plan Trust shall also indemnify, defend and hold harmless each of the Debtors, the Reorganized Debtors and their past, present and future Representatives for any expenses, costs and fees (including reasonable attorneys’ fees and costs, but excluding any such expenses, costs and fees incurred prior to the Effective Date), judgments, settlements or other liabilities arising from or incurred in connection with, any Plan Trust Asbestos Claim, including but not limited to indemnification or contribution for Plan Trust Asbestos Claims prosecuted against the Reorganized Debtors after the Effective Date but excluding (i) any amounts paid prior to or on the Effective Date by the Debtors or their past or present Representatives and (ii) any amounts paid or incurred by any Reorganized Debtor or its Representatives, whether before or after the Effective Date, in connection with defending, objecting to, or otherwise related to any proceedings to determine whether an Asbestos Property Damage Claim is or should be Allowed.

8.17.	Establishment of the TDP

Following the Effective Date, the Plan Trustee will promptly implement the TDP. The TDP sets forth the procedures for resolving Plan Trust PI Asbestos Claims. The TDP also provides mechanisms such as structured, periodic or supplemental payments, pro rata distributions, or periodic review of estimates of the numbers and values of present Unsecured Asbestos Personal Injury Claims and future Demands, or other comparable mechanisms, that provide reasonable assurance that the Plan Trust will value and be in a financial position to pay similar Asbestos Personal Injury Claims in substantially the same manner. The TDP may be modified prior to the Effective Date and after the Effective Date from time to time in accordance with the terms of the TDP and the Trust Agreement.

8.18.	[reserved]

8.19.	Certain Mergers

On the Effective Date, the Subsidiary Debtors shall merge with and into Congoleum, with Reorganized Congoleum as the sole surviving corporation.

8.20.	The Amended and Restated Certificate and the Amended and Restated Bylaws.

The Amended and Restated Certificate and the Amended and Restated Bylaws of Reorganized Congoleum shall be in form and substance acceptable to the Plan Proponents and shall be consistent with the provisions of the Plan and the Bankruptcy Code. The Amended and Restated Certificate shall, among other things (a) authorize the issuance of New Common Stock pursuant to Section 5.7 of the Plan, and (b) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting common equity securities. The Amended and Restated Bylaws and the Amended and Restated Certificate of Reorganized Congoleum shall be substantially in the form attached to the Plan as Exhibits J and K and will be filed as part of the Plan Supplement.

8.21.	Directors and Officers of Reorganized Congoleum

The initial board of directors of Reorganized Congoleum shall consist of five (5) directors. One of such directors shall be selected by the Bondholders’ Committee, three of such directors shall be selected jointly by the Futures Representative and the Asbestos Claimants’ Committee, and one of such directors shall be Reorganized Congoleum’s chief executive officer. The identity of such directors shall be disclosed by the Plan Proponents in the Plan Supplement. To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed prior to the Confirmation Hearing. Each of the Persons on the initial board of directors of Reorganized Congoleum shall serve in accordance with the Amended and Restated Certificate and the Amended and Restated Bylaws of Reorganized Congoleum, as the same may be amended from time to time. Subsequently, Reorganized Congoleum’s board of directors shall be elected in accordance with Reorganized Congoleum’s governing documents, which governing documents shall be acceptable to the Bondholders’ Committee and the Asbestos Claimants’ Committee.

The initial officers of Reorganized Congoleum shall be set forth in the Plan Supplement. To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed at such time. The initial officers shall serve in accordance with the Amended and Restated Certificate and the Amended and Restated Bylaws of Reorganized Congoleum, as the same may be amended from time to time.

Notwithstanding the foregoing, as part of the Intercompany Settlement described in Section 8.34 below, ABI shall make the services of Roger Marcus, Richard Marcus and Howard Feist, III available to Reorganized Congoleum for two years after the Effective Date in consideration of a base annual fee of $800,000 and an annual incentive fee. Roger Marcus shall serve as Chief Executive Officer and Director of Reorganized Congoleum. Howard Feist III shall serve as Chief Financial Officer of Reorganized Congoleum. Substantially all of Roger Marcus's time, approximately 25% of Richard Marcus's time, and approximately 50% of Howard Feist III's time, in each case, during normal working hours on an annual basis shall be made available by ABI to Reorganized Congoleum for the two years following the Effective Date.

Further, five percent of Reorganized Congoleum's total authorized number of shares of common stock shall be reserved for issuance by Reorganized Congoleum for equity based compensation and awards to the management team of Reorganized Congoleum with terms to be determined by the Board of Directors of Reorganized Congoleum.

8.22.	Cancellation of Existing Securities and Agreements of the Debtors/Discharge of the Indenture Trustee.

Except as set forth in the Plan, upon the Effective Date, the Existing Securities shall be cancelled and the holders thereof shall have no further rights or entitlements in respect thereof against the Debtors except the right to receive any Distributions to be made to such holders under the Plan. To the extent possible, Distributions to be made under the Plan to the beneficial owners of the Senior Notes shall be made through the Depository Trust Company and its participants. The Confirmation Order shall authorize and direct the Indenture Trustee to take whatever action may be necessary or appropriate, in its reasonable discretion, to deliver the Distributions, including, without limitation, obtaining an order of the District Court. On the Effective Date, the Indenture Trustee and its agents shall be discharged of all their obligations associated with (i) the Senior Notes, (ii) the Indenture, and (iii) any related documents, and released from all Claims arising in the Reorganization Cases. As of the Effective Date, the Indenture shall be deemed fully satisfied and cancelled; provided, however, that the Indenture shall continue in effect solely for the purposes of: (1) allowing holders of the Senior Note Claims to receive distributions under the Plan, (2) allowing and preserving the rights of the Indenture Trustee to (a) make distributions in satisfaction of Allowed Senior Note Claims, (b) exercise its charging liens against any such distributions, and (c) seek compensation and reimbursement for any fees and expenses incurred in making such distributions. Upon completion of all such distributions, the Senior Notes and the Indenture shall terminate completely. From and after the Effective Date, the Indenture Trustee shall have no duties or obligations under the Indenture other than to make distributions pursuant to the Plan.

8.23.	Exit Facility.

On the Effective Date, Reorganized Congoleum shall obtain exit financing consistent with the terms and conditions set forth in the Exit Facility Commitment Letter or Term Sheet, which shall be filed as part of the Plan Supplement, from the Exit Facility Lenders.

8.24.	Issuance of New Securities and Debt Instruments.

(a)           New Common Stock

On the Effective Date, Reorganized Congoleum shall issue the New Common Stock pursuant to the Plan. The Amended and Restated Certificate, a substantially similar form of which is attached to the Plan as Exhibit K, sets forth the rights and preferences of the New Common Stock. The New Common Stock shall be issued subject to the Stockholders Agreement described below.

(b)           New Senior Notes

On the Effective Date, Reorganized Congoleum shall issue $33 million in initial principal amount of 9% New Senior Notes, which shall mature on December 31, 2017. The New Senior Notes shall be governed by the terms and conditions set forth in the New Indenture.

8.25.	Registration Rights Agreement.

In the event the board of directors of Reorganized Congoleum determines in its discretion to register any of the New Common Stock with the Securities and Exchange Commission, or if Reorganized Congoleum is required under the Stockholders Agreement or applicable securities laws to register any of the New Common Stock with the Securities and Exchange Commission, any Person receiving Distributions of the New Common Stock issued on the Effective Date that is not entitled to an exemption from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code, or whose resale of the New Common Stock is otherwise restricted under the securities laws, shall be entitled to become a party to the Registration Rights Agreement. The Registration Rights Agreement shall be satisfactory in form and substance to the Plan Proponents, a substantially similar form of which will be filed in the Plan Supplement.

8.26.	Stockholders Agreement.

On the Effective Date, the Stockholders Agreement will be adopted by Reorganized Congoleum and be binding upon all holders of New Common Stock. All Holders of New Common Stock will be subject to the Stockholders Agreement which will, among other things, govern the access each holder of New Common Stock shall have to information with respect to Reorganized Congoleum and the ability to transfer such holder’s New Common Stock. Each certificate representing share(s) of New Common Stock shall bear a legend indicating that the New Common Stock is subject to the Stockholders Agreement. The Stockholders Agreement will be effective as of the Effective Date. The Stockholders Agreement contains customary terms and conditions, including minority stockholder protections, and includes the minority stockholders having both a right of first refusal and right of first offer on the Plan Trust Common Stock. The Stockholders Agreement shall be satisfactory in form and substance to the Bondholders’ Committee, and the Asbestos Claimants’ Committee, a substantially similar form of which is attached to the Plan as Exhibit “L,” which will be filed as part of the Plan Supplement.

8.27.	Effectuating Documents/Further Transactions.

Each of the Debtors (subject to the consent of the Bondholders’ Committee and the Asbestos Claimants’ Committee) and Reorganized Congoleum, and their respective officers and designees, is authorized and directed to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be requested by the Plan Proponents, or as may be necessary or appropriate, to effectuate and further evidence the terms and conditions of the Plan, the Exit Facility, or any other Plan Document, or to otherwise comply with applicable law.

8.28.	Exemption from Certain Transfer Taxes and Recording Fees.

Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to Reorganized Congoleum or to any other Person or entity pursuant to the Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

8.29.	Section 346 Injunction.

In accordance with section 346 of the Bankruptcy Code for the purposes of any state or local law imposing a tax, income will not be realized by the Estates, the Debtors or the Reorganized Debtors by reason of the forgiveness or discharge of indebtedness resulting from the consummation of the Plan. As a result, each state or local taxing authority is permanently enjoined and restrained, after the Confirmation Date, from commencing, continuing or taking any act to impose, collect or recover in any manner any tax against the Debtors or the Reorganized Debtors arising by reason of the forgiveness or discharge of indebtedness under the Plan.

8.30.	Corporate Action.

All matters provided for under the Plan involving the corporate structure of the Debtors or Reorganized Congoleum, or any corporate action to be taken by, or required of the Debtors or Reorganized Congoleum shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement for further action by the stockholders or directors of any of such entities.

8.31.	Litigation Settlement Agreement.

(a)           Pursuant to the Litigation Settlement Agreement, as amended, he Plan implements a compromise and settlement with respect to each such Litigation Settlement Claimant whose Asbestos Personal Injury Claim was liquidated pursuant to the Claimant Agreement or a Pre-Petition Settlement Agreement, as the case may be. The Litigation Settlement Agreement was approved by the Court by an order signed on October 31, 2008. The parties to the Litigation Settlement Agreement agreed to an amendment to conform such agreement to developments in the Reorganization Cases, and approval of such amendment is sought from the District Court under Bankruptcy Rule 9019 in connection with confirmation of the Plan.

(b)           As of the Effective Date of the Plan,

(i)           The Litigation Settlement Claimants shall waive any and all rights with respect to any pre-petition settlement of their Asbestos Personal Injury Claims against the Debtors, whether pursuant to any Pre-Petition Settlement Agreement or the Claimant Agreement, including the liquidated amounts thereof; provided, however, that:

●
any Asbestos Personal Injury Claim against the Debtors held by any such Litigation Settlement Claimant, including with respect to any statutes of limitation related thereto, shall be restored to the status quo ante as it existed as of the time the Litigation Settlement Claimant initially filed or submitted its Asbestos Personal Injury Claim against the Debtors that resulted in the Claimant’s Pre-Petition Settlement Agreement or the Claimant Agreement (the “Submission Date”);

●
any statute of limitation with respect to such Asbestos Personal Injury Claim shall be tolled until the later of ninety (90) days after the expiration of any stay imposed due to the filing of the Debtors’ chapter 11 cases of such additional time as may be provided pursuant to the TDP incorporated in the Plan (the “Asbestos Tolling Period”);

●	neither the Asbestos Tolling Period nor any other term or provision of the Litigation Settlement Agreement shall revive any statute of limitations that expired as of the Submission Date; and

●	all parties retain the right to assert any statute of limitations defense or other defenses that they could have asserted as of the Submission Date.

(ii)           With respect to the Litigation Settlement Claimants, the Debtors shall be released from any and all obligations and duties imposed pursuant to any Pre-Petition Settlement Agreement, Claimant Agreement, the Collateral Trust Agreement, Security Agreement and any and all other agreements and amendments thereto with respect to the pre-packaged plan of reorganization filed by the Debtors on December 31, 2003.

(iii)           The Debtors shall be deemed to have forever withdrawn, released, discharged, waived and forgiven the Litigation Settlement Claimants and Claimants’ Counsel, and each of their respective assigns, administrators and successors in interest, for and from any and all claims, actions, causes of action, counterclaims, proofs of claim, and any other obligation of any kind or nature arising from or related to the Bankruptcy Code, the Avoidance Actions, and any and all claims related to any Pre-Petition Settlement Agreement, Claimant Agreement, the Collateral Trust Agreement, Security Agreement, pre-petition payments to Claimants Counsel, and any and all other agreements and amendments thereto with respect to the pre-packaged plan of reorganization filed by the Debtors on December 31, 2003, including all pending and potential causes of action, whether accrued or to accrue, whether asserted by way of claim, counterclaim, cross-claim, third-party action, action for indemnity or contribution or otherwise; provided, however, that the foregoing shall not constitute a release of any rights to enforce the terms of the Litigation Settlement Agreement, as amended, or any defenses to Asbestos Personal Injury Claims that may be asserted by the Debtors as contemplated in the Litigation Settlement Agreement, as amended.

(iv)           Except as otherwise provided for in the Litigation Settlement Agreement, as amended, all Litigation Settlement Claimants and Claimants’ Counsel shall be deemed to have forever withdrawn, released, discharged, waived and forgiven the Debtors and their respective assigns, administrators and successors in interest, for and from any and all claims, actions, causes of action, counterclaims, proofs of claim, and any other obligation of any kind or nature arising from or related to the Bankruptcy Code, the Avoidance Actions, and any and all claims related to any Pre-Petition Settlement Agreement, Claimant Agreement, the Collateral Trust Agreement, Security Agreement and any and all other agreements and amendments thereto with respect to the pre-packaged plan of reorganization filed by the Debtors on December 31, 2003, including all pending and potential causes of action, whether accrued or to accrue, whether asserted by way of a claim, counterclaim, cross-claim, third-party action, action for indemnity or contribution or otherwise; provided, however, that the foregoing shall not constitute a release of any rights to enforce the terms of the Litigation Settlement Agreement, as amended, and shall not constitute a release by Litigation Settlement Claimants of their Asbestos Personal Injury Claims against the Debtors, the Plan Trust, or any other party or entity.

(c)           Pursuant to the Litigation Settlement Agreement, as amended, and contingent upon confirmation of the Plan, the estates of Comstock, Cook and Arsenault have elected to withdraw their claims against the Debtors and will not seek recovery from the Debtors and/or Plan Trust, or otherwise participate in the Reorganization Cases.

(d)           Within 30 days after the Effective Date of the Plan, the Bankruptcy Court shall enter an order of dismissal of all claims and counterclaims in the Avoidance Actions, with prejudice, and with all parties to bear their own costs and attorneys fees.

(e)           Subject to the terms of this Plan, the mutual releases set forth in the Litigation Settlement Agreement, as amended, shall not abridge the right of Litigation Settlement Claimants to submit and recover upon their Asbestos Personal Injury Claims against the Debtors including as against the Plan Trust.

(f)           Each Litigation Settlement Claimant shall be entitled to submit its Asbestos Personal Injury Claim to the Debtors’ bankruptcy estates, including the Plan Trust, as an unliquidated claim for resolution and treatment pursuant to TDP, provided that, any Litigation Settlement Claimant who received a partial payment from the Debtors with respect thereto prior to the Petition Date, including specifically claimants Cook, Arsenault, and Comstock, in addition to the other provisions hereof, hereby agrees to either: (a) not seek any further recovery with respect thereto against the Debtors, including from any Plan Trust, or (b) return and relinquish any such pre-petition partial payment for the benefit of the Plan Trust as a condition precedent to asserting any such further Asbestos Personal Injury Claim against the Debtors or the Plan Trust.

(g)           Pursuant to the Plan, any Pre-Petition Settled Claimant who is not a Litigation Settlement Claimant shall nevertheless receive the same treatment as the Litigation Settlement Claimants.

8.32.	Review of Claimants’ Counsel Expenses

The expenses paid pre-petition by the Debtors to the Claimants’ Counsel pursuant to the Claimant Agreement shall be subject to approval by the District Court in its discretion. The result of the District Court’s review may impact Litigation Settlement Agreement.

8.33.	Non-Asbestos Reserve Fund

(a)           Establishment of Reserve Fund.

The Reorganized Debtors shall establish a reserve fund (the “Reserve Fund”) for claims, excluding asbestos claims, of any Governmental Units and any other Entities against the Debtors and/or Reorganized Debtors (the “Non-Asbestos Claims”). Within thirty (30) days after the Effective Date, the Plan Trust shall pay $3 million to the Reorganized Debtors for placement in the Reserve Fund (the “Reserve Fund Settlement Funds”). The Reserve Fund Settlement Funds shall be deposited in a segregated account and shall be used for the sole purpose of paying defense and indemnity costs incurred by the Reorganized Debtors after the Effective Date arising from Known Insurance Claims that are not paid in full by Liberty Mutual Insurance Company.

(b)           Termination of Reserve Fund.

As of the Fifth Anniversary Date, any unused balance of the Reserve Fund shall be transferred by the Reorganized Debtors to the Plan Trust, and the Reserve Fund shall be terminated, provided, however, that to the extent there are any Known Insurance Claims as of the Fifth Anniversary Date that are unresolved, the Reserve Fund shall not be terminated on that date. In such event, any Reserve Fund balance shall continue to be used to pay defense and indemnity costs incurred by the Reorganized Debtors arising from Known Insurance Claims until those claims are resolved. In the event that a balance remains in the Reserve Fund after all Known Insurance Claims are resolved, any unused balance of the Reserve Fund shall be transferred by the Reorganized Debtors to the Plan Trust and at such time the Reserve Fund shall be terminated.

8.34.	Intercompany Settlement.

(a)           The Plan implements a compromise and settlement with respect to ABI, the ABI Claims and the Intercompany Agreements (as set forth in Section 5.17 of the Plan, the “Intercompany Settlement”). Pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code and consistent with section 1129 of the Bankruptcy Code, the Plan shall constitute a motion for approval of, and the Confirmation Order shall authorize and constitute District Court approval of, the Intercompany Settlement.

(b)           On the Effective Date, pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code, in full and final satisfaction of the ABI Claims, and for good and valuable consideration including ABI's agreement to the treatment specified in the Plan for the ABI Claims and the Claims and Interests asserted by other parties in interest, the ABI Settlement shall be effectuated in accordance with the following terms:

           1.           All ABI Claims, including without limitation ABI Rejection Damages Claims (other than claims for payment of Unpaid Intercompany Amounts that may be asserted to the extent consistent with Section 5.17(b)(4)(B) of the Plan), shall be deemed Disallowed and expunged.

           2.           All Intercompany Agreements shall be deemed rejected, and any and all ABI Rejection Damages Claims (other than claims for payment of Unpaid Intercompany Amounts that may be asserted to the extent consistent with Section 5.17(b)(4)(B) of the Plan) arising therefrom shall be deemed Disallowed and expunged.

           3.           ABI and Reorganized Congoleum shall enter into and effectuate the New ABI Agreement, and which shall govern the relationship between ABI and Reorganized Congoleum upon the Effective Date.

           4.           The ABI Parties and ABI and their respective Representatives (in their capacities as such) shall be deemed to have received and exchanged mutual general releases with and from the Debtors, their Estates and Reorganized Congoleum, such that:

A.           As of the Effective Date, the Debtors, their Estates and Reorganized Congoleum shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, demands, debts, rights, causes of action and liabilities (other than their rights to enforce the terms of the Intercompany Settlement, the New ABI Agreement and the ABI Canada License Agreement, as amended by Section 5.17(b)(5) of the Plan, and their rights to payment of not more than $2 million on account of net Unpaid Intercompany Amounts remaining after intercompany offsets of Unpaid Intercompany Amounts), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, Reorganized Congoleum, the Reorganization Cases, the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors, their Estates or Reorganized Congoleum, as of the Petition Date or thereafter, against the ABI Parties, ABI and/or their respective Representatives (in their capacities as such); and

B.           As of the Effective Date, the ABI Parties, ABI and their respective Representatives (in their capacities as such) shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, demands, debts, rights, causes of action and liabilities (other than their rights to enforce the terms of the Intercompany Settlement, the New ABI Agreement and the ABI Canada License Agreement, as amended by Section 5.17(b)(5) of the Plan, and their rights to payment of not more than $2 million on account of net Unpaid Intercompany Amounts remaining after intercompany offsets of Unpaid Intercompany Amounts), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, Reorganized Congoleum, the Reorganization Cases, the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the ABI Parties, ABI and their respective Representatives (in their capacities as such), as of the Petition Date or thereafter, against the Debtors, their Estates or Reorganized Congoleum.

5.           The ABI Parties Canada License Agreement shall be deemed to have been assumed by Congoleum and become an obligation of Reorganized Congoleum, provided, however, that Article 7.02 of the ABI Canada License Agreement shall be modified so that the “Term” thereof shall expire two years from the Effective Date and the ABI Canada License Agreement shall be deemed amended accordingly as of the Effective Date without any further action of any Person or Entity.

8.35.	Deemed Consolidation of Debtors For Plan Purposes Only.

Subject to the occurrence of the Effective Date, the Debtors shall be deemed consolidated under the Plan for Plan purposes only. Each and every Claim filed or to be filed against any of the Debtors shall be deemed filed against the deemed consolidated Debtors and shall be deemed one Claim against and obligation of the deemed consolidated Debtors. Such deemed consolidation, however, shall not (other than for purposes related to funding distributions under the Plan and as set forth in this Section 8.35) affect: (i) the legal and organizational structure of the Debtors; or (ii) any Liens that are required to be maintained under the Plan (A) in connection with executory contracts or unexpired leases that were entered into during the Reorganization Cases or that have been or will be assumed, (B) pursuant to the Plan, or (C) in connection with any Exit Facility. Notwithstanding anything contained in the Plan to the contrary, the deemed consolidation of the Debtors shall not have any effect on any of the Claims being reinstated and left unimpaired under the Plan, and the legal, equitable, and contractual rights to which the holders of any such Claims are entitled shall be left unaltered by the Plan.

ARTICLE 9
ESTIMATED CLAIMS BY CLASS

The Company and its professionals have attempted to determine the number and amount of Asbestos Claims likely to be asserted in the case. There are such inherent difficulties in doing so that no representation can be made as to the precise accuracy of such information. Nonetheless, the Company provided estimates of Claims against the Company in the Tenth Disclosure Statement which the Plan Proponents have incorporated below into the relevant classes under the Plan.

9.1.	Claims other than Asbestos Claims

(a)	Administrative Expense Claims

The post-petition costs and expenses of the Reorganization Cases to date (including the post-petition costs and expenses of the Coverage Action) is approximately $103 million, including the costs of professionals retained during the Reorganization Cases.

(b)	Priority Tax Claims

The Company has stated it is likely that there will be few, if any, Priority Tax Claims.

(c)	DIP Financing Claim

The Company has estimated that the Allowed DIP Financing Claim total approximately $12.1 million as of March 10, 2010.

(d)	Priority Claims (Class 1)

The Company obtained approval of the Bankruptcy Court to pay Priority Claims in the ordinary course of business, including wages due to employees and contributions on its employees’ behalf to employee benefit plans. The Company has stated that there will be few, if any, Priority Claims remaining unpaid at the Effective Date.

(e)	Lender Secured Claims (Class 2)

The Lender Secured Claims (Class 2) have been indefeasibly paid and thus for plan purposes they are estimated at $0.

(f)	Senior Note Claims (Class 4)

The Company noted that it expects that the Senior Note Claims total approximately $100 million, plus accrued pre-petition interest.

(g)	Workers’ Compensation Claims (Class 5)

According to the Company, as of the Petition Date, the current incurred liability was estimated to be approximately $3.2 million.

(h)	ABI Claims (Class 6)

The Company has estimated such Claims total approximately $1.8 million.

(h)           General Unsecured Claims (Class 9)

As described in Section 5.7 above, the Plan Proponents understand that there are several General Unsecured Claims relating to pre-petition periods that remain unpaid.

The Company obtained authority from the Bankruptcy Court at the beginning of the Reorganization Cases to pay operating expenses and trade claims in the ordinary course of business, when such claims become due. In addition, all executory contracts (other than contracts with ABI which are treated in the Class of ABI Claims) will be assumed.

The Company has estimated that the General Unsecured Claims asserted against it total approximately $3 million.

9.2.	Asbestos Claims

(a)	Asbestos Property Damage Claims (Class 8)

According to the Company, the aggregate amount of Allowed Asbestos Property Damage Claims is approximately $133,000 and does not exceed the amount of proceeds from insurance coverage available for such Claims.

(b)	Asbestos Personal Injury Claims (Class 7)

Consistent with the disclosure statements previously filed by the Debtors and other Plan Proponents and approved by the Bankruptcy Court, the Plan Proponents have not provided an estimate of Asbestos Personal Injury Claims due to the uncertainties and difficulties inherent in determining the number and amount of Asbestos Personal Injury Claims. However, the Debtors have asserted that as of the Petition Date there were approximately 22,000 pending lawsuits (including workers’ compensation cases) involving approximately 106,000 individuals alleging personal injury or death from exposure to asbestos or asbestos-containing products. Moreover, under the terms of the Claimant Agreement, 79,630 claims meeting the requirements of the Claimant Agreement with a settlement value in excess of $466 million were processed. In addition, other Pre-Petition Settlement Agreements total approximately $25 million. Pursuant to this Plan, these claimants will receive the treatment provided for Asbestos Personal Injury Claims in Class 7. As a result of tabulating ballots on its Fourth Modified Plan in the first quarter of 2005, the Company became aware of additional claims by claimants whose claims were not determined under the Claimant Agreement or Pre-Petition Settlement Agreements and such claimants have submitted ballots asserting claims with a value of approximately $512 million. Additional new claimants submitted ballots asserting new claims in connection with the February 2008 Joint Plan. The Plan Proponents believe that the classification and treatment provided by the Plan complies with applicable law and is fair and equitable.

ARTICLE 10
RISKS OF THE PLAN

10.1.	General

The following is intended as a summary of certain risks associated with the Plan, but is not exhaustive and must be supplemented by the analysis and evaluation of the Plan and this Disclosure Statement as a whole by each holder of a Claim with such holder’s own counsel and other advisors.

10.2.	Confirmation Risks

For the Plan to be confirmed, each Impaired Class of Claims is given the opportunity to vote to accept or reject the Plan or will have its prior votes from the February 2008 Joint Plan deemed cast on this Plan pursuant to the Voting Procedures Order. With regard to the Impaired Classes which vote on the Plan, the Plan will be deemed accepted by a Class of Impaired Claims if the Plan is accepted by holders of Claims of such Class who hold at least two-thirds in dollar amount and more than one-half in number of the total Allowed Claims of such Class actually voting on the Plan. Only those members of a Class who vote to accept or reject the Plan will be counted for voting purposes. The Plan must also comply with the requirements of section 524(g) of the Bankruptcy Code. Thus, if votes of holders of Claims in Classes 4, 6, 7, 8 and 9 are received in number and amount sufficient to enable the District Court to confirm the Plan and issue a supplemental injunction under section 524(g) of the Bankruptcy Code, the Plan Proponents intend to seek, as promptly as practicable, confirmation of the Plan.

Any objection to the Plan by a party in interest could either prevent, or delay for a significant period of time, Confirmation of the Plan.

Moreover, although the Plan Proponents believe that the Plan will satisfy all requirements necessary for confirmation by the District Court (including the cramdown requirements specified in Section 7.3(a)(4)(ii) above with respect to Congoleum Interests which have been deemed to reject the Plan), there can be no assurance that the District Court will reach the same conclusion.

10.3.	Insurance Coverage for Plan Trust Asbestos Claims

Congoleum’s insurers have asserted that Congoleum does not have the right to negotiate or agree to claims resolution criteria and bankruptcy trust distribution procedures as part of its plan of reorganization over their objections and/or without their consent and/or without their participation and that Congoleum has breached and continues to breach the terms of its insurance policies when it negotiates claims resolution criteria as part of its plan of reorganization and bankruptcy trust distribution procedures without their participation or consent. According to Congoleum’s insurers, Congoleum has violated numerous provisions in its insurance policies by negotiating claims resolution criteria as part of its plan of reorganization and bankruptcy trust distribution procedures without insurers’ participation or consent, including consent-to-settlement clauses, cooperation clauses, consent-to-assignment clauses, and other clauses. In addition, the insurers have asserted that the claims resolution criteria in the plan of reorganization and bankruptcy trust distribution procedures are unfair and unreasonable and were not and are not being negotiated in good faith and are the result of improper “collusion” among counsel representing Asbestos Claimants and Congoleum and that, for these reasons as well as others, the insurers do not and will not owe coverage for any claims resolved and/or paid under the bankruptcy trust distribution procedures. Various insurers have written letters objecting to Congoleum’s plan and trust distribution procedures and stating various reasons for contending that Congoleum was and is in breach of insurance policies and various reasons for contending that the insurers will not owe coverage for claims resolved or paid under terms of Congoleum's plan.

Because of the risks involved with respect to the effects of various potential rulings by the District Court or an appeal thereof, as well as the uncertainty in the resolution of any present or future Asbestos Insurance Action, including the Coverage Litigation, the ultimate value of the insurance proceeds that will be available to the Plan Trust is uncertain. The Plan Proponents have addressed the potential impact of this uncertainty on the Plan Trust by authorizing the Plan Trustee, with the consent of the TAC and the Futures Representative, to amend the TDP and/or the Plan Trust Agreement under certain circumstances. Moreover, the possibility that one or more of the insurance companies may become insolvent in the future may impact the value of Congoleum’s insurance coverage, and thus the value of the Plan Trust Assets.

As noted in Section 2.3(a) above, on May 18, 2007, the Superior Court of New Jersey issued its decision on the Phase I trial, ruling that the Claimant Agreement is an unreasonable agreement, not made in good faith, and therefore Congoleum's insurers have no coverage obligations for the Claimant Agreement. The Confirmation condition and risk discussed in Section 10.2 above should eliminate coverage issues with respect to the Claimant Agreement. However, while the Plan Proponents have attempted to address insurer objections in the TDP associated with the Plan, there can be no assurance that insurer objections similar to those noted above with respect to plans proposed by Congoleum will not be made with respect to such TDP. The Chartis Companies, formerly known as AIG, have filed objections to the Plan. The Chartis Companies, the only remaining unsettled insurer of the Debtors, contend that confirmation of the Plan may result in voiding certain insurance coverage, in particular, their coverage. In addition, although the Bankruptcy Court determined, among other things, that Congoleum’s rights under its insurance policies may be assigned to a plan trust, see discussion of the Supplemental Joint Plan Opinion in Section 5.15 hereof, the Chartis Companies contend that the Plan would violate various provisions of certain insurance policies, including the right to participate or consent in settlement of claims, the right to cooperation from Congoleum and the right to withhold consent to the assignment of policies.

10.4.	Distributions under the TDP

Payments that will be made on Plan Trust Asbestos Claims will be determined under the TDP, the Plan and the Plan Trust Agreement and will be based on one hand, upon estimates of the number, types and amount of present and expected future Plan Trust Asbestos Claims and, on the other hand, on the value of the Plan Trust Assets, the liquidity of the Plan Trust Assets, the Plan Trust’s expected future expenses and income, as well as other material matters that are reasonable and likely to affect the sufficiency of funds to pay all holders of Plan Trust Asbestos Claims. There can be no certainty as to the precise amounts that will be distributed by the Plan Trust in any particular time period or when Plan Trust Asbestos Claims will be paid by the Plan Trust.

10.5.	Risk of Post-Confirmation Default

Although no guarantees can be given, the Plan Proponents believe that the cash flow generated by the Reorganized Debtors' business and assets will be sufficient to pay their ongoing obligations under their long-term debt and business expenses. At the Confirmation Hearing, the District Court will be required to make a judicial determination that the Plan is feasible in order to confirm the Plan.

Congoleum is subject to the effects of general economic conditions. A sustained general economic slowdown could have serious negative consequences for Congoleum’s business, results of operations and financial condition. Moreover, Congoleum’s business is cyclical and is affected by the economic factors that affect the remodeling and housing industries in general and the manufactured housing industry specifically, including the availability of credit, consumer confidence, changes in interest rates, market demand and general economic conditions. Congoleum has experienced a significant decline in sales as a result of weakness in the housing market and general economy. Congoleum may experience further sales declines resulting from continued deterioration in the housing market.

10.6.	Exit Facility

There can be no assurance that the Company will be able to reach terms with lenders to provide the Exit Facility needed for the Company to emerge from bankruptcy. Confirmation of any plan of reorganization will depend on Congoleum obtaining exit financing to provide it with sufficient liquidity to fund obligations upon the plan becoming effective. If Congoleum’s cash flow from operations is materially less than anticipated and/or if the costs of seeking confirmation of this Plan or any plan of reorganization or in connection with the Coverage Litigation are materially more than anticipated, Congoleum may be unable to obtain exit financing which, when combined with net cash provided from operating activities, would provide it with sufficient funds.

10.7.	Litigation Settlement Agreement

The Litigation Settlement Agreement, as amended, is an integral part of the Plan. Although the Bankruptcy Court approved the Litigation Settlement Agreement pursuant to Bankruptcy Rule 9019, there can be no assurance that the District Court will determine that any of the components of the Litigation Settlement Agreement, as amended, as incorporated into the Plan will satisfy the requirements for confirmation, as put forth in the Bankruptcy Code.

ARTICLE 11
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the alternatives to the Plan include (a) liquidation of the Company under Chapter 7 of the Bankruptcy Code; (b) an alternative plan of reorganization, including a plan of reorganization proposed by the CNA or other parties in interest, and (c) dismissal of the Reorganization Cases.

11.1.	Liquidation under Chapter 7

If no plan can be confirmed, the Reorganization Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recovery of holders of Claims and Equity Interests and a Liquidation Valuation with respect to the Debtors are set forth above in Section 7.3(a)(1) – “Best Interests Test.” The Plan Proponents agree that the timing of the distributions under a Chapter 7 case would be delayed and the amount of distributions that would be made in a Chapter 7 case would be materially less than the distributions contemplated by the Plan, because, among other things, (a) a Chapter 7 trustee would not receive the benefits of the enterprise value represented by the shares of the New Senior Notes and the New Common Stock to be issued by Reorganized Congoleum to the Plan Trust, and (b) the ability of the trustee in a Chapter 7 case to negotiate settlements with Asbestos Insurance Companies is likely to be impaired.

Attached hereto as Exhibit B is a Liquidation Valuation, which was prepared based on asset valuations provided by the Debtors, which assumes that a bankruptcy case under Chapter 7 is commenced immediately and that the Debtors’ assets are liquidated by a Chapter 7 trustee in an orderly liquidation. The Liquidation Valuation is based upon a number of estimates and assumptions which, are inherently beyond the control of the Plan Proponents or any Chapter 7 trustee. Accordingly, there can be no assurances that the values reflected in the Liquidation Valuation would be realized if the Debtors were to undergo such a Chapter 7 liquidation; actual results could vary materially from those shown in Exhibit B. In addition, any liquidation would necessarily take place in the future under circumstances which presently cannot be predicted. Accordingly, if the Estates were liquidated, the actual liquidation proceeds could be materially lower or higher than the amounts set forth in Exhibit B, and no representation or warranty can be made with respect to the actual proceeds that could be received in a Chapter 7 liquidation.

11.2.	Alternative Plan of Reorganization

The Plan Proponents believe that the Plan provides a greater recovery to the holders of valid Claims than any plan filed or proposed to date and is otherwise in the best interests of the Debtors' Estates, but holders of Claims must rely on their own examination of the terms of any plan of reorganization that is filed and has not been ruled to be unconfirmable as a matter of law.

11.3.	Dismissal of Cases

Under Section 1112(b) of the Bankruptcy Code, the District Court can dismiss the Reorganization Cases if it finds that dismissal is in the best interests of creditors and the Estates. After dismissal, Claims against the Debtors would be resolved in accordance with applicable nonbankruptcy law. The Plan Proponents believe that the Debtors lack sufficient assets to pay all Asbestos Personal Injury Claims and other Claims.

THE PLAN PROPONENTS BELIEVE THAT THE CONFIRMATION AND IMPLEMENTATION OF THE PLAN IS PREFERABLE TO ANY OF THE ALTERNATIVES BECAUSE IT SHOULD PROVIDE GREATER RECOVERIES THAN THOSE AVAILABLE IN LIQUIDATION OR UNDER ANY ALTERNATIVE PLAN.

ARTICLE 12
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF CLAIMS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF CLAIMS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS OF CLAIMS UNDER THE IRC; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF U.S. TREASURY DEPARTMENT CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER. HOLDERS OF CONGOLEUM INTERESTS ARE NOT BEING SOLICITED PURSUANT TO THIS DISCLOSURE STATEMENT AND THEREFORE THE CONSEQUENCES OF THE CANCELLATION OF CONGOLEUM INTERESTS TO THE HOLDERS THEREOF IS NOT ADDRESSED HEREIN.

A summary description of certain United States federal income tax consequences of the Plan is provided below. This summary is for informational purposes only and should not be relied upon for purposes of determining the specific tax consequences of the Plan to a particular holder of a Claim. Only the principal United States federal income tax consequences of the Plan to Reorganized Congoleum, the Plan Trust and certain impaired holders of Claims are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service or any other taxing authority have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the Internal Revenue Service or any other taxing authority. No assurance can be given that the Internal Revenue Service or any other taxing authority would not assert, or that a court would not sustain, a different position from any discussed herein.

This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not address all aspects of United States federal income taxation that may be important to a particular holder of a Claim in light of such holder’s individual investment circumstances or to certain types of holders of Claims subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons), all of whom may be subject to tax rules that differ significantly from those summarized below. This summary does not discuss any foreign, state, or local tax considerations. In addition, this summary does not address the possible application of IRC provisions and United States Treasury regulations concerning reportable transactions, which include transactions with respect to which, under certain circumstances, taxpayers claim losses.

This summary is not intended to constitute a complete analysis of all tax considerations relevant to a particular holder of a Claim. Each holder of a Claim should seek advice from its own independent tax advisors concerning the United States federal, state, local, foreign income and other tax consequences of the Plan to them in light of their particular circumstances.

12.1.	Tax Consequences to Reorganized Congoleum

(a)	Discharge of Indebtedness; New Senior Notes

In general, a taxpayer must include in gross income the amount of any indebtedness that is cancelled (“COD Income”) during the taxable year. However, Section 108(a)(1)(A) of the IRC provides an exception to this rule where a taxpayer is subject to the jurisdiction of a court overseeing a bankruptcy case and the cancellation of indebtedness is granted by, or effected pursuant to, a plan approved by such court, as would be the case upon the confirmation of the Plan. In this event, rather than being included in gross income, the COD Income is applied to reduce the following tax attributes of the taxpayer in the following order: net operating losses, business and minimum tax credit carry forwards, capital loss carry forwards, the basis of the taxpayer’s assets, and foreign tax credit carry forwards (collectively, the “Tax Attributes”). Under Section 108(b)(5) of the IRC, a taxpayer may elect to first apply the reduction to the basis of the taxpayer’s depreciable assets, with any remaining balance applied to the other Tax Attributes in the order stated above. Additionally, Section 108(e)(2) of the IRC provides that no COD Income is realized to the extent that the taxpayer’s satisfaction of the cancelled debt would have given rise to a tax deduction for United States federal income tax purposes. The effect of Section 108(e)(2) of the IRC, where applicable, is to allow the taxpayer’s debt to be cancelled without the recognition of income by the taxpayer and without reduction of its Tax Attributes. Furthermore, under Section 108(e)(8) of the IRC, a corporation that acquires its debt in exchange for stock is deemed to have satisfied the indebtedness with an amount of money equal to the fair market value of the stock. The effect of Section 108(e)(8) will also be to reduce the level of the recognition of income by the taxpayer and the reduction of Tax Attributes.

Pursuant to the Plan, although an amount of Asbestos Claims will be paid, holders of Asbestos Claims may receive less than 100% of the face value of their Claims and thus an amount of Asbestos Claims also may be cancelled. However, such cancellation of Asbestos Claims generally will not result in COD Income to Reorganized Congoleum because payment of the Asbestos Claims would have given rise to tax deductions for Reorganized Congoleum.

Any forgiveness of accrued and unpaid interest on the Senior Notes will likely result in COD Income to Reorganized Congoleum to the extent that such accrued and unpaid interest has been previously deducted by Congoleum for United States federal income tax purposes. The Plan provides that a Distribution on an Allowed Claim, including a Senior Note Claim, will, to the extent permitted by applicable law, be allocated for United States federal income tax purposes first to the principal amount of the Allowed Claim and then to accrued and unpaid interest thereon. There can be no assurance that the Internal Revenue Service will not successfully challenge that position. Further, exchange of Senior Notes for New Senior Notes and New Common Stock pursuant to the Plan will result in COD Income to the extent that, among other things, the sum of the aggregate “issue price” of the New Senior Notes and the aggregate fair market value of the New Common Stock allocated to the principal amount of the Senior Notes is less than the aggregate principal amount of the Senior Notes. The issue price of the New Senior Notes will be their fair market value at the time of the exchange if a substantial amount of Senior Notes or New Senior Notes are “traded on an established market” within the meaning of applicable Treasury regulations. If neither are so traded, because the New Senior Notes will be treated as “contingent payment debt instruments,” as discussed below, the issue price of the New Senior Notes will be the lesser of the instrument's noncontingent principal payments and the sum of the present values of the noncontingent payments (as calculated pursuant to the applicable Treasury regulations). Further, increases in the principal amount of the New Senior Notes (by the issuance of additional New Senior Notes based on EBITDA of the Reorganized Congoleum) may result is a loss or other deduction to offset COD Income. The Plan Proponents anticipate that the sum of the aggregate issue price of the New Senior Notes (including additional New Senior Notes based on EBITDA of the Reorganized Congoleum) and the aggregate fair market value of the New Common Stock allocated to the principal amount of the Senior Notes will be less than the aggregate principal amount of the Senior Notes and, therefore, Reorganized Congoleum will recognize COD Income from the exchange.

Because the New Senior Notes will be treated as “contingent payment debt instruments,” the New Senior Notes will be issued with “original issue discount” (“OID”) for federal income tax purposes. In general, Reorganized Congoleum will be entitled to deduct OID under complex contingent payment debt instrument rules. However, under the “applicable high yield debt obligation” rules, Reorganized Congoleum may be required to defer, or may be denied, deductions for OID in whole or in part, as discussed below.

Although the terms of the Exit Facility have not yet been determined, the Plan Proponents believe it unlikely that replacement of the Existing Credit Agreement with the Exit Facility will result in COD Income to Reorganized Congoleum.

Notwithstanding the foregoing, in the event that the discharge of indebtedness pursuant to the Plan were to cause Reorganized Congoleum to recognize COD Income, the Plan Proponents have not determined whether Reorganized Congoleum would make the election under Section 108(b)(5) of the IRC to apply any required Tax Attribute reduction first to depreciable property, with any excess next applied to reduce other Tax Attributes. In this regard, as of December 31, 2008, Congoleum reported that it had net operating losses (“NOLs”) of approximately $21.4 million.

(b)	Net Operating Losses

Congoleum has indicated that it is uncertain as to whether Reorganized Congoleum will have an NOL after emerging from bankruptcy, taking into account any COD Income. The following discussion would apply should Reorganized Congoleum have an NOL after emergence.

The extent to which Reorganized Congoleum will be able to utilize its NOLs after emerging from bankruptcy will depend on Section 382 of the IRC, which generally imposes an annual limitation (the “Section 382 Limitation”) on a corporation’s use of its NOLs (and may limit a corporation’s use of certain built-in losses recognized within a five-year period following an ownership change) if a corporation undergoes an ownership change. The annual Section 382 Limitation on the use of pre-change losses (the NOLs and built-in losses recognized within the five year post-ownership change period) in any “post-change year” is generally equal to the product of the fair market value of the loss corporation’s outstanding stock immediately before the ownership change multiplied by the long-term tax-exempt rate in effect for the month in which the ownership change occurs. The long-term tax-exempt rate is published monthly by the Internal Revenue Service and is intended to reflect current interest rates on long-term tax-exempt debt obligations. For November 2009, the rate is 4.33%. Section 383 of the IRC applies a similar limitation to capital loss carryforwards and tax credits. As discussed below, however, a special exception from these rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

In general, an ownership change occurs when the percentage of the corporation’s stock owned by certain “5 percent shareholders” increases by more than 50 percentage points in the aggregate over the lowest percentage owned by them at any time during the applicable “testing period” (generally, the shorter of (a) the 36-month period preceding the testing date or (b) the period of time since the most recent ownership change of the corporation). Reorganized Congoleum will experience an ownership change under Section 382 of the IRC as a result of the consummation of the Plan.

Even though such an ownership change occurs, it may not give rise to any limitation on Reorganized Congoleum’s ability to use its NOLs after emergence from bankruptcy. Section 382(1)(5) of the IRC provides a special rule applicable in the case of a bankruptcy reorganization (the “Section 382(1)(5) Exception”). If a corporation qualifies for the Section 382(1)(5) Exception, the annual Section 382 Limitation will not apply to the corporation’s NOLs. The Section 382(1)(5) Exception does, however, require that the corporation’s NOL carryovers be computed without taking into account the aggregate amount of all interest deductions in respect of debt exchanged for the corporation’s stock during the three prior taxable years and the portion of the current taxable year ending on the date of the ownership change. Further, Section 382(1)(5) of the IRC provides that if a company that utilizes the Section 382(1)(5) Exception undergoes another ownership change within two years, that company’s NOL is reduced to zero.

A corporation that is reorganized in bankruptcy will qualify for the Section 382(1)(5) Exception if the corporation’s pre-bankruptcy shareholders and holders of certain debt (“Qualifying Debt”) own at least 50% of the stock of the corporation after the reorganization, and the corporation does not “elect out” of the Section 382(1)(5) Exception. Qualifying Debt is a claim which (i) was held by the same creditor for at least 18 months prior to the bankruptcy filing or (ii) arose in the ordinary course of a corporation’s trade or business and has been owned, at all times, by the same creditor. Indebtedness will be treated as arising in the ordinary course of a corporation’s trade or business if such indebtedness is incurred by the corporation in connection with the normal, usual or customary conduct of the corporation’s business. It is not clear whether the Reorganized Congoleum would be eligible for the Section 382(1)(5) Exception, and the Plan Proponents have not determined whether Reorganized Congoleum would avail itself of the Section 382(1)(5) Exception, should it be available.

(c)	Transfers to the Plan Trust

The Treasury regulations promulgated under Section 468B of the IRC provide that a fund, account, or trust will constitute a qualified settlement fund (“QSF”) if it satisfies three conditions. First, the fund, account, or trust must be established pursuant to an order of or be approved by a government authority, including a court, and must be subject to the continuing jurisdiction of that government authority. Second, the fund, account, or trust must be established to resolve or satisfy one or more contested or uncontested claims that have resulted or may result from an event or related series of events that has occurred and that has given rise to at least one claim asserting liability arising from, among other things, a tort. Third, the fund, account, or trust must be a trust under applicable state law or have its assets physically segregated from the other assets of the transferor and persons related to the transferor.

A payment to a QSF generally is deductible when made, assuming that such payment otherwise constitutes an ordinary and necessary business expense. A transferor is generally entitled to a deduction in an amount equal to the fair market value of its equity transferred to a QSF. The issuance of a transferor’s equity to the QSF generally does not result in gain or loss to the transferor. Additionally, no deduction is allowed with respect to the transfer of insurance proceeds to a QSF to the extent the transferred amounts are excludable from gross income of the transferor. If the settlement of an insurance claim occurs after the transfer of such claim to the QSF and a deduction has been taken with respect to such transfer, then the transferor must include in income the amounts received from the settlement of the insurance claim to the extent of the deduction.

Assuming confirmation of the Plan, the Plan Trust will be established to satisfy Plan Trust Asbestos Claims alleged to arise out of a tort or torts, will be a trust under state law, and will be approved by the District Court and subject to its continuing jurisdiction. Accordingly, based on those assumptions and on the completion of certain filings, the Plan Trust should constitute a QSF after confirmation of the Plan. Certain insurance proceeds and certain rights under insurance coverage will be transferred to the Plan Trust, and Reorganized Congoleum also will transfer the Plan Trust Common Stock to the Plan Trust. Although amounts transferred to a QSF generally are deductible, no deduction will be allowed to Reorganized Congoleum with respect to the transfer of insurance proceeds to the extent the transferred amounts are excludable from gross income of Reorganized Congoleum. Further, if the settlement of an insurance claim occurs after the transfer of such claim to the QSF and Reorganized Congoleum has taken a deduction with respect to such transfer, then Reorganized Congoleum will be required to include in income the amounts received from the settlement of the insurance claim to the extent of the deduction.

(d)	Alternative Minimum Tax

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income from AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation undergoes an ownership change, within the meaning of Section 382 of the IRC and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets would be adjusted for certain AMT purposes to reflect the fair market value of such assets as of the change date.

12.2.	Tax Consequences to the Plan Trust

Assuming that, as expected, the Plan Trust qualifies as a QSF, the Plan Trust will be required to pay federal income tax on its modified gross income, as defined in the Treasury regulations promulgated under Section 468B of the IRC, at the highest rate applicable to estates and trusts. The Plan Trust generally will not be required to include in income amounts transferred to it pursuant to the Plan. Any sale, exchange or distribution of Plan Trust property generally will result in gain or loss equal to the difference between the consideration received (or the fair market value of the property) on the date of such sale, exchange or distribution and the adjusted tax basis of such property. For this purpose, the tax basis of property received by the Plan Trust will be its fair market value at the time of receipt. The Plan Trust will not be entitled to deduct amounts that it pays with respect to Plan Trust Asbestos Claims, but will be entitled to deduct amounts paid for administrative costs and other incidental costs of the Plan Trust. Dividends on the Plan Trust Common Stock will be includible in gross income by the Plan Trust.

12.3.	Tax Consequences to Certain Impaired Holders of Claims

The United States federal income tax consequences to a holder of a Claim that is impaired and the character and amount of income, gain or loss recognized as a consequence of the Plan and the distributions provided for thereby will be determined by reference to the Claim in respect of which the distribution is made and as if the distribution were made directly by Reorganized Congoleum and accordingly will depend upon, among other things: (1) the nature of the Claim, (2) the manner in which a holder acquired the Claim, (3) the length of time the Claim has been held, (4) whether the Claim was acquired at a discount, (5) whether the holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years, (6) whether the holder has previously included in income accrued but unpaid interest with respect to the Claim, (7) the method of tax accounting of the holder, and (8) whether the Claim constitutes a security for United States federal income tax purposes. Accordingly, each holder of a Claim is urged to consult its tax advisor regarding the tax consequences of the Plan to it.

(a)	Holders of Asbestos Claims

Under Section 104 of the IRC, to the extent that a payment from the Plan Trust to a holder of an Asbestos Personal Injury Claim constitutes damages on account of personal physical injuries or physical sickness of such holder, such payment will not constitute gross income to such holder, except to the extent that the payment is attributable to medical expense deductions taken under Section 213 of the IRC for a prior taxable year. A payment from the Plan Trust to a holder of an Asbestos Personal Injury Claim other than on account of personal physical injuries or physical sickness generally will be includible in gross income of such holder.

A payment to a holder of an Allowed Asbestos Property Damage Claim generally will result in a non-taxable return of capital, and a corresponding decrease in the holder’s tax basis in the damaged property, and will generate income or gain, if any, to the holder in an amount equal to the excess of the payment received over such holder’s tax basis in the damaged property.

(b)	Holders of Senior Note Claims

The Plan provides for an exchange for United States federal income tax purposes of Senior Notes held by holders of Senior Note Claims for New Senior Notes and New Common Stock. On the Effective Date, holders of Allowed Senior Note Claims shall receive, in the aggregate, the entire issue of New Senior Notes and 49.9% of New Common Stock. The discussion below may differ to the extent that a holder of Senior Notes has claimed a bad debt or worthless security deduction in respect of the Senior Notes. Such holders should consult their own tax advisors regarding the consequences of the exchange of Senior Note Claims for New Senior Notes and New Common Stock in light of their particular circumstances.

The New Senior Notes provide for the issuance of additional New Senior Notes based on EBITDA of the Reorganized Congoleum. Applicable Treasury regulations (the “Contingent Debt Regulations”) provide that a debt instrument that provides for one or more contingent payments is, subject to certain exceptions, treated as a “contingent payment debt instrument” or “CPDI.” Accordingly, Reorganized Congoleum will treat the New Senior Notes as CPDIs for U.S. federal income tax purposes. However, the application of the Contingent Debt Regulations to instruments such as the New Senior Notes is uncertain in several respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of the New Senior Notes and in respect of the exchange of Senior Note Claims for New Senior Notes and New Common Stock. In particular, a holder might be required to accrue OID at a different rate and might recognize capital gain or loss upon a taxable disposition of its New Senior Notes. Holders should consult their own tax advisors concerning the tax treatment of the acquisition, ownership and disposition of New Senior Notes and the consequences of the exchange of Senior Note Claims for New Senior Notes and New Common Stock.

(c)	Exchange of Senior Notes for New Senior Notes

The United States federal income tax consequences of the exchange of Senior Notes for New Senior Notes and New Common Stock pursuant to the Plan will depend on whether or not the Senior Notes and the New Senior Notes are treated as “securities” for United States federal income tax purposes. The term “security” is not defined in the IRC or applicable Treasury regulations and has not been clearly defined in court decisions. Although several factors are relevant in determining whether a debt instrument is a security, one important factor is the debt instrument’s original term to maturity. As a general rule, a debt instrument with an original term to maturity of ten years or more is likely to be considered a security, while a debt instrument with an original term to maturity of five years or less may not be considered a security (although a recent Internal Revenue Service ruling suggests that, in certain circumstances, a debt instrument with a term of five years or less may be considered a security). Reorganized Congoleum intends to take the position, and the following summary assumes, that the Senior Notes are securities for United States federal income tax purposes, but there can be no assurance that the Internal Revenue Service will not successfully challenge that position. The New Senior Notes mature on March 31, 2017. Holders of Senior Notes should consult their own tax advisors regarding whether or not the Senior Notes and the New Senior Notes will be treated as securities for United States federal income tax purposes.

If the New Senior Notes are treated as securities, a holder of a Senior Note Claim should not recognize gain or loss upon the exchange to the extent that New Senior Notes and New Common Stock are allocated to the principal amount of the Senior Notes (assuming that the principal amount of New Senior Notes so allocated does not exceed the principal amount of Senior Notes so exchanged). Holders should consult their own tax advisors concerning “principal amount” of the New Senior Notes because they will be treated as CPDIs. The holder will have an aggregate initial tax basis in the New Senior Notes and New Common Stock so allocated equal to the holder’s aggregate adjusted tax basis in the Senior Notes immediately before the exchange, and the holder’s holding period for the New Senior Notes and New Common Stock so allocated will include the holder’s holding period for the Senior Notes.

If the New Senior Notes are not treated as securities, a holder of a Senior Note Claim will recognize gain, but not loss, upon the exchange in an amount equal to the lesser of (i) the difference between the amount realized on the exchange and the holder’s adjusted tax basis in the Senior Notes and (ii) the value of the New Senior Notes allocated to the principal amount of the Senior Notes. For this purpose, it is unclear whether the “value” of the New Senior Notes will be the fair market value or the issue price of the New Senior Notes. In addition, there will be other considerations arising from the treatment of the New Senior Notes as CPDIs (and depending upon whether, at the time of the exchange, a substantial amount of Senior Notes or New Senior Notes are “traded on an established market” within the meaning of applicable Treasury regulations) and if the installment method were to apply to the New Senior Notes. Except to the extent of any accrued market discount not previously included in income, as described below, such gain or loss will be long-term capital gain or loss if the Senior Notes have been held as capital assets for more than one year. Net long-term capital gains of individuals are eligible for preferential rates of United States federal income taxation. The deductibility of capital losses is subject to limitations. The holder will have an initial tax basis in New Common Stock so allocated equal to the holder’s adjusted tax basis in the Senior Notes immediately before the exchange (increased by the amount of gain, if any, recognized and decreased by the value (determined as described above) of the New Senior Notes so allocated) and the holding period for such New Common Stock will include the holder’s holding period for the Senior Notes. The holder should have an initial tax basis in the portion of New Senior Notes so allocated equal to the value (as determined above) of such New Senior Notes, and the holder’s holding period for such New Senior Notes should not include the holder’s holding period for the Senior Notes. In addition, there will be other considerations arising from the treatment of the New Senior Notes as CPDIs (and depending upon whether the, at the time of the exchange, a substantial amount of Senior Notes or New Senior Notes are “traded on an established market” within the meaning of applicable Treasury regulations). Holders of New Senior Notes should consult their own tax advisers regarding the treatment of the exchange of the Senior Note Claims for the New Senior Notes and New Common Stock.

The applicable Treasury regulations governing CPDIs determine the income tax consequences to a holder of New Senior Note depending upon whether the, at the time of the exchange, a substantial amount of Senior Notes or New Senior Notes are “traded on an established market” within the meaning of applicable Treasury regulations. At this time, the Debtors do not believe as substantial amount of the Senior Notes are “traded on an established market.”

If a substantial amount of Senior Notes or New Senior Notes are not so traded, Reorganized Congoleum would be required to calculate income and OID includible by a holder based on the method of Treasury regulation section 1.1275-4(c). These methods are very complex and holders of Senior Note Claims should consult their tax advisors regarding application of these rules, including the interaction of these rules and exchange of the Senior Notes for New Senior Note Claims and the treatment of sale, exchange or retirement of New Senior Notes. A brief summary of this method follows.

Under this Treasury regulation, when debt instruments are issued in exchange for property that is not publicly traded, the contingent and noncontingent payments are treated as separate instruments, and OID is computed separately for these two instruments. The noncontingent payments on the New Senior Notes issued on the Effective Date are treated as a separate, noncontingent debt instrument. The initial issue price of a New Senior Note would be equal to the lesser of (1) its noncontingent principal payments or (2) the sum of the present values of the noncontingent payments determined by discounting at a test rate under a method specified in the Treasury regulations, provided that it is not treated as issued in a potentially abusive situation. The difference between the amount of the payment and its present value is treated as interest (here, the stated interest), which is includable in the holder’s gross income and deductible, subject to the AHYDO rules described below, by Reorganized Congoleum in their respective taxable years in which the amount of the payment becomes fixed.

When an additional New Senior Note is issued due to satisfying the EBITDA tests, such contingent payment is treated as a payment of principal and some interest on the underlying New Senior Note. If the New Senior Notes issued for reaching the EBITDA targets have a maturity in excess of six months, they would be treated as if Reorganized Congoleum issued a separate debt instrument for property with an issue price equal to the present value of the payments under the additional New Senior Notes, determined by discounting at the test rate described above. The amount of the issue price would then be discounted back to the issue date of the underlying New Senior Notes at an appropriate test rate, with a portion treated as interest at the time, and the balance allocated to principal and treated as a principal payment on the underlying New Senior Notes as of the date the contingent payment New Senior Note became fixed.

If a holder’s basis in a New Senior Note is different from its adjusted issue price (and the holder is not reporting the income from the exchange on the installment method), including as a result of a tax-free exchange described above, the holder must allocate its basis in the New Senior Note first to the noncontingent component and to any related separate debt instruments described above for additional New Senior Notes whose maturity is in excess of 6 months up to their adjusted issue prices. The difference, if any, between the allocated basis and adjusted issue price of the New Senior Notes is taken into account under the normal rules for market discount, premium, and acquisition premium that apply to noncontingent debt instruments.

Any basis that is not allocated to the noncontingent component above is then allocated to the right to contingent payments. When a contingent payment is subsequently made, the holder’s basis in the contingent component is reduced by the portion the payment treated as principal. If the holder’s basis is reduced to zero, any additional principal payments on the contingent component that is issued constitute gain from the sale or exchange of the debt instrument. Any basis remaining on the contingent component when the final contingent payment is made increases the holder’s adjusted basis in the noncontingent component (or, if there are no remaining noncontingent payments, is treated as loss from the sale or exchange of the debt instrument).

If a substantial amount of Senior Notes or New Senior Notes are “traded on an established market,” Reorganized Congoleum would be required to calculate income and OID includible by a holder pursuant to the “noncontingent bond method” of Treasury regulation section 1.1275-4(b). Under the “noncontingent bond method,” interest is generally treated as paid or received according to a projected payment schedule established when the debt instrument is issued. Actual deviations from the schedule are taken into account by means of separate adjustments that do not change the schedule. Additionally, under the noncontingent bond method, interest on a debt instrument must be taken into account whether or not the amount of any payment is fixed or determinable in the tax year. The amount of interest that is taken into account for each accrual period is determined by constructing a projected payment schedule for the debt instrument and applying rules similar to those for accruing OID on a noncontingent debt instrument. If the actual amount of a contingent payment is not equal to the projected amount, appropriate adjustments are made to reflect the difference.

Sale, exchange or retirement of New Senior Notes.

Assuming, as we have above, that a substantial amount of Senior Notes or New Senior Notes are not treated as “traded on an established market, then upon the sale, exchange, retirement, or other taxable disposition of a New Senior Note, a holder will generally recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other taxable disposition and the adjusted tax basis of the New Senior Note, subject to the market discount rules described below. The holder must allocate the amount received from a sale, exchange, retirement, or other taxable disposition of a debt instrument that is not “traded on an established market” first to the noncontingent component and to any separate debt instruments in an amount up to the total of the adjusted issue price of the noncontingent component and the adjusted issue prices of the separate debt instruments. This amount is treated as an amount realized from the sale, exchange, retirement, or other taxable disposition of the noncontingent component or separate debt instrument. The balance is allocated to the contingent component and is treated as a contingent payment made on the date of the sale, exchange, retirement, or other taxable disposition and is characterized as interest and principal.

In the event that a substantial amount of Senior Notes or New Senior Notes are treated as “traded on an established market,” upon the sale, exchange, retirement, or other taxable disposition of a New Senior Note (or of any PIK Note), a Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other taxable disposition and the adjusted tax basis of the New Senior Note (or the PIK Note). Any gain recognized on the sale, exchange, retirement or other taxable disposition of a New Senior Note generally will be treated as ordinary income. Loss from the disposition of a New Senior Note will be treated as ordinary loss to the extent of a Holder’s prior net OID inclusions with respect to the New Senior Note. Any loss in excess of that amount will be treated as capital loss. The deductibility of capital losses by individuals and corporations is subject to limitations. Special rules apply in determining the adjusted tax basis of a New Senior Note.

Accrued but Unpaid Interest

To the extent that any portion of New Senior Notes and New Common Stock received by a holder of a Senior Note Claim under the Plan is allocable to accrued interest that was not previously included in the holder’s gross income, such amount should be taxable to the holder as interest income. Conversely, a holder of a Senior Note Claim may be able to recognize a deductible loss (or possibly a write-off against a reserve for worthless debts) to the extent that any accrued interest on the Senior Notes was previously included in the holder’s gross income but was not paid in full under the Plan. The Plan provides that a Distribution on Allowed Claims, including a Senior Note Claim, will to the extent permitted by applicable law, be allocated for United States federal income tax purposes first to the principal amount of the Allowed Claim and then to accrued and unpaid interest thereon. There can be no assurance that the Internal Revenue Service will not successfully challenge that position. The holder should consult his or her tax advisor regarding the initial tax basis in the portion of New Senior Notes and New Common Stock, if any, allocable to accrued and untaxed interest on the Senior Notes and the holder’s holding period for that portion of New Senior Notes and New Common Stock should not include the holder’s holding period for the Senior Notes.

Market Discount

Notwithstanding the foregoing, if a holder purchased a Senior Note at a price less than its principal amount, the difference generally would constitute “market discount” for United States federal income tax purposes. If a holder holds a Senior Note with market discount, any gain recognized on the exchange of the Senior Note for New Senior Notes and New Common Stock pursuant to the Plan will be treated as ordinary income to the extent of any accrued market discount not previously included in income. In addition, if New Senior Notes are treated as securities for United States federal income tax purposes and a Senior Note has unrecognized market discount in the hands of a holder, New Senior Notes and/or New Common Stock received in exchange for the Senior Note may be treated as having market discount (which may result in the recognition of ordinary income upon a disposition of the New Senior Note and/or New Common Stock). The market discount rules are complex. Holders of Senior Notes with market discount should consult their own tax advisors regarding the application of the market discount rules to them in light of their particular circumstances.

Applicable High Yield Interest Obligations

Any interest or OID on the New Senior Notes generally would be deductible by Reorganized Congoleum under the Contingent Debt Regulations, unless the New Senior Notes are treated as applicable high yield discount obligations (“AHYDOs”) within the meaning of Section 163(e)(5) of the Tax Code. If the AHYDO rules apply, Reorganized Congoleum may claim an interest deduction only up to the amount of OID that is paid. To the extent that Reorganized Congoleum is denied a deduction for a portion of the interest or OID, that portion may be treated as a dividend to corporate holders of such notes, which may be entitled to a dividends-received deduction for such amount. In general, an AHYDO is any debt instrument with “significant original issue discount,” a maturity date that is more than five years from the issue date and a yield to maturity that is at least five percentage points higher than the applicable federal rate on the issue date. For this purpose, OID is significant if, immediately before the close of any accrual period ending more than five years after issue, “the aggregate amount” that has been included “in gross income with respect to such instrument” will exceed the sum of (1) all interest paid on the instrument and (2) the product of the instrument's issue price and yield to maturity. For purposes of the latter test, it is assumed that each interest payment will be made on the last day permitted under the instrument. A payment in the form of stock or another obligation of the issuer or a related person is treated as made only when the stock or other obligation is required to be redeemed for cash or property other than stock and debt.

In addition, if notes are treated as AHYDOs, then the issuer may permanently be denied a deduction for a portion of the original issue discount on such notes and may claim an interest deduction as to the remainder of the original issue discount only when such portion is paid. To the extent that the issuer is denied a deduction for a portion of the original issue discount, that portion may be treated as a dividend to corporate holders of such notes, which may be entitled to a dividends-received deduction for such amount.

The determination of whether the AHYDO rules will apply is complex. It is not yet possible to determine whether the AHYDO rules will apply to the New Senior Notes. Moreover, since the applicable federal rate to likely to be different if and when additional New Senior Notes might be issued, it is impossible to determine how the AHYDO rules will apply to each such note, when issued. An exception to the AHYDO rules was provided in the American Recovery and Reinvestment Act of 2009, but Debtors do not expect the New Senior Notes to qualify as the exception does not apply to any obligation the interest of which is interest from contingent debt instruments as described in IRC section 871(h)(4). As the New Senior Notes will be treated as contingent payment debt instruments under the CPDI Regulations, it is also anticipated that the New Notes would be treated as a contingent debt instruments as described in IRC section 871(h)(4).

(c)	Information Reporting and Backup Withholding

Payments of Allowed Claims under the Plan (including payments and distributions to the Plan Trust) may be subject to applicable information reporting and backup withholding (at the applicable rate). Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the Internal Revenue Service (generally, a United States federal income tax return).

ARTICLE 13
FINANCIAL INFORMATION

13.1.	Historical Financial Statements

An analysis of the Company’s financial condition appears in the financial statements prepared by the Company for the year ended December 31, 2008 (attached hereto as Exhibit C) and for the quarter ended September 30, 2009 (attached hereto as Exhibit D). These financial statements were obtained from the Company’s filings with the Securities and Exchange Commission (the “SEC”). Updated financial statements, if available, will be posted at the website of Debtor’s voting agent Logan & Company, Inc. at www.loganandco.com or at Congoleum’s website at www.congoleum.com/investors.html.

The Company is required to file monthly operating reports in the Reorganization Cases and such information is publicly available. In addition, Congoleum continues to make filings required by the Securities Exchange Act of 1934, as amended.

ARTICLE 14
SOURCES OF INFORMATION PROVIDED AND
THE ACCOUNTING METHOD USED

14.1.	Sources of Information

The information set forth in this Disclosure Statement was provided by and/or prepared in consultation with the Company and/or is based on publicly available information.

14.2.	Accounting Method

The Company maintains its books and records on an accrual basis, in accordance with generally accepted accounting principles. The financial statements of the Company have been audited by the accounting firm of Ernst & Young LLP through December 31, 2008.

RECOMMENDATION AND CONCLUSION

The Plan Proponents recommend that all holders of Claims in Classes 4, 6, 7, 8 and 9 vote to accept the Plan, and urges each of them to evidence such acceptance and approval, by instructing the holder of any proxy for them to vote to accept the Plan on their behalf, or by returning their ballots so that they will be received on or before the Voting Deadline.

In the view of the Plan Proponents, the Plan provides the best available alternative for maximizing the distributions that holders of Asbestos Claims and other unsecured claims will receive from the Estates.

The undersigned has executed this Disclosure Statement as of the 11th day of March, 2010.

Respectfully submitted,

CONGOLEUM CORPORATION

By:		s/ Howard N. Feist III
	Name:	Howard N. Feist III
	Title:	Chief Financial Officer and Secretary

CONGOLEUM SALES, INC.

By:		s/ Howard N. Feist III
	Name:	Howard N. Feist III
	Title:	Vice President, Treasurer and Secretary

CONGOLEUM FISCAL, INC.

By:		s/ Howard N. Feist III
	Name:	Howard N. Feist III
	Title:	Vice President, Treasurer and Secretary

PILLSBURY WINTHROP SHAW PITTMAN LLP 1540 Broadway New York, NY 10033-4039 Richard L. Epling Robin L. Spear Kerry A. Brennan	OKIN, HOLLANDER & DELUCA, LLP Parker Plaza 400 Kelby Street Fort Lee, NJ 07024 Paul S. Hollander James J. DeLuca
Attorneys for the Debtors

ASBESTOS CLAIMANTS’ COMMITTEE

By:	s/ Ronald E. Reinsel
	Name:	Ronald E. Reinsel
	Title:	Counsel for the Asbestos Claimants’
Committee

CAPLIN & DRYSDALE, CHTD. One Thomas Circle, N.W. Washington, D.C. 20005 Peter Van N. Lockwood Ronald Reinsel	GREENBAUM, ROWE, SMITH & DAVIS LLP 75 Livingston Avenue Roseland, NJ 07068 Nancy Isaacson
Attorneys for the Asbestos Claimants’ Committee

BONDHOLDERS’ COMMITTEE

By:		s/ Paul Kunz
	Name:	Paul Kunz
	Title:	Authorized representative of Deutsche
Asset Management, not in its individual or
principal capacity, but solely in its capacity
as Chair of the Official Committee of Bondholders

AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, NY 10036
Michael S. Stamer

AKIN GUMP STRAUSS HAUER & FELD LLP
1333 New Hampshire Avenue, N.W.
Washington D.C. 20036
James R. Savin
David M. Dunn
Joanna F. Newdeck
TEICH GROH 691 State Highway 33 Trenton, NJ 08619 Michael A. Zindler
Attorneys for the Official Committee of Bondholders

FUTURES REPRESENTATIVE

By:	s/ R. Scott Williams
Name: R. Scott Williams
Title:

ORRICK, HERRINGTON & SUTCLIFFE LLP 1152 15th Street, N.W. Washington, D.C. 20005 Roger Frankel Richard H. Wyron Jonathan Guy Debra L. Felder	FORMAN HOLT ELIADES & RAVIN LLC 80 Route 4 East, Suite 290 Paramus, NJ 07652 Stephen Ravin
Attorneys for R. Scott Williams, as Futures Representative